      As filed with the Securities and Exchange Commission on July 11, 1996

                                                   Registration No. 333 - 01827
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              -------------------

                                Amendment No. 2

                                      to

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------

                          INDEPENDENCE BANCORP, INC.
            (Exact name of registrant as specified in its charter)


      New Jersey                                       22-2483513
- -------------------------------            -----------------------------------
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


                               1100 Lake Street
                           Ramsey, New Jersey 07446
                                (201) 825-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                  Kevin J. Killian, Executive Vice President
                               1100 Lake Street
                           Ramsey, New Jersey 07446
                                (201) 825-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                With copies to:


 Lawrence R. Wiseman, Esquire                          Charles C. Zall, Esquire
 Blank Rome Comisky & McCauley                         Saul Ewing Remick & Saul
  1200 Four Penn Center Plaza                          3800 Centre Square West
     Philadelphia, PA 19103                             Philadelphia, PA 19102

                             --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box: [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

==============================================================================

PROSPECTUS

                          INDEPENDENCE BANCORP, INC.

                       1,523,750 Shares of Common Stock

         This Prospectus covers (i) the issuance of a maximum of 776,875 shares of Common Stock, $1.667 par value (the "Common Stock"), of Independence Bancorp, Inc. (the "Company") reserved for issuance upon conversion of the Company's Series A 9% Cumulative Convertible Preferred Stock ("Series A Preferred Stock") into Common Stock or the issuance of such Common Stock pursuant to the standby arrangements described herein and the reoffering of any Common Stock issued pursuant to such standby arrangements and (ii) the issuance of a maximum of 746,875 shares of Common Stock, reserved for issuance upon exercise of rights (the "Common Stock Purchase Rights") to purchase one share of Common Stock for $9.60 per share (subject to adjustment in certain events) until the earlier to occur of October 30, 1997 or the conversion or redemption of the Series A Preferred Stock to which such Common Stock Purchase Right is attached or, the issuance of such Common Stock pursuant to the standby arrangements described herein and the reoffering of any Common Stock issued pursuant to such standby arrangement. The Common Stock Purchase Rights are not transferable separately from the Series A Preferred Stock.

         The Company has called all of the Series A Preferred Stock for redemption on [ ], 1996 (the "Redemption Date") at a redemption price of $8.30, together with accumulated and unpaid dividends thereon of $[ ] from [ ], 1996 to the Redemption Date, for a total redemption price of $[ ] for each share of Series A Preferred Stock (the "Redemption Price"). No dividends will accrue on the Series A Preferred Stock from and after the Redemption Date. On June 13, 1996 the Company declared a dividend of $.18 per share on the Series A Preferred Stock payable on July 30, 1996 to shareholders of record on June 28, 1996. Prior to the close of business on the Redemption Date, the Series A Preferred Stock may be converted at a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock, and prior to the earlier of the Redemption Date or the date the underlying Series A Preferred Stock is converted, the Common Stock Purchase Right attached thereto may be exercised for $9.60 per share to purchase one share of Common Stock. Holders who convert their Series A Preferred Stock into Common Stock will not be entitled to receive dividends accrued since [ ], 1996. Any Series A Preferred Stock called and not surrendered for conversion by the close of business on the Redemption Date will be redeemed and any Common Stock Purchase Right attached to Series A Preferred Stock which has not been exercised prior to the Redemption Date shall be null and void.

         The Common Stock is traded on the NASDAQ National Market under the symbol IBNJ. The closing sale price of the Common Stock on [ ], 1996, as reported on the NASDAQ National Market, was $[ ] per share.

         Based on the above-stated last sale price of the Common Stock on [ ], 1996, the market value of the Common Stock into which each share of Series A Preferred Stock is convertible is approximately $[ ], or considerably higher than the amount to be received upon redemption. Such value is, of course, subject to change depending on the market price of the Common Stock. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS HIGHER THAN $[ ] PER SHARE, A HOLDER WHO CONVERTS HIS SERIES A PREFERRED STOCK WILL RECEIVE COMMON STOCK WITH A MARKET VALUE GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION OF THE SERIES A PREFERRED STOCK.

                             ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

       THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS
        OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE
           NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION,
            BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND
                       OR ANY OTHER GOVERNMENTAL AGENCY.
                             ---------------------

         The Company has made standby arrangements with Janney Montgomery Scott Inc. (the "Purchaser") pursuant to which the Purchaser has agreed, subject to certain conditions, to purchase from the Company such number of shares of Common Stock which, in the aggregate, would have been issuable (i) upon conversion of Series A Preferred Stock which either have been surrendered for redemption or have not been surrendered for conversion prior to the close of business on the Redemption Date, and (ii) upon exercise of the Common Stock Purchase Rights attached to the Series A Preferred Stock which have not been exercised and which expire on the Redemption Date. The standby arrangement provides for a negotiated per share purchase price based on prevailing market conditions at the time of sale. Pursuant to the standby arrangement, the Company will receive proceeds equal to the number of shares of Common Stock purchased by the Purchaser multipled by the agreed upon purchase price, irrespective of the number of shares sold by the Purchaser or the price at which such shares are sold by the Puchaser. Pursuant to the standby arrangement, the Purchaser will initially offer such shares at the negotiated per share purchase price and the Company will receive the negotiated per share purchase price less an 8% discount. The Purchaser may also acquire Series A Preferred Stock in the open market or otherwise prior to the Redemption Date, and has agreed to convert into Common Stock all shares of Series A Preferred Stock so purchased (and exercise all related Common Stock Purchase Rights) and all Series A Preferred Stock (and exercise all related Common Stock Purchase Rights) it otherwise beneficially owns. The Company will pay the Purchaser a fee of $1.12 per share for each share of Series A Preferred Stock so converted by the Purchaser. The Company has also agreed to pay to the Purchaser in addition to the commission referenced above an advisory fee equal to $75,000 plus their out-of-pocket expenses in connection therewith up to a maximum of $50,000. See "Standby and Other Arrangements" for a further description of the Purchaser's compensation arrangements.


         Prior to or after the Redemption Date, the Purchaser may offer to the public shares of Common Stock, including shares acquired through the purchase and conversion of the Series A Preferred Stock (and the exercise of the related Common Stock Purchase Rights) at prices set from time to time by the Purchaser. Each such price when set will not exceed the greater of the last sale or current asked price of the Common Stock as reported in the NASDAQ National Market plus the amount of any concession to dealers, and an offering price on any calendar day will not be increased more than once during such day. The Purchaser may thus realize profits or losses independent of the compensation referred to under "Standby and Other Arrangements." The Purchaser may also make sales to dealers at prices which represent concessions from the prices at which such shares are then being offered to the public. The amount of such concessions is to be determined from time to time by the Purchaser. Any Common Stock so offered is offered subject to prior sale, when, as and if received by the Purchaser and subject to its right to reject orders in whole or in part.

              INVESTORS ARE URGED TO READ AND CONSIDER CAREFULLY
                THE INFORMATION SET FORTH UNDER "RISK FACTORS."
                        SEE PAGE [ ] OF THE PROSPECTUS

                         Janney Montgomery Scott Inc.

                   The date of this Prospectus is [ ], 1996.

         IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, THE PURCHASER AND ITS AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE EXCHANGE ACT. (SEE "STANDBY AND OTHER ARRANGEMENTS") DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMPANY'S COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7, AND 10b-8 UNDER THE EXCHANGE ACT.


                             AVAILABLE INFORMATION

         As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus omits certain information contained in the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended, of which this Prospectus is a part. For such information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference therein, reference is made to such contract, agreement or other document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549; and at the Commission's New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates. The Common Stock of the Company is listed on the NASDAQ National Market and such reports, proxy statements and other information can also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, DC 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof: the Annual Report on Form 10-K for the year ended December 31, 1995 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to Independence Bancorp, Inc., 1100 Lake Street, Ramsey, New Jersey 07446, Attention: Kevin J. Killian, Executive Vice President; (201) 825-1000.

                               -----------------

                                [ADD MAP HERE]

- ------------------------------------------------------------------------------
                              PROSPECTUS SUMMARY

         The information set forth below is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. References to the "Company" in this Prospectus shall, unless the context otherwise requires, include the Company and the Bank.


                                  The Company

         Independence Bancorp, Inc. ("Bancorp" or the "Company") is a one-bank holding company headquartered in Ramsey, New Jersey. At March 31, 1996, on a consolidated basis, the Company had total assets of approximately $338.3 million, total deposits of approximately $316.8 million, and total stockholders' equity of approximately $19.0 million.

         The Company has one bank subsidiary, Independence Bank of New Jersey ("Independence" or the "Bank"), which is a New Jersey chartered commercial bank subject to regulation by the New Jersey Department of Banking (the "Department") and, because its deposits are federally insured by the Bank Insurance Fund ("BIF"), the Federal Deposit Insurance Corporation ("FDIC"). The Bank currently accounts for substantially all of the total assets and the net income of the Company.

         The Bank is an independent community bank which seeks to provide personal attention and professional financial assistance to its customers. The Bank is a locally managed, owned and oriented financial institution.

         The Bank is a member of the Commerce Network (the "Network") and has the exclusive right to use the "Yes Bank" logo within its primary service area. The Network is a group of five community banks with over 70 branch banking offices throughout New Jersey and Southeastern Pennsylvania that provides certain marketing support and technical support services to its members which allows them to take advantage of the Network's size.

         The Bank engages in a full service commercial and retail banking business from seven offices in Bergen County, New Jersey and one office in Passaic County, New Jersey. These commercial and retail banking services are provided by the Bank primarily to consumers and small to mid-size companies within its primary service area (i.e., Bergen and Passaic Counties, New Jersey). Lending services are focused on commercial real estate, commercial and consumer lending to local borrowers. The Bank's lending and investing activities are funded principally by deposits gathered through its retail branch offices.

         The Bank has focused its strategy for growth primarily on the further development of its community-based retail banking network. The objective of this corporate strategy is to build earnings growth potential for the future as the retail branch office network matures. The Bank's branch concept will use a prototype or standardized branch office building, convenient locations and active marketing, all designed to attract retail deposits. Using this prototype branch concept, the Bank plans to open a number of new branch offices in the next five years.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
         The Bank's retail approach to banking emphasizes a combination of long-term customer relationships, quick responses to customer needs, active marketing, convenient locations, free personal checking with no minimum balance requirements and free business checking for customers maintaining a minimum balance of $1,000 and extended hours of operation (including Saturday and Sunday). The Bank's retail approach to banking has produced low cost deposits and has resulted in a high concentration of demand and savings deposits due to convenience and service rather than rate. As of March 31, 1996, 77.0% of the Bank's total deposits represented demand and savings deposits, while 23.0% represented time deposits. Financial highlights of the Bank include the following:

          o Profitability. The Bank's net income has improved from $1.2 million for the year ended December 31, 1993 to $3.0 million for the year ended December 31, 1995. This performance has resulted in an increase in return on average assets (ROA) from .49% in 1993 to 1.01% in 1995. Return on average common equity
                (ROE) increased from 8.77% for the year ended December 31, 1993 to 18.39% for the year ended December 31, 1995. Net interest margin increased from 5.11% to 5.26% over this same time period. The Bank's net income improved from $549,000 for the three months ended March 31, 1995 to $843,000 for the three months ended March 31, 1996.

          o Asset Quality. The nonperforming assets as a percentage of total assets ratio was .89% at March 31, 1996. The allowance for possible loan losses to nonperforming loans ratio was 179.82% at March 31, 1996 and the net charge-offs to average loan ratios was .02% at March 31, 1996.

          o Deposit, Loan and Asset Growth. The Bank's deposits have grown from $244.7 million at December 31, 1993 to $316.8 million at March 31, 1996. This deposit growth has fueled the Bank's loan growth from $121.6 million at December 31, 1993 to $145.9 million at March 31, 1996. Total assets over that period have increased to $338.3 million from $260.9 million.


         The Company maintains its executive offices at 1100 Lake Street, Ramsey, New Jersey 07446; telephone 201-825-1000.

         A potential investor should be aware of certain considerations that could have an adverse effect on the Company. For a discussion of these issues see "INVESTMENT RISKS."








- -------------------------------------------------------------------------------

                                 The Offering

Common Stock Offered..................................      1,523,750 shares of Common Stock, par value $1.667
                                                            per share, to be used in connection with the call for
                                                            redemption of all of the Company's Series A
                                                            Preferred Stock and the attached Common Stock
                                                            Purchase Rights and the related Standby Purchase
                                                            Agreement.  See "Alternatives Available to Holders
                                                            of Series A Preferred Stock" and "Standby and
                                                            Other Arrangements."

Common Stock Issued After the Offering................      2,844,598 shares.

Estimated Net Proceeds to the Company.................      $6,920,272.   See "Use of Proceeds."(1)

Use of Proceeds.......................................      For general corporate purposes, including the
                                                            funding of the redemption of the Series A Preferred
                                                            Stock not tendered for conversion and providing
                                                            additional equity capital to the Company's bank
                                                            subsidiary for use as working capital and to support
                                                            its growth.

NASDAQ National Market Symbol.........................      IBNJ.

Cash Dividends........................................      Cash dividends are currently paid quarterly on the
                                                            Common Stock at the annual rate of $0.25 per
                                                            share. The Company has recently announced that the annual rate of cash dividends on the Common Stock will increase to $0.30 in the third quarter of 1996 and $0.35 in the fourth quarter of 1996. See
                                                            "DIVIDENDS."

Conversion of Series A Preferred Stock and                  The Company's ESOP, which owns 187,387 shares
exercise of Common Stock Purchase Rights                    of Series A Preferred Stock, has indicated it will
by the Company's ESOP and by the                            sell a sufficient number of shares of Series A Preferred
Company's Directors and Executive Officers............      Stock in the market and/or to the Purchaser at market prices so as to allow the ESOP to have sufficient funds to exercise all Common Stock
                                                            Purchase Rights attached to the shares of Series A Preferred Stock not sold. The ESOP has also indicated it will convert all shares of Series A
                                                            Preferred Stock not sold. Additionally, the directors and executive officers of the Company have indicated their intention to convert a total of 70,544 shares of Series A Preferred stock, which represents all of the shares of Series A Preferred Stock owned by them and exercise a total of 67,844 Common Stock Purchase Rights, which represents substantially all of the Common Stock
                                                            Purchase Rights attached to the shares of Series A Preferred
                                                            Stock.

- --------------
(1) Assumes conversion of all outstanding shares of Series A Preferred Stock, exercise of approximately 85% of the 746,875 Common Stock Purchase Rights at $9.60 and the sale of 109,488 shares of Common Stock to the Purchaser at an estimated price of $12.50 per share (less 8% discount). No assurance can be given as to the price of Common Stock sold to the Purchaser.
     See "Standby and Other Arrangements."

                     ALTERNATIVES AVAILABLE TO HOLDERS OF
                           SERIES A PREFERRED STOCK


         The Company has called for redemption at the close of business on
[     ], 1996 (the "Redemption Date"), all of the Company's outstanding Series
A Preferred Stock. Pursuant to the terms of the Series A Preferred Stock, holders of the Series A Preferred Stock will be entitled to receive upon redemption a total redemption price of $[ ] (the "Redemption Price") for each share of Series A Preferred Stock which equals the redemption price of $8.30 plus accrued dividends of $[ ] from [ ], 1996.

         Payment of the Redemption Price will be made by the Transfer Agent, on and after the Redemption Date, upon receipt of the Series A Preferred Stock so redeemed. On and after the Redemption Date, dividends will cease to accrue and holders of Series A Preferred Stock will not have any rights as such holders other than the right to receive $[ ] per share of Series A Preferred Stock upon surrender for redemption. On June 13, 1996 the Company declared a dividend of $.18 per share on the Series A Preferred Stock payable on July 30, 1996 to shareholders of record on June 28, 1996. As a result of the foregoing call for redemption, the Common Stock Purchase Rights attached to the shares of Series A Preferred Stock will expire on the earlier of the date the Series A Preferred Stock is converted or the Redemption Date, after which time such Common Stock Purchase Rights will be null and void.

         The following alternatives are available with respect to holders of Series A Preferred Stock:

                  (1) Convert the Series A Preferred Stock at a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock. On [ ], 1996, the closing sale price of the Common Stock, as reported on the NASDAQ National Market was $[ ] per share. THE CONVERSION RIGHT EXPIRES AT THE CLOSE OF BUSINESS (5:00 P.M. NEW YORK CITY TIME) ON THE REDEMPTION DATE, [ ], 1996; and/or

                  Based on the above-stated last sale price of the Common Stock on [ ], 1996, the market value of the Common Stock into which each share of Series A Preferred Stock is convertible is approximately $[ ], or considerably higher than the amount to be received upon redemption. Such value is, of course, subject to change depending on the market price of the Common Stock. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS HIGHER THAN $[ ] PER SHARE, A HOLDER WHO CONVERTS HIS SERIES A PREFERRED STOCK WILL RECEIVE COMMON STOCK WITH A MARKET VALUE GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION OF THE SERIES A PREFERRED STOCK.

                  (2) Exercise the Common Stock Purchase Right at an exercise price of $9.60 per share of Common Stock. On [ ], 1996, the closing sale price of the Common Stock, as reported on the NASDAQ National Market was $[ ] per share. THE EXERCISE RIGHT EXPIRES AT THE CLOSE OF BUSINESS (5:00 P.M., NEW YORK CITY TIME) ON THE REDEMPTION DATE, [ ], 1996; or

                  Based on the above-stated sale price of the Common Stock on [ ], 1996, the market value of the Common Stock purchasable upon the exercise of the Common Stock Purchase Right is approximately $[ ], or considerably higher than the amount to be paid upon exercise. Such value is, of course, subject to change depending on the market price of the Common Stock. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS HIGHER THAN $[ ] PER SHARE, A HOLDER WHO EXERCISES HIS COMMON STOCK PURCHASE RIGHTS WILL RECEIVE COMMON STOCK WITH A MARKET VALUE GREATER THAN THE AMOUNT PAID UPON EXERCISE OF THE COMMON STOCK PURCHASE RIGHT.

                  (3) Sell the Series A Preferred Stock (which includes the Common Stock Purchase Rights attached thereto) in the open market. Holders of Series A Preferred Stock should consult with their own advisers regarding if and when they should sell their Series A Preferred Stock and the tax consequences thereof; or

                  (4) Accept the Redemption Price of $[ ] for each share of Series A Preferred Stock called for redemption; and/or

                  (5)  Do not exercise the Common Stock Purchase Right.

         SERIES A PREFERRED STOCK NOT RECEIVED FOR CONVERSION PRIOR TO THE CLOSE OF BUSINESS ON [ ], 1996 WILL BE REDEEMED AS SET FORTH ABOVE. A HOLDER OF SERIES A PREFERRED STOCK MAY BOTH CONVERT THE SHARES OF SERIES A PREFERRED STOCK AND EXERCISE THE COMMON STOCK PURCHASE RIGHT RELATED THERETO.

         COMMON STOCK PURCHASE RIGHTS NOT EXERCISED PRIOR TO THE CONVERSION OR REDEMPTION OF THE SERIES A PREFERRED STOCK TO WHICH THEY ARE ATTACHED WILL BE NULL AND VOID.

         Anyone with questions or needing assistance concerning the various options available with respect to the Series A Preferred Stock called for redemption should call (201) 825-1000 and ask to speak to Kevin J. Killian, Executive Vice President, or call the Transfer Agent, The First National Bank of Boston, at (617) 575-3170 and ask to speak to the Investor Relations Unit about the various options.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


         The following selected consolidated financial information of the Company for each of the years in the five years ended December 31, 1995 and for each of the three months ended March 31, 1996 and 1995 has been derived from the Company's consolidated financial statements. Such selected consolidated financial information should be read in conjunction with the Company's consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                   Year Ended December 31,
                                          -------------------------------------------------------------------------
                                              1995            1994           1993           1992          1991
                                          -------------   ------------   ------------   ------------  -------------
                                                      (in thousands, except per share data and ratios)
Income Statement Data:
   Interest income....................         $ 20,711       $ 17,073       $ 16,471       $ 17,238      $ 19,139
   Interest expense...................            6,122          4,610          4,764          6,554        10,252
                                          -------------   ------------   ------------   ------------  -------------
   Net interest income................           14,589         12,463         11,707         10,684         8,887
   Provision for possible loan losses.              559          1,014          2,635          2,697        10,162
                                          -------------   ------------   ------------   ------------  -------------
   Net interest income (loss) after
     provision for possible loan losses          14,030         11,449         9,072          7,987         (1,275)
   Non-interest income................            2,131          2,057          3,333          2,606         3,988
   Non-interest expense...............           11,800         11,000         10,912         9,590          8,652
                                          -------------   ------------   ------------   ------------  -------------
   Income (loss) before income taxes..            4,361         2,506          1,493          1,003         (5,939)
   Income tax provision (benefit).....            1,311           823            284           --           (1,875)
                                          -------------   ------------   ------------   ------------  -------------
   Net income (loss)..................          $ 3,050        $1,683         $1,209         $1,003       $ (4,064)
                                          =============   ============   ============   ============  =============
Common Share Data:
   Net income (loss) (primary)........         $  1.79        $   .95        $   .50        $   .68      $   (3.14)
   Net income (loss) (fully diluted)..            1.43            .87            .50            .68          (3.14)
   Cash dividends declared............            .075             --             --             --            .15
   Book value (year/period end) (fully            8.72           7.97           7.17           6.68           6.65
   diluted)...........................
   Average common shares outstanding:
     Fully diluted....................      2,127,188       1,933,570      1,305,668      1,305,668      1,294,381
   Common shares outstanding
     (at end of year/period)..........      1,312,748       1,308,328      1,305,668      1,305,668      1,305,668
Balance Sheet Data (at year/period end):
   Total assets.......................       $325,187        $283,251       $260,935       $247,161       $236,870
   Total loans, net...................        139,800         127,828        121,652        129,346        117,735
   Securities.........................        136,663         115,869         91,203         66,955         55,348
   Total deposits.....................        304,346         265,432        244,683        231,596        227,190
   Stockholders' equity...............         18,627          15,412         14,169         13,458          8,606




                                                     March 31,
                                            ----------------------------
                                                1996           1995
                                            ------------   -------------

Income Statement Data:
   Interest income....................           $ 5,446        $ 4,894
   Interest expense...................             1,586          1,372
                                            ------------   -------------
   Net interest income................             3,860          3,522
   Provision for possible loan losses.               120            180
                                            ------------   -------------
   Net interest income (loss) after
     provision for possible loan losses            3,740          3,342
   Non-interest income................               790            498
   Non-interest expense...............             3,255          3,019
                                            ------------   -------------
   Income (loss) before income taxes..             1,275            821
   Income tax provision (benefit).....               432            272
                                            ------------   -------------
   Net income (loss)..................          $    843       $    549
                                            ============   =============
Common Share Data:
   Net income (loss) (primary)........         $     .47       $     .31
   Net income (loss) (fully diluted)..               .39             .26
   Cash dividends declared............             .0625              --
   Book value (year/period end) (fully              8.69            7.52
   diluted)...........................
   Average common shares outstanding:
     Fully diluted....................         2,187,796      2,112,224
   Common shares outstanding
     (at end of year/period)..........         1,315,329      1,308,328
Balance Sheet Data (at year/period end):
   Total assets.......................           338,389        301,733
   Total loans, net...................           145,987        131,920
   Securities.........................           138,301        119,342
   Total deposits.....................           316,877        283,146
   Stockholders' equity...............            19,005         15,893



                                                                   Year Ended December 31,
                                          -------------------------------------------------------------------------
                                              1995            1994           1993           1992          1991
                                          -------------   ------------   ------------   ------------  -------------
                                                      (in thousands, except per share data and ratios)
Operating Ratios:
   Return on average assets...........           1.01%            .63%           .49%           .43%         (1.75)%
   Return on average common equity....          18.39           11.37           8.77          10.33         (41.54)
   Net interest margin................           5.26            5.06           5.11           5.00           4.31
   Dividend payout....................           4.19            --             --             --             --
Asset Quality Ratios:
   Allowance for possible loan losses
     to total loans...................           1.89%           2.02%          2.01%          2.56%          2.63%
   Allowance for possible loan losses to
     non-performing loans.............         156.72           77.04          44.56          32.19          24.32
   Non-performing loans to total loans           1.21            2.62           4.51           5.92           9.97
   Non-performing assets as a percentage
     of total assets..................           0.93            1.64           2.72           4.41           5.81
   Net charge-offs to average loans..            0.36            0.70           2.71           1.93           7.90
Capital Ratios:
   Average equity to average assets...           5.52%           5.50%          5.55%          4.13%          4.21%
   Leverage capital...................           5.76            5.46           5.31           5.28           3.63
   Tier I capital to risk-adjusted assets       10.70           10.23           9.27           8.24           6.08
   Total capital to risk-adjusted assets        11.95           11.71          10.97          10.02           7.59










                                                     March 31,
                                            ----------------------------
                                                1996           1995
                                            ------------   -------------

Operating Ratios:
   Return on average assets...........              1.03%            .78%
   Return on average common equity....             18.15           13.99
   Net interest margin................              5.20            5.38
   Dividend payout....................             13.30            --
Asset Quality Ratios:
   Allowance for possible loan losses
     to total loans...................              1.89%           2.09%
   Allowance for possible loan losses to
     non-performing loans.............            179.82           90.46
   Non-performing loans to total loans              1.05            2.31
   Non-performing assets as a percentage
     of total assets..................               .89            1.34
   Net charge-offs to average loans..                .02            (.04)
Capital Ratios:
   Average equity to average assets...              5.62            5.27
   Leverage capital...................              5.77            5.43
   Tier I capital to risk-adjusted assets          10.49           10.16
   Total capital to risk-adjusted assets           11.62           11.56





                                 RISK FACTORS


         Investors are urged to read and consider carefully the information set forth below as well as the other information set forth in this Prospectus.

Market for Common Stock

         The Common Stock trades on the NASDAQ National Market under the symbol "IBNJ", however there has been only limited trading in the Common Stock. It is not expected that an active market for the Common Stock will develop in the foreseeable future. See "Price Range of Common Stock." Stock subject to limited trading may be subject to greater price volatility. Investors in the shares of Common Stock must, therefore, be prepared to assume the risk of their investment for an indefinite period of time.

Cash Dividends

         The Company's Board of Directors resumed payment of cash dividends on the Common Stock in the second quarter of 1995. The payment of dividends, among other things, will depend upon the earnings, capital requirements, and financial condition of the Bank. Accordingly, investors cannot rely on any cash dividends to recover the cost of their investment. See "Dividends".

Stock Not an Insured Deposit

         Investments in the Common Stock are not deposits insured against loss by the FDIC or any other entity.

Economic Conditions and Related Uncertainties

         Banking is affected, directly and indirectly, by local, domestic, and international economic and political conditions, and by government monetary and fiscal policies Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond the Company's control, may adversely affect the potential profitability of the Bank. Any future rise in interest rates, while increasing the income yield on the Bank's earning assets, may adversely affect loan demand and the cost of funds and, consequently, the profitability of the Bank. Any future decreases in interest rates may adversely affect the Bank's profitability because such decreases may reduce the amounts which the Bank may earn on its assets. Economic downturns could result in the delinquency of outstanding loans. Management does not expect any one particular factor to affect the Bank's results of operations. However, a continued downtrend in several areas, including real estate, construction and consumer spending, could have an adverse impact on the Bank's profitability.

Community Reinvestment Act Rating

         The Bank recently received a "satisfactory" rating from the Federal Deposit Insurance Corporation ("FDIC") under the Community Reinvestment Act ("CRA"). However during 1994 and 1995 the Bank received a "needs to improve" rating from the FDIC under the CRA. An institution's CRA rating is considered by regulators in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Performance less than satisfactory may be the basis for denying an application. A "needs to improve" rating could have an effect upon the ability of the Bank to expand in the future.The Bank's current plans call for the opening of a number of new branch offices in the next five years.The Bank has taken steps to maintain its "satisfactory" rating under the CRA. See "Supervision and Regulation."

Effect of Interest Rates on the Bank and the Company

         The operations of financial institutions such as the Bank are dependent to a large degree on net interest income which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. An institution's net interest income is significantly affected by market rates of interest which in turn are affected by prevailing economic conditions, by the fiscal and monetary policies of the federal government and by the policies of various regulatory agencies. At March 31, 1996 total interest earning assets maturing or repricing within one year were less than total interest bearing liabilities maturing or repricing during the same time period by $81.37 million, representing a negative cumulative one year gap of 24.05%. Like all financial institutions, the Bank's balance sheet is affected by fluctuations in interest rates. While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap table. Money- market deposits, for example, which have no contractual maturity, are assigned a repricing interval of 90 days. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, the gap table represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. Volatility in interest rates can also result in disintermediation, which is the flow of funds away from financial institutions into direct investments, such as US Government and corporate securities and other investment vehicles, including mutual funds, which, because of the absence of federal insurance premiums and reserve requirements, generally pay higher rates of return than financial institutions. The Company does not feel that changes in interest rates would have a material impact on operations. At March 31, 1996, the net unrealized loss on the Bank's held to maturity securities portfolio was $1.4 million. See "Management's Discussion of Financial Condition and Results of Operations."

Allowance for Possible Loan Losses

         The Bank has established an allowance for possible loan losses which management believes to be adequate to offset potential losses currently inherent in the Bank's existing loans. However, there is no precise method of predicting loan losses. There can be no assurance that any future declines in real estate market conditions, general economic conditions or changes in regulatory policies will not require the Bank to increase its allowance for possible loan losses.

Competition

         Vigorous competition exists in all major areas in which the Company and the Bank presently engage in business. The Company and the Bank face competition from various financial and non-financial businesses. In addition, the Bank faces intense competition in local and national markets from other banking and financial institutions. Many of these competitors have substantially greater resources and capital than do the Company and the Bank. In addition, many of the Bank's competitors have higher legal lending limits than does the Bank. Particularly intense competition exists for sources of funds including savings and retail time deposits and for loans, deposits and other services that the Bank offers. See "Business."

Principal Stockholders

         After the Redemption of the Series A Preferred Stock, the ESOP and the directors and officers of the Bank will beneficially own approximately 23.1% of the outstanding Common Stock. See "Principal Stockholders."

Accounting Standards

         The operations of the Company are affected by accounting standards issued by the Financial Accounting Standards Board ("FASB") which the Company is required to adopt. The adoption of such standards can have the effect of reducing the Company's earnings and capital. Information on current FASB standards that affect the Bank can be found in the Notes to Financial Statements contained in this Prospectus.

Limitation of Officers' and Directors' Liabilities under New Jersey Law

         Pursuant to the Company's Certificate of Incorporation, as authorized under applicable New Jersey law, directors of the Company are not liable for monetary damages for breach of fiduciary duty, except in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve a knowing violation of law, for dividend payments or stock repurchases illegal under New Jersey law or for any transaction in which a director has derived an improper personal benefit. The Company's Bylaws provide that the Company must indemnify its officers and directors to the fullest extent permitted by law for all expenses incurred in settlement of actions against such persons in connection with their service to the Company.

Federal and State Regulation

         The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities. In particular, the monetary policies of the FRB have had a significant effect on the operating results of banks in the past, and are expected to continue to do so in the future. Among the instruments of monetary policy used by the FRB to implement its objectives are changes in the discount rate charged on bank borrowings and changes in the reserve requirements on bank deposits. It is not possible to predict what changes, if any, will be made to existing federal and state legislation or the effect that such changes may have on the future business and earnings prospects of the Company. During the past several years, significant legislative attention has been focused on the regulation and deregulation of the financial services industry. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, have been permitted to engage in activities which compete directly with traditional bank business. As a New Jersey chartered commercial bank which is not a member of the Federal Reserve System, the Bank is subject to the regulation, supervision, control and examination by the FDIC and the New Jersey Department of Banking. See "Government Supervision and Regulation."


                                USE OF PROCEEDS

         The maximum amount required to redeem all shares of Series A Preferred Stock called for redemption is $[ ]. The net proceeds to the Company from the sale of the Common Stock to the Purchaser pursuant to the agreement described herein under "Standby and Other Arrangements" are estimated to be approximately $6,920,272 (assuming conversion of all of the Series A Preferred Stock, the exercise of approximately 85% of the 746,875 Common Stock Purchase Rights at $9.60 and the sale of 109,488 shares of Common Stock to the Purchaser at an estimated price of $12.50 per share (less 8% discount)). See "Standby and Other Arrangements." The Company intends to use the net proceeds for general corporate purposes including the funding of the redemption of the Series A Preferred Stock not tendered for conversion and providing additional equity capital to the Company's bank subsidiary for use as working capital and to support its growth. No specific proceeds from this Offering are being designated to open new branch offices over the next five years. Although the Company intends to use its general corporate funds to open such branches, it is possible that a portion of the net proceeds from this Offering will be used to open new branch offices over the next five years. Pending such uses, the net proceeds are anticipated to be invested in short-term interest-bearing investments.


                                CAPITALIZATION

         The following table sets forth the unaudited consolidated capitalization of the Company (i) as of March 31, 1996 and (ii) as of March 31, 1996, as adjusted to give effect to the conversion or redemption of the Series A Preferred Stock and the sale of the Common Stock to the Purchaser pursuant to the agreement described herein under "Standby and Other Arrangements."

                                                                                               March 31, 1996
                                                                              ------------------------------------------------
                                                                                     Actual                  As Adjusted(2)
                                                                              --------------------      ----------------------
                                                                                               (in thousands)
Stockholders' equity:
     Preferred Stock, no par value, 1,000,000 shares authorized
         Series A 9% Cumulative Convertible Preferred Stock, stated
         value $1.00; authorized 776,875 shares and 776,875 shares
         issued and outstanding (liquidating preference:
         $8.00 per share totaling $6,215,000).........................                 $    777              $     0
     Series B Non-Convertible Preferred Stock, stated value
         $1.00; authorized  217,500 shares and no shares issued
      and outstanding (no liquidation preference)(1)..................                        --                --
         Common Stock, par value $1.667 per share;
         authorized 5,000,000 shares and 1,312,748
         shares outstanding..........................................                     2,193                4,733
     Additional Paid-In Capital......................................                    12,946               18,103
     Retained earnings...............................................                     4,206                4,206
     Net unrealized holding gain on securities
         available for sale, net of income taxes.....................                        17                   17
     Unearned ESOP Preferred Stock...................................                    (1,134)              (1,134)
                                                                              --------------------    -----------------
         Total stockholders' equity..................................                   $19,005              $25,925
                                                                              ====================    =================
Capital Ratios:
     Leverage capital................................................                      5.77%                7.88%
     Tier 1 capital to risk adjusted assets..........................                     10.49                14.34%
     Total capital to risk adjusted assets...........................                     11.62                15.73%


- -------------
(1) Commerce Bancorp, Inc. owns 30,000 shares of Series A Preferred Stock and 187,500 Stock Purchase Warrants ("Warrants") which expire on October 31, 1997 and prior thereto are exercisable at $9.60 per share (subject to adjustment under certain circumstances). The Common Stock Purchase Rights attached to the Series A Preferred Stock owned by Commerce and the Warrants are exercisable only into shares of the Series B Preferred Stock. See "DESCRIPTION OF SECURITIES - Series B NonConvertible Preferred Stock."

(2) Assumes conversion of all outstanding shares of Series A Preferred Stock, the exercise of approximately 85% of the 746,875 Common Stock Purchase Rights at $9.60, the sale of 109,488 shares of Common Stock to the Purchaser as an estimated price of $12.50 per share (less 8% discount).

                          PRICE RANGE OF COMMON STOCK


         The Common Stock of the Company is listed for quotation on the NASDAQ National Market under the symbol IBNJ. Trading in the Common Stock has been limited. The following table sets forth the range of the high and low sales prices for the Common Stock for the first and second quarters of 1996, for each quarter in 1995 and the fourth quarter of 1994 and the range of high and low bid prices for the Common Stock for the first three quarters of 1994. The high and low bid prices reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and do not necessarily represent actual transactions.

                                                                                                              Dividends
     Year                      Quarter                            High                  Low                     Paid
- ------------------------------------------------------------------------------------------------------------------------------

     1996       Second...............................               $13.50                $11.50                  $0.0625 (1)
                First................................                14.75                 12.75                  $0.0625

     1995       Fourth...............................                14.50                 12.50                 $ 0.025
                Third................................                14.25                 12.25                 $ 0.025
                Second...............................                13.25                  9.50                 $ 0.025
                First................................                10.50                  8.50                   --

     1994       Fourth...............................                10.50                  8.75                   --
                Third................................                 8.25                  8.00                   --
                Second...............................                 8.25                  7.50                   --
                First................................                 8.25                  7.25                   --


- -------------

         (1) Declared April 25, 1996; paid on June 15, 1996 to stockholders of record as of May 15, 1996.


         On [ ], 1996, the last reported sale price of the Common Stock, as reported on the NASDAQ National Market, was $[ ] per share.

         As of March 31, 1996, there were 1,315,329 shares of the Company's Common Stock outstanding and approximately 610 holders of record of such stock.


                                   DIVIDENDS

         The Company paid cash dividends on its Common Stock of $0.075 per share in 1995. Prior thereto, the Company had not paid cash dividends on its Common Stock since 1991. The Company paid a cash dividend of $0.0625 per share on its Common Stock in the first and second quarters of 1996.

         The Company currently intends to pay cash dividends on its Common Stock on a quarterly basis in the foreseeable future. The Company has recently announced that the annual rate of cash dividends on the Common Stock will increase to $0.30 in the third quarter of 1996 and $0.35 in the fourth quarter of 1996. However, because the ability to pay cash dividends depends upon a number of factors including those stated below, there can be no assurance that cash dividends will be paid in the future. Future cash or stock dividends will be subject to determination and declaration by the Board of Directors, which will consider the earnings, financial condition and capital needs of the Company and the Bank and the restrictions discussed herein.

         Subject to such preferences, limitations and relative rights as may be fixed for any series of preferred stock that may be issued, the holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Under the New Jersey Business Corporation Act, the Company may not pay cash dividends if, after giving effect thereto, either (i) the Company would be unable to pay its debts as they become due in the usual course of its business; or (ii) the Company's total assets would be less than its total liabilities.

         Funds for the payment of cash dividends by the Company on its Common Stock and preferred stock are obtained solely from dividends paid to the Company by the Bank. Accordingly, restrictions on the Bank's ability to pay cash dividends directly affect the payment of cash dividends by the Company. The Bank is subject to certain limitations on the amount of cash dividends that it may pay by the New Jersey Banking Act of 1948, as amended (the "Banking Act"). Under the Banking Act, no dividends may be paid by the Bank unless, following the payment of the dividend, the capital stock of the Bank is unimpaired and either
(i) the Bank will have a surplus of not less than 50% of its capital stock, or
(ii) the payment of the dividend will not reduce the surplus of the Bank.

         Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, consists of an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice.

         The FRB has requested that it be notified by the Company at least 30 days prior to the Company's declaration of dividends with respect to common shares now or in the future outstanding. Such notice is required to include an analysis of the impact of payment of any common dividends on the Company's capital position and loan loss reserve needs. It is possible that upon review of the Company's analysis the Federal Reserve Board may limit or prohibit the payment by the Company of cash dividends with respect to the Common Stock. However, management believes that the Federal Reserve Board is not likely to take any action to limit the payment of cash dividends on the Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW

This financial review presents management's discussion and analysis of results of operations and financial condition. It should be read in conjunction with the audited consolidated financial statements and the accompanying notes appearing in this report.

OVERVIEW

Independence Bancorp's (the "Company") performance for 1995 was highlighted by continued progress in earnings growth, record levels in deposits, loans and assets and improved asset quality. This was the fourth consecutive year of improved earnings and net income exceeded the previous high achieved in 1989. For the first time in four years a common stock cash dividend was paid.

Net income for 1995 was $3.1 million, an increase of 81.2% compared to the $1.7 million recorded in 1994. The results for 1994 rose 39.2% over the $1.2 million recorded in 1993. Fully diluted earnings per common share were $1.43 for 1995 as compared to $.87 for 1994, and $.50 for 1993. Earnings were enhanced by the loan and securities growth experienced during the year. Return on average assets ("ROA") was 1.01% in 1995 as compared to .63% in 1994 and .49% in 1993, while the return on average equity ("ROE") was 18.39% in 1995, which compared to 11.37% in 1994 and 8.77% in 1993.

Continued progress in asset quality was reflected by the decline in non-performing assets. During 1995, non-performing loans, including impaired loans, and other real estate ("ORE") declined 34.9%, or $1.6 million, to $3.0 million, or .93% of total assets. The comparable figures for December 31, 1994 and 1993 were $4.6 million, or 1.64% and $7.1 million, or 2.72%, respectively.

Consolidated assets at year end 1995 amounted to $325.2 million, representing an increase of 14.8% over 1994. Loans, net of unearned fees, amounted to $142.5 million, or 43.8% of total assets, at December 31, 1995 as compared to $130.5 million, or 46.1% of total assets, at year end 1994. Total securities, including securities available for sale, increased to $136.7 million and accounted for 42.0% of total assets as compared to 40.9% last year. Time deposits increased by $13.7 million, or 25.6%, to $67.2 million at year end. Demand deposits, both non-interest and interest bearing, and savings deposits grew by $25.2 million, or 11.9%, over 1994 to $237.1 million.

At December 31, 1995, the Company's Tier I capital was 10.70% and Total capital was 11.95% as compared to 10.23% and 11.71%, respectively, at December 31, 1994. The leverage ratio at year end 1995 was 5.76%, as compared to 5.46% for the prior year. At December 31, 1995, Independence Bank of New Jersey's (the "Bank") Tier I, Total capital and leverage capital ratios were 11.29%, 12.54% and 6.10%, respectively.

RESULTS OF OPERATION

SUMMARY

Net income before preferred dividends for the year ended December 31, 1995 was $3.1 million, or $1.43 fully diluted per common share compared to $1.7 million, or $.87 fully diluted per common share, in 1994 and $1.2 million, or $.50 per fully diluted common share in 1993. Earnings performance for 1995 reflected gains in net interest income, an increase in non-interest income and a decrease in the provision for possible loan losses. These positive factors were partially offset by an increase in non-interest expense. For the year ended December 31, 1995, net interest income rose $2.1 million, or 16.8%, over the prior year as a result of growth in earning assets, particularly securities, as well as increased non-interest bearing demand deposits. The provision for possible loan losses decreased $455 thousand as a result of the declining level of non-performing loans. Non-interest expenses increased $800 thousand reflecting increases in salaries and benefits, advertising, and stationary and supplies expense.

Net interest income in 1994 rose 6.5% over the prior year as a result of an increase in non-interest bearing demand deposits and the favorable impact of lower non-performing loans on earning assets. The loan loss provision decreased $1.6 million as a result of the declining levels of non-performing loans. These factors were partially offset by the $1.3 million decrease in non-interest income and the $539 thousand increase in the provision for income taxes.

NET INTEREST INCOME

Tax equivalent net interest income increased $2.2 million in 1995 or 17.6%, compared to increases of 6.8% in 1994 and 9.3% in 1993. The net interest margin was 5.26% in 1995 versus 5.06% in 1994 and 5.11% in 1993. The increase in 1995 was primarily due to the increase in earning assets and slightly wider interest rate spreads, coupled with a 22.8% increase in non-interest bearing liabilities. The table on pages 7 and 8 provides the components of average assets and liabilities together with their respective yields. The table on page 6 provides a reconciliation of the changes in net interest income attributable to variations in balances and yields.

Average earning assets increased $31.8 million in 1995 compared to an increase of $17.8 million in 1994. Average earning assets comprise 92.1% of total assets, compared to 92.2% in 1994 and 92.4% in 1993.

Average loans increased $11.2 million or 8.9% in 1995 compared to a decrease of 4.2% in 1994. Loans grew throughout 1995, and showed a marked increase in the fourth quarter. At year end, loans outstanding had grown 9.2% overall from year end 1994 levels. The Company's securities portfolio (securities held to maturity and securities available for sale) increased on average $16.3 million or 14.9% in 1995 compared to an increase of 32.5% in 1994.

Average interest bearing liabilities increased $19.9 million or 10.2% in 1995, compared to an increase of 6.0% in 1994 and 1.2% in 1993. The ratio of average non-interest bearing deposits to interest bearing liabilities was 32.0% for 1995, compared to 28.7% for 1994 and 25.6% for 1993. The increase in non-interest bearing deposits comes from the Company's expanded customer base and its ability to attract and retain these type of deposits.

The Company's net interest rate spread increased 4 basis points during 1995 to 4.61%, following a decrease of 4 basis points in 1994 to 4.57% and an increase of 21 basis points in 1993 to 4.61%. Yields on earning assets increased 53 basis points during 1995 to 7.45% compared to a decrease of 27 basis points in 1994 to 6.92% and 86 basis points in 1993 to 7.19%.

The rates paid on interest bearing liabilities increased 49 basis points during 1995 to 2.84% compared to a decrease of 23 basis points in 1994 to 2.35% and a decrease of 100 basis points in 1993 to 2.58%. In 1995, the Company continued to benefit from the ratio of non-interest demand and low cost deposits to total earning assets, without significantly increasing deposit rates.

In 1994, the net interest margin benefited from a substantial increase in the ratio of non-interest demand and low cost deposits to total earning assets, reducing overall funding costs during the year. However, earning asset growth was primarily in securities- from 40% of earning assets in 1993 to 47% in 1994-which reduced the yield on earning assets in 1994.




                                                             1995 vs. 1994                          1994 vs. 1993
                                                          Increase (Decrease)                     Increase (Decrease)
                                                         Due to Changes in (1):                  Due to Changes in (1):
                                                   --------------------------------      -------------------------------------
              (In thousands)                       Volume        Rate         Total       Volume           Rate       Total
- ------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in:
    Interest income
        Securities:
            Taxable.......................            $ 815        $ 293       $1,108      $1,518        $ (598)      $ 920
            Tax-exempt....................              120           (7)         113          --             2           2
        Federal funds sold................              281          184          465        (105)          152          47
        Loans:
            Commercial....................             (156)         523          367        (707)           42        (665)
            Real estate...................              995           70        1,065         340           (47)        293
            Installment...................              160          363          523        (141)          172          31
            Tax-exempt....................               (6)           3           (3)         40           (17)         23
- ------------------------------------------------------------------------------------------------------------------------------
Total interest income.....................            2,155        1,520        3,675         852          (237)        615
- ------------------------------------------------------------------------------------------------------------------------------
    Interest expense
        Deposits:
            NOW accounts..................               70           58          128         207          (226)        (19)
            Money-market..................               86           75          161         (80)          (10)        (90)
            Savings deposits..............              (46)         (21)         (67)        347          (306)         41
            Time deposits.................              536          762        1,298        (207)           (2)       (209)
            Long-term debt - ESOP Loan....              (10)           2           (8)        123            --         123
- ------------------------------------------------------------------------------------------------------------------------------
Total interest expense....................              636          876        1,512         390          (544)       (154)
- ------------------------------------------------------------------------------------------------------------------------------
Net increase..............................           $1,519        $ 644       $2,163       $ 462         $ 307        $769
- ------------------------------------------------------------------------------------------------------------------------------


- --------------

(1) Changes due to both volume and rate have been allocated to volume or rate changes in proportion to the absolute dollar amounts of the change of each.

- ------------------------------------------------------------------------------
AVERAGE STATEMENTS OF CONDITION WITH
RESULTANT INTEREST AND AVERAGE RATES
- ------------------------------------------------------------------------------

            The following table reflects the components of the Company's net interest income, setting forth, for the year ends presented herein, (1) average assets, liabilities and stockholders' equity, (2) interest income earned on interest earning assets and interest expense paid on interest bearing liabilities, (3) average yields earned on interest earning assets and average rates paid on interest bearing liabilities, and (4) the Company's net yield on interest earning assets (i.e., net interest income divided by average interest earning assets). Rates are computed on a tax-equivalent basis.

                                                                                1995
                                                       ---------------------------------------------------------
                                                           Average                             Average
(In thousands)                                             Balance           Interest           Yield
- ----------------------------------------------------------------------------------------------------------------
Assets:
Interest earning assets:
    Securities:
        Taxable.................................           $123,719           $ 7,120              5.76%
        Tax-exempt..............................              2,087               126              6.12
    Deposits with banks.........................              4,230               245              5.79
    Federal funds sold..........................             12,757               755              5.84
    Loans:(1)
        Commercial..............................             28,085             2,672              9.51
        Real estate.............................             73,813             6,437              8.72
        Installment.............................             33,484             3,318              9.91
        Tax-exempt..............................                949               122             12.86
- -----------------------------------------------------------------------------------------------------------
Total interest earning assets...................            279,124            20,795              7.45
- -----------------------------------------------------------------------------------------------------------
Non-interest earning assets:
    Cash and due from banks.....................             17,128
    Other assets................................              9,758
Allowance for possible loans losses.............             (2,796)
- -----------------------------------------------------------------------------------------------------------
Total assets....................................           $303,214
- -----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
    NOW accounts................................           $ 48,525             $ 823              1.70
    Money-market................................             40,222               940              2.34
    Savings deposits............................             65,076             1,384              2.13
    Time deposits...............................             60,844             2,860              4.70
    Long-term debt - ESOP Loan..................              1,246               115              9.23
- -----------------------------------------------------------------------------------------------------------
Total interest bearing liabilities..............            215,913             6,122              2.84
- -----------------------------------------------------------------------------------------------------------
Non-interest bearing liabilities:
    Demand deposits.............................             69,070
    Other liabilities...........................              1,646
Stockholders' equity............................             16,585
- -----------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity......           $303,214
- -----------------------------------------------------------------------------------------------------------
Net interest income................................................          $ 14,673
- -----------------------------------------------------------------------------------------------------------
Net interest spread................................................                                4.61%
- -----------------------------------------------------------------------------------------------------------
Total cost of funds................................................                                2.19%
- -----------------------------------------------------------------------------------------------------------
Net interest margin................................................                                5.26%
- -----------------------------------------------------------------------------------------------------------

- -----------
(1) Non-accrual loans are included in the daily average loan amounts outstanding. Fees are included in loan interest. Loans and total interest earnings assets are net of unearned income.






                      1994                                                       1993
- -------------------------------------------------------     ----------------------------------------------------
    Average                                  Average              Average                             Average
    Balance                Interest            Yield              Balance           Interest           Yield
- ------------------    ----------------    ---------------   ------------------ ------------------ ----------------



        $109,341           $ 6,012              5.50%             $ 82,533            $ 5,092           6.17%
             133                13              9.91                   100                 11          10.61
           5,464               208              3.81                 8,164                244           2.99
           7,298               290              3.92                 8,174                243           2.93

          30,021             2,305              7.68                38,012              2,970           7.81
          62,377             5,372              8.61                58,473              5,079           8.69
          31,733             2,795              8.81                33,384              2,764           8.28
             998               125             12.54                   746                102          13.68
- ----------------------------------------------------------------------------------------------------------------
         247,365            17,120              6.92               229,586             16,505           7.19
- ----------------------------------------------------------------------------------------------------------------

          14,231                                                    12,475
           9,283                                                     9,425
          (2,588)                                                   (3,029)
- ----------------------------------------------------------------------------------------------------------------
        $268,291                                                  $248,457
- ----------------------------------------------------------------------------------------------------------------


        $ 44,184             $ 695              1.57%             $ 38,302              $ 714           1.87%
          36,359               779              2.14                37,018                869           2.35
          67,083             1,451              2.16                57,950              1,410           2.43
          47,067             1,562              3.32                51,733              1,771           3.42
           1,355               123              9.08                    --                 --           --
- ----------------------------------------------------------------------------------------------------------------
         196,048             4,610              2.35               185,003              4,764           2.58
- ----------------------------------------------------------------------------------------------------------------

          56,231                                                    47,295
           1,212                                                     2,391
          14,800                                                    13,768
- ----------------------------------------------------------------------------------------------------------------
        $269,291                                                  $248,457
- ----------------------------------------------------------------------------------------------------------------
                          $ 12,510                                                   $ 11,741
- ----------------------------------------------------------------------------------------------------------------
                                                4.57%                                                   4.61%
- ----------------------------------------------------------------------------------------------------------------
                                                1.86%                                                   2.08%
- ----------------------------------------------------------------------------------------------------------------
                                                5.06%                                                   5.11%


PROVISION FOR POSSIBLE LOAN LOSSES

The Company maintains an allowance for possible loan losses at a level considered by management to be adequate to cover the inherent risk of loss associated with its loan portfolio. The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. Management reviews the loan portfolio and evaluates credit risk on a quarterly basis. Such review takes into consideration the financial condition of the borrowers, fair market value of the collateral, level of delinquency, historical loss experience by portfolio, industry trends and the impact of local and national economic conditions. If there are any significant changes to the Company's estimate of the adequacy of the allowance, they are reflected in operations during the period in which they become known. For a future discussion see "Asset Quality and Risk Elements."

The provision for possible loan losses was $559 thousand for 1995 as compared to $1.0 million for 1994 and $2.6 million for 1993. This reduction was due principally to the decline in non-performing loans arising primarily from improved economic conditions and real estate values in the Company's market area.

NON-INTEREST INCOME

Various types of non-interest income, such as service charges on deposit accounts and other service charges, commissions and fees are generated through the Company's core business operations. Total non-interest income amounted to $2.1 million in 1995 which approximates 1994. Total non-interest income in 1994, including securities gains, decreased $1.2 million, or 36.4%, from 1993. The decrease in non-interest income in 1994 reflects the adoption of the Free Personal Checking Program that was instituted during early 1994.

The following table presents the components of non-interest income for the years ended December 31, 1995, 1994, and 1993.



                                      For the Year Ended              Percent
                                         December 31            Increase (Decrease)
- -----------------------------------------------------------------------------------------
 (In thousands)                   1995     1994     1993    1995 vs 1994    1994 vs 1993
- -----------------------------------------------------------------------------------------
 Non-interest income
   Service charges on deposit
     Accounts ................  $1,299   $1,154   $1,409       12.6 %         (18.1)%
   Securities gains ..........      --       --      472         *               *
   Gain on sale of loans .....      25        3      603      733.3           (99.5)
   Safe deposit rental income      103      107      114       (3.7)           (6.1)
   Other commissions and fees      213      207      194        2.9             6.7
   Other .....................     491      586      541      (16.2)            8.3
- -----------------------------------------------------------------------------------------
                                $2,131   $2,057   $3,333        3.6 %         (38.3)%
=========================================================================================

 * Percentage change not revelant.

Service charges on deposit accounts increased $145 thousand, or 12.6% to $1.3 million in 1995. This growth was primarily attributable to the growth in deposits experienced during 1995. Service charges on deposit accounts represents 61.0%, 56.1% and 49.2% of total non-interest income, not including securities gains, for the three years ended December 31, 1995.

Other income totaled $832 thousand in 1995 as compared with $903 thousand for 1994. The decrease in 1995 in other income is attributable to the gains on sale of ORE that occurred in 1994 which were partially offset by the increases in automated teller network fees and check printing income. Other income in 1994 decreased 37.8% from 1993. The decrease in 1994 is attributable to the one-time gain on the sale of fixed rate mortgage loans that occurred in 1993.

During 1995 and 1994 there were no sales of securities. Net gains on securities transactions in 1993 amounted to $472 thousand. The gains in 1993 were recognized as certain government mortgage-backed securities were sold to reduce prepayment risk resulting from the declining interest rate environment and heavy refinancing activity.


NON-INTEREST EXPENSE

Non-interest expense totaled $11.8 million for 1995, $800 thousand or 7.3%, above the 1994 level. This compared to an increase in 1994 of $88 thousand, or
 .8%, over 1993.

Non-interest expense categories for the years ended December 31, 1995, 1994 and 1993 are shown in the table below.



                                         For the Year Ended                       Percent
                                              December 31                  Increase (Decrease)
- ------------------------------------------------------------------------------------------------------
 (In thousands)                  1995        1994        1993      1995  vs 1994      1994  vs 1993
- ------------------------------------------------------------------------------------------------------
 Non-interest expense
   Salaries and employee
      benefits ...............  $5,481      $4,900      $4,628         11.9 %              5.9 %
   Occupancy .................   1,499       1,452       1,396          3.2                4.0
   Equipment .................   1,041         892         788         16.7               13.2
   Foreclosed real estate
      expense ................     425         491         625        (13.4)             (21.4)
   FDIC insurance assessment .     339         643         644        (47.3)                .2
   Legal fees(a) .............     259         360         502        (28.1)             (28.3)
   Audit and regulatory
      expenses ...............     104         221         379        (52.9)             (41.7)
   Credit reports ............     195         172         298         13.4              (42.3)
   Other .....................   2,457       1,869       1,652         31.5               13.1
- ------------------------------------------------------------------------------------------------------
                               $11,800     $11,000     $10,912          7.3 %               .8 %
- ------------------------------------------------------------------------------------------------------

(a) The Bank paid a total of $119, $135 and $192 in legal fees to a law firm of which a director is a partner during the years ended December 31, 1995, 1994, and 1993, respectively.

The largest component of non-interest expense is salaries and employee benefits which accounted for 46.4% of total non-interest expense in 1995 as compared to 44.5% and 42.4% in 1994 and 1993, respectively. Salaries and employee benefits expense totaled $5.5 million, in 1995 as compared with $4.9 million in 1994. The $581 thousand, or 11.9% increase, compared to an 5.9% increase in 1994. These increases are due primarily to staffing increases relative to the Company's growth, normal wage increases and increases in the cost of employee benefits, primarily the Employee Stock Ownership Plan. Total full-time equivalent employees at December 31, 1995 were 182, compared to 161 at December 31, 1994, an increase of 13.0%. This compares to full-time equivalent employees of 150 at December 31, 1993.

Occupancy expenses were $1.5 million for 1995, an increase of 3.2% over 1994. This increase was attributed to normal increases in the operating expenses of the Company's facilities. The increase in 1994 over 1993 was primarily due to increased levels of rents and additional maintenance costs, primarily snow removal in the first quarter of 1994. Equipment expenses in 1995 amounted to $1.0 million, an increase of $149 thousand, or 16.7% over 1994. The increase was principally due to additional lease and maintenance costs associated with new equipment required to support the data processing conversion and the branch automation project completed in the third quarter of 1994. Also reflected in 1995 is the installation of two new on-site automated teller machines and related costs.

FDIC insurance of $339 thousand for the year ended December 31, 1995, decreased $304 thousand or 47.3% compared to $643 thousand for the year ended December 31, 1994. During 1995, the Company received the most favorable risk classification for purposes of determining the annual deposit insurance assessment rate, which resulted in a refund of $170 thousand from the FDIC for excess premium payments made during 1995. Although the Company's deposits increased in 1995, the overall rate charged by the FDIC decreased 82.6%. Insurance premiums in 1994 remained at the same level as 1993 as the decrease in the overall rate charged by the FDIC more than offset the increase in the Company's deposits.

Foreclosed real estate expense, which results from costs of holding and operating other real estate in addition to valuation reserves, were $425 thousand for 1995, down $66 thousand, or 13.4% from 1994 due to a reduction in the number of ORE properties. In 1994, these costs were $491 thousand as compared to $625 thousand in 1993. A provision of $230 thousand to increase valuation reserves was recorded in 1995, compared to $277 thousand in 1994

Other expenses, which include legal fees, audit and regulatory expenses, loan related expenses and advertising were $3.0 million in 1995, an increase of $393 thousand, or 15.0% from 1994. Other expenses for 1994 were $2.6 million, or 7.4% lower than that of 1993. This increase in 1995 was the result of higher advertising costs, stationery and supplies expense and loan related expenses. These increases were offset by lower legal fees and lower audit and regulatory charges. The decrease in 1994 was the result of lower legal fees and lower audit and regulatory costs offset by higher stationery and supplies expense and advertising costs.

INCOME TAXES

The provision for income taxes increased $488 thousand in 1995 to $1.3 million, as compared to $823 thousand in 1994 and $284 thousand in 1993. These increases were primarily attributable to the Company's improved earnings.

Effective January 1, 1992, the Company began accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This standard requires, among other things, recognition of future tax benefits, measured by enacted tax rates, attributable to temporary differences between financial statement and the income tax basis of assets and liabilities and net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.

The Company has a future tax liability attributable to temporary differences of $153 thousand.

FINANCIAL CONDITION

Total average assets increased $34.9 million, or 13.0%, to $303.2 million in 1995, while total assets reached $325.2 million at year end, an increase of 14.8% from the 1994 balance. Average interest earning assets, which represented 92.1% of total average assets, increased $31.8 million, or 12.8%, from 1994 to $279.1 million in 1995. Specifically, average total securities, including short-term investments, increased $20.5 million, or 16.8%, over 1994. Average loan balances increased by 8.9% or $11.2 million during 1995. The majority of this growth was in the real estate portfolio.

SECURITIES

The Company maintains a securities portfolio to fund increases in loans or decreases in deposits. The portfolio is comprised of securities that the Company believes will suit its needs and perform reasonably well under various interest rate scenarios. The Company's securities portfolio is comprised primarily of U.S. government and federal agency securities. These securities are of high quality and are extremely liquid.

The Company's securities portfolio consists of securities classified as held to maturity and available for sale. The Company designates securities upon purchase into one of the two categories. At December 31, 1995, securities classified as held to maturity totaled $90.3 million and represented securities that the Company has the positive intent and ability to hold to maturity. Available for sale securities totaled $46.4 million and represented securities that the Company may sell to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. The Company took advantage of the one-time opportunity to transfer securities out of the held to maturity category without penalty. The Company transferred $40.7 million of securities that had been previously classified as held to maturity to available for sale in December 1995. These consisted of $32.7 million in U.S. Treasury securities and $8.0 million of obligations of other U.S. government agencies.

At December 31, 1995, the securities portfolio, including available for sale, totaled $136.7 million, an increase of 17.9% from year end 1994. On average, the securities portfolio increased 14.9% in 1995 and 32.3% in 1994. Average securities represented 45.1%, 44.3% and 36.0% of earning assets for 1995, 1994 and 1993, respectively.

At December 31, 1995, the Company had net unrealized gains in the held to maturity securities portfolio of $29 thousand as compared to net unrealized losses of $8.1 million at December 31, 1994.

The following table presents selected securities categories as of December 31, 1995, reflecting the maturity distribution and weighted average yield, on a fully taxable-equivalent basis, of the Company's held to maturity securities.




                                             After 1 Year    After 5 Years
                               Within         but Within      but Within
 (In thousands)                1 Year          5 Years         10 Years       After 10 Years     Total
- ------------------------------------------------------------------------------------------------------------
 U.S. Treasury securities:
   Book value .............   $     --        $  23,496       $      --       $      --       $  23,496
- ------------------------------------------------------------------------------------------------------------
    Weighted Average Yield          -- %           5.11%             -- %            -- %          5.11%
- ------------------------------------------------------------------------------------------------------------
 Obligations of other U.S.
    Government agencies:
   Book value .............      1,106           41,800            5,107          13,480         61,493
- ------------------------------------------------------------------------------------------------------------
    Weighted Average Yield.       7.00%            6.22%            6.04%           6.88%          6.36%
- ------------------------------------------------------------------------------------------------------------
 Obligations of states and
    political subdivisions:
   Book value .............      5,008              200              100             --           5,308
- ------------------------------------------------------------------------------------------------------------
    Weighted Average Yield..      3.77%            6.13%             5.2%            -- %          3.89%
- ------------------------------------------------------------------------------------------------------------
 Total securities:
   Book value .............. $   6,114        $  65,496       $    5,207       $  13,480       $ 90,297
- ------------------------------------------------------------------------------------------------------------
    Weighted Average Yield..      4.35%            5.82%            6.03%           6.88%          5.89%
=============================================================================================================




The following table presents available for sale securities as of December 31, 1995 and the maturity distribution and weighted average yield, on a fully taxable-equivalent basis.




                                             After 1 Year    After 5 Years
                                    Within    but Within      but Within
(In thousands)                      1 Year     5 Years         10 Years    After 10 Years    Total
- ----------------------------------------------------------------------------------------------------
Treasury securities:
   Book value ................   $  12,745     $  17,174      $   4,177      $    --      $  34,096
- ----------------------------------------------------------------------------------------------------
  Weighted Average Yield .....        5.67%         5.74%          6.04%          --%          5.75%
- ----------------------------------------------------------------------------------------------------
Obligations of other U.S.
  Government agencies:
   Book value ................         --          7,125          4,093           55         11,273
- ----------------------------------------------------------------------------------------------------
  Weighted Average Yield .....         --%          7.15%          6.10%        8.50%          6.77%
- ----------------------------------------------------------------------------------------------------
   Equity Securities:
   Book value ................         --             --             --          997            997
- ----------------------------------------------------------------------------------------------------
  Weighted Average Yield .....         --%            --%            --%        6.00%          6.00%
- ----------------------------------------------------------------------------------------------------
Total Securities:
   Book value ................  $  12,745      $  24,299      $   8,270      $ 1,052      $  46,366
- ----------------------------------------------------------------------------------------------------
  Weighted Average Yield .....       5.67%          6.15%          6.06%        6.13%          6.01%
- ----------------------------------------------------------------------------------------------------




LOANS

The loan portfolio totaled $142.5 million at December 31, 1995, an increase of 9.2% from December 31, 1994. This follows a 5.1% increase in 1994. Average total loans for the year were $136.3 million, representing a 8.9% increase from 1994, compared to a 4.2% average decrease experienced in 1994.

The following table shows the classification of loans by major category, at December 31, for each of the past five years:

(In thousands)                      1995       1994       1993       1992       1991
- --------------------------------------------------------------------------------------
Commercial ....................  $ 26,592   $ 27,109   $ 32,839   $ 44,566    $ 55,026
Real estate: Construction .....     5,777      2,750      3,885        884         734
       Commercial..............    44,360     39,803     34,463     28,656      23,829
       Residential.............    29,378     28,205     20,466     24,523      10,437
Installment ...................    36,387     32,591     32,491     34,117      30,893
- --------------------------------------------------------------------------------------
   Total ......................  $142,494   $130,458   $124,144   $132,746    $120,919
- --------------------------------------------------------------------------------------

Commercial loans are made to companies located within the Company's market area for working capital and other short-term needs and term loans for the acquisition of assets. Commercial loans decreased by $517 thousand, or 1.9% for the year and represented 18.7% of the total loan portfolio. This follows a decrease of $5.7 million, or 17.4%, in 1994 from 1993. Construction loans are primarily made to local developers. Construction loans are primarily made on single family structures which are generally under contract before being built. Advances under loans are closely monitored and made after inspection by officers of the Company. Construction loans increased $3.0 million or 110.1% in 1995 from 1994. The growth in construction loans was due to the increased activity in the Company's market area. Construction loans decreased by $1.1 million in 1994 from 1993. The decline in the portfolio in 1994 was the result of completed projects going to permanent financing.

Commercial mortgage loans are made to local property owners and are written using strict underwriting standards. Commercial mortgage loans increased in 1995 by $4.5 million, or 11.4%, from 1994 and comprise 31.1% of the Company's total loan portfolio. Commercial mortgages increased from 1993 to 1994 by $5.3 million, or 15.5%. The commercial mortgage portfolio is primarily owner occupied properties.

At December 31, 1995, residential loans totaled $29.4 million, or 20.6% of the Company's total loan portfolio. Residential loans are predominately secured by one to four family properties in the Company's primary market area. Residential loans increased by $1.2 million, or 4.2%, from 1994 to 1995 primarily as a result of the Company adding to its adjustable rate portfolio. Adjustable rate loans are generally retained in the portfolio. Residential loans increased by $7.7 million, or 37.8%, from 1993 to 1994. In order to maintain interest rate risk at levels in line with the Company's internal requirements, loans may be periodically sold into the secondary market. This allows the Company to keep its portfolio mixed between fixed rate and variable rate loans, as well as maintaining a shorter maturity of its portfolio.

Installment loans at December 31, 1995 increased $3.8 million, or 11.6%, from December 31, 1994. The increase was due to the increase of $4.7 million in fixed rate home equity loans. Installment loans increased slightly at December 31, 1994 from December, 1993. The increase was due to the increase of $1.4 million in fixed rate home equity loans offset by the decrease of $887 thousand and $361 thousand in the adjustable rate home equity portfolio and the credit card portfolio, respectively.

The following table summarizes the maturities of certain loan categories at December 31, 1995:




                                        Due in             Due in            Due in
                                       One Year            One to          Over Five
(In thousands)                         or Less           Five Years          Years            Total
- ------------------------------------------------------------------------------------------------------

Commercial.......................     $  1,859           $  4,824          $ 19,909         $ 26,592
Real estate:
    Construction.................        5,777                 --                --            5,777
    Commercial...................        1,297             21,481            21,582           44,360
    Residential..................        8,569             12,760             8,049           29,378
Installment......................        2,006              4,309            30,072           36,387
- ------------------------------------------------------------------------------------------------------
        Total....................      $19,508            $43,374           $79,612         $142,494
- ------------------------------------------------------------------------------------------------------

- ----------

Included above in loans due after one year are adjustable rate loans of $51,803 and fixed rate loans of $71,183.

Loan concentrations are considered to exist when there are amounts loaned to separate borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. At December 31, 1995 and 1994, there were no concentrations of loans exceeding 10% of total loans which are not otherwise disclosed as a category on the Company's financial statements.

ASSET QUALITY AND RISK ELEMENTS

Lending is one of the most important functions performed by the Company and by its very nature, it is the most risky, complicated and profitable part of the Company's business. A separate risk management function monitors risk assessment, credit file maintenance and overall financial condition of borrowers. Additionally, efforts are made to limit concentrations of credit within the loan portfolio so as to minimize the impact of a downturn in any one economic sector.

Management realizes that some degree of risk must be expected in the normal course of lending activities. Reserves are maintained to absorb such potential loan losses. The allowance for possible loan losses and related provision are a statement of management's evaluation of the credit portfolio and economic climate.

Statements of Financial Accounting Standards (SFAS) No. 114 and No. 118, "Accounting by Creditors for Impairment of a Loan," were adopted effective January 1, 1995. These new statements require that an impaired loan that is within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price, or if the loan is collateral dependent, based on the fair value of the collateral. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 1995, impaired loans totaled $1.7 million.

Non-performing assets include non-accrual loans, impaired loans and other real estate (ORE). Loans which are past due in excess of 90 days as to the collection of principal or interest constitute non-accrual loans, except that loans which are contractually past due by more than 90 days may continue on an accrual basis if the loan is sufficiently collateralized and is in the process of being collected. ORE is acquired though foreclosure on loans secured by land or real estate. ORE is reported at the lower of carrying value or fair market value as determined by appraisal on the date of acquisition less costs to dispose.

Non-performing assets were $3.0 million and $4.6 million at December 31, 1995 and 1994, respectively, and amounted to .93% and 1.64% of total assets for each of these periods, respectively. This total risk element is at the lowest level in the last six years. Non-accrual loans totaled $1.6 million and $2.6 million, at December 31, 1995 and December 31, 1994, respectively. Impaired loans not included in non-accrual totaled $146 thousand at December 31, 1995 compared to $792 thousand at December 31, 1994. ORE amounted to $1.3 million at December 31, 1995, an increase of $79 thousand or 6.5% from ORE of $1.2 million at December 31, 1994. All costs associated with the holding and maintaining of ORE properties are expensed as incurred. The decrease in non-performing assets is the result of loans returned to accrual status, payoffs, payments and charge-offs.

The following table sets forth summary data related to the allowance for possible loan losses, the provision for possible loan losses and charge-off experience for the past five years:


                                                                      Year Ended December 31
                                                       -----------------------------------------------------
(In thousands)                                            1995       1994       1993       1992       1991
- ------------------------------------------------------------------------------------------------------------
Loans, net of unearned income, (at end of year)........ $142,494   $130,458   $124,144   $132,746   $120,919
- ------------------------------------------------------------------------------------------------------------
Average loans outstanding ............................. $136,331   $125,129   $130,615   $128,727   $129,894
- ------------------------------------------------------------------------------------------------------------
Balance of allowance for possible loan losses
  at beginning of year ................................   $2,630     $2,492     $3,400     $3,184     $3,278
Loans charged-off:
  Commercial ..........................................      658      1,040      2,974        993      7,303
  Commercial lease financing ..........................       --         32        190      1,464      1,375
  Real estate-construction ............................       --         --         --         --        174
  Real estate-commercial ..............................       --          1         --        131         --
  Real estate-residential .............................       77         11         41         12        146
  Installment .........................................      191        152        804        794      1,640
- ------------------------------------------------------------------------------------------------------------
       Total loans charged-off.........................      926      1,236      4,009      3,394     10,638
- ------------------------------------------------------------------------------------------------------------
Recoveries of loans:
  Commercial ..........................................      323        146        177        659        285
  Commercial lease financing ..........................        9         66        155        150         57
  Real estate-commercial ..............................       --          1          1         16          3
  Real estate-residential .............................       --         --         20        ---        ---
  Installment .........................................       99        147        113         88         37
- ------------------------------------------------------------------------------------------------------------
       Total recoveries ...............................      431        360        466        913        382
- ------------------------------------------------------------------------------------------------------------
Net loans charged-off .................................      495        876      3,543      2,481     10,256
Provision charged to expense ..........................      559      1,014      2,635      2,697     10,162
- ------------------------------------------------------------------------------------------------------------
Balance at end of year ................................   $2,694     $2,630     $2,492     $3,400     $3,184
- ------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses to total
  loans outstanding (at end of year)...................     1.89%      2.02%      2.01%      2.56%      2.63%
- ------------------------------------------------------------------------------------------------------------
Net loans charged-off to average loans outstanding.....      .36%       .70%      2.71%      1.93%      7.90%
- ------------------------------------------------------------------------------------------------------------

The following table sets forth the allocation of the allowance for possible loan losses by category of loans and the percentage of loans in each category to total loans. The allocation is based upon management's review of the portfolio as well as historical trends and current loan growth.




                                                                 Year ended December 31
                                ---------------------------------------------------------------------------------------------------
                                      1995                1994                1993               1992                 1991
                                ---------------------------------------------------------------------------------------------------
                                           % of                % of                % of                % of                % of
                                 Amount   Loans to  Amount    Loans to  Amount    Loans to  Amount    Loans to  Amount    Loans to
                                  of       Total     of        Total     of        Total     of        Total     of        Total
 (In thousands)                 Allowance  Loans   Allowance   Loans   Allowance   Loans   Allowance   Loans   Allowance   Loans
 ----------------------------------------------------------------------------------------------------------------------------------
 Commercial ...................    $942     18.3%    $1,291     20.3%    $1,214    24.7%    $1,946     30.7%    $1,501     39.7%
 Commercial lease financing....       9       .3          8       .6         25     1.3         56      2.6        699      5.8
 Real estate-construction......     138      2.5        152      2.1         39     3.2          7       .6         27       .5
 Real estate-commercial........   1,019     32.7        691     30.3        680    27.7        587     21.7        317     19.7
 Real estate-residential.......     235     20.6        191     21.7        157    16.5        218     18.3        160      8.4
 Installment ..................     351     25.6        297     25.0        377    26.6        586     26.1        480     25.9
 ----------------------------------------------------------------------------------------------------------------------------------
   Total ......................  $2,694    100.0%    $2,630    100.0%    $2,492   100.0%    $3,400    100.0%    $3,184    100.0%
 ----------------------------------------------------------------------------------------------------------------------------------

The allowance for possible loan losses at year end 1995 was $2.7 million, an increase of $64 thousand as compared to year end 1994. The allowance at December 31, 1995 represents 1.89% of total loans outstanding as compared to 2.02% at December 31, 1994. At December 31, 1995 and 1994, the allowance for possible loan losses represented 156.7% and 77.0% of total non-performing loans, respectively.

The Company is continually analyzing its loan portfolio in order to identify early risk elements that require managements attention. The loan portfolio is subject to review by lending management, the Company's internal loan review staff, the Company's independent public accountants and various regulatory agencies. The Company believes that its low level of risk elements are a reflection of the Company's strict underwriting discipline and its practice of early problem recognition and resolution.

As of December 31, 1995, a commercial mortgage in the amount of $1.6 million was classified as a potential problem loan. This is a loan which management has information which indicates that the borrower may not be able to comply with current payment terms. Although there is some question about the borrowers ability to comply with current loan payment terms, minimal losses, if any, are anticipated.

Net loan charge-offs were $495 thousand for the year ended December 31, 1995 as compared with $876 thousand for the year ended December 31, 1994. The ratio of net charge-offs to average loans amounted to .36% for 1995 as compared with .70% in 1994.

DEPOSITS

The Company's deposit base is its primary source of funds. The Company offers a broad range of deposit products, including non-interest bearing demand deposits, NOW accounts, savings accounts, money-market accounts and certificates of deposit. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability.

The December 31, 1995 total deposit balance of $304.3 million represents an increase of $38.9 million, or 14.7%, from the December 31, 1994 balance of $265.4 million. This increase was primarily the result of the $26.7 million increase in demand deposits, both non-interest bearing and interest bearing, and the $13.7 million increase in time deposits partially offset by the $1.5 million decrease in savings deposits. The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts, convenient branch locations, extended hours of operation, quality service and active marketing.

The following is a breakdown of the maturity of certificates of deposits of $100,000 or more as of December 31, 1995 and 1994, respectively:




  (In thousands)              1995         1994
  -----------------------------------------------
  3 months or less ........ $11,422       $5,010
  3 to 6 months ...........     511          587
  6 to 12 months ..........     720          232
  Over 12 months ..........     425          218
  -----------------------------------------------
         Total ............ $13,078       $6,047
  -----------------------------------------------

INTEREST RATE SENSITIVITY

Interest rate sensitivity and the repricing characteristics of assets and liabilities are managed by the Company's Asset/Liability Committee. The principal objective of the Committee is to maximize net interest income within acceptable levels of risk established by policy. The Committee attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, and by adjusting rates in relation to market conditions to influence volumes and spreads.

The following table shows the gap position of the Company at December 31, 1995:

                                                  Due Between
                                  Due Within      91 Days and     Due After   Non-Interest
(In thousands)                     90 Days          One Year       One Year     Bearing        Total
- --------------------------------------------------------------------------------------------------------
Net loans ........................  $59,565        $12,059        $69,151        $1,719        $142,494
Short-term investments............   18,631             --             --            --          18,631
Securities .......................    3,641         16,316        116,706            --         136,663
Non-interest bearing assets.......       --             --             --        27,399          27,399
- --------------------------------------------------------------------------------------------------------
  Total assets....................  $81,837        $28,375       $185,857       $29,118        $325,187
- --------------------------------------------------------------------------------------------------------
Interest bearing deposits......... $168,606        $15,876        $38,987       $    --        $223,469
Other liabilities ................       --             --             --        83,091          83,091
Stockholders' equity..............       --             --             --        18,627          18,627
- --------------------------------------------------------------------------------------------------------
  Total liabilities and
   stockholders' equity .......... $168,606        $15,876        $38,987      $101,718        $325,187
- --------------------------------------------------------------------------------------------------------
Period gap ....................... ($86,769)       $12,499       $146,870      ($72,600)
- --------------------------------------------------------------------------------------------------------
Cumulative gap ...................  (86,769)       (74,270)        72,600
- --------------------------------------------------------------------------------------------------------
Period gap to total assets........   (26.68)%         3.84%         45.16%
Cumulative gap to total assets....   (26.68)%       (22.84)%        22.32%
- --------------------------------------------------------------------------------------------------------

The difference between the volume of assets and liabilities that reprice in a given period is the interest sensitivity gap. A "positive" gap results when more assets than liabilities mature or are repriced in a given time frame. Conversely, a "negative" gap results when there are more liabilities than assets maturing or being repriced during a given period of time. The smaller the gap, the less the effect of market volatility on net interest income. Asset/liability management is the utilization of this information to develop strategies to allocate funds to certain types of assets and to offer different liability products to achieve a certain asset/liability balance in order to produce desired profit margins.

As depicted in the table above, sensitivity to interest rate fluctuations is measured in a number of time frames. At December 31, 1995, rate sensitive liabilities exceeded rate sensitive assets at the 90 day interval and resulted in a negative gap of $86.8 million. Rate sensitive assets exceeded rate sensitive liabilities at the 91 to 365 day interval by $12.5 million. The total cumulative negative gap repricing within 365 days is $74.3 million. As the Company is liability sensitive, the Company's net interest margin would be negatively affected in a rising rate environment as liabilities reprice more quickly than assets. Management has identified numerous strategies, including a redeployment of asset maturities and cash flows to insulate net interest income from the effects of changes in interest rates.

These gap positions are monitored as part of the committee process. This activity includes periodic forecasts of future business activity which are applied to various interest rate environments in a simulation process. The use of these financial modeling techniques assists management in its continuing efforts to achieve stable earnings growth in an ever-changing interest rate environment.

While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap table. Money-market deposits, for example, which have no contractual maturity, are assigned a repricing interval of 90 days. Management can influence the actual repricing of the deposits independent of the gap assumption. Third, the gap table represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change.

For this reason, the Company primarily uses simulation techniques to project future net interest income streams, incorporating the current "gap" position, the forecasted balance sheet mix and the market rates and bank products under a variety of interest rate scenarios.

LIQUIDITY

Liquidity measures the ability to satisfy current and future cash flow needs as they become due. Maintaining a level of liquid funds through asset/liability management seeks to ensure that these needs are met at a reasonable cost. On the asset side, liquid funds are maintained in the form of cash and due from banks, federal funds sold and unpledged short-term securities and securities available for sale. At December 31, 1995, these assets amounted to $85.3 million as compared to $34.2 million for the same period in 1994. This represents 26.2% and 12.1% of total assets at December 31, 1995 and 1994, respectively.

The primary source of liquidity is the Company's ability to attract new deposits and retain deposit obligations as they mature. The Company utilizes its branch network to access retail customers who provide a highly stable source of core funds. These funds are comprised of demand deposits, savings accounts and certificates of deposit. Core deposits averaged $283.7 million and $250.9 million for 1995 and 1994, respectively, representing an increase of $32.8 million, or 13.1%. The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profitability. The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free personal checking accounts, convenient branch locations, extended hours of operation, quality service and active marketing. Historically, the overall liquidity of the Company has been enhanced by the significant amount of core deposits.

CAPITAL RESOURCES

A significant measure of the strength of a financial institution is a strong capital base which can expand in close proportion to asset growth. It is the capital base which provides the primary risk insurance to depositors. Also, it is an important consideration to federal regulators, analysts of the Company's common stock, as well as others in the marketplace.

The Federal Reserve Board and the FDIC have issued risk-based capital guidelines for U.S. banking organizations. The objective of these efforts was to provide a more uniform capital framework that is sensitive to differences in risk profiles among banking companies.

The guidelines define a two-tier framework. Tier I capital consists of common stockholders' equity and qualifying perpetual preferred stock, less goodwill, while total Tier I and Tier II capital consists of Tier I capital and the allowance for possible loan losses up to 1.25% of risk-weighted assets.

The table below presents in summary form the risk-based and leverage capital ratios of the Company and the Bank as of December 31, 1995 and 1994.



                                                   1995                                 1994
                                      --------------------------------    --------------------------------
                                        Company            Bank              Company              Bank
- ----------------------------------------------------------------------    --------------------------------
Risk-Based Capital Ratios
Tier I Capital:
       Actual .......................    10.70%            11.29%            10.23%             11.30%
       Regulatory Minimum Requirement     4.00%             4.00%             4.00%              4.00%
Combined Tier I and Tier II Capital:
       Actual .......................    11.95%            12.54%            11.71%             12.55%
       Regulatory Minimum Requirement     8.00%             8.00%             8.00%              8.00%
Leverage Ratios
       Actual .......................     5.76%             6.10%             5.46%              6.02%
       Regulatory Minimum Requirement 4.00% to 5.00%    4.00% to 5.00%    4.00% to 5.00%    4.00% to 5.00%
- ----------------------------------------------------------------------    --------------------------------

Three Months Ended March 31, 1996

Overview

         The Company recorded net income applicable to Common Stock for the three months ended March 31, 1996 of $730 thousand, or $.39 per fully diluted common share. This compares to net income applicable to Common Stock for the three months ended March 31, 1995 of $409 thousand, or $.26 per fully diluted common share. Net income per fully diluted common share for the first quarter of 1996 reflects an increase of 50% over the comparable period in 1995. The Company's first quarter 1996 net income benefitted from a $338 thousand, or 9.6% increase in net interest income before the provision for possible loan losses as compared to the same period in 1995. Also contributing to the earnings growth for the first quarter of 1996 was a $60 thousand, or 33.3% reduction in the allowance for possible loan losses and a $292 thousand, or 58.6% increase in non-interest income. Included in the increase in non-interest income is a gain on sale of available for sale securities of $254 thousand, partially offset by a 7.8% or $236 thousand increase in non-interest expense.

         As of March 31, 1996, the Company's Capital ratios were: 5.77% for Tier I leverage capital; 10.49% for Tier I capital to risk-adjusted assets; and 11.62% for total Tier capital to risk-adjusted assets. The Bank's ratios as of March 31, 1996 were 6.08% for Tier I leverage capital; 11.01% for Tier I capital to risk-adjusted assets; and 12.27% for total Tier capital to risk-adjusted assets. All ratios remain above regulatory mandated levels.

      Non-accrual loans and total non-performing assets declined 50.0%, and 25.3%, respectively, from March 31, 1995 to March 31, 1996. Total non-performing assets at March 31, 1996 remained at the same level as that of December 31, 1995.

Net Interest Income

      Net interest income, stated on a fully tax equivalent (FTE) basis, increased $366 thousand, or 10.4% for the first quarter of 1996 as compared to the first quarter of 1995. Net interest margins were 5.20% for the three months ended March 31, 1996 and 5.38% for the three months ended March 31, 1995.

         Interest income (FTE) totalled $5.5 million for the first three months of 1996, an increase of 11.8%, or $581 thousand, as compared to the same period in 1995, while interest expense increased 15.7%, or $215 thousand during this period. Growth in average securities, interest bearing deposits with banks, commercial and residential real estate and installment loans and federal funds substantially accounted for the increase in net interest income. Similarly, increases in average time deposits and N.O.W. accounts primarily accounted for the increase in interest expense.

         Average interest earning assets for the first three months of 1996 increased $35.3 million, or 13.2%, over the comparable period in 1995, however, the overall rate on earning assets decreased by 15 basis points due to the decrease in rates received on federal funds and interest-bearing deposits with banks. Securities, and commercial and residential real estate loans are primarily responsible for the growth in average earning assets with increases of $14.8 million and $12.0 million, respectively, as compared with the same period of 1995.

         The Company's average rate paid on interest-bearing liabilities increased 8 basis points for the three month period ended March 31, 1996, as compared to the same period of 1995. The cost of these interest-bearing liabilities increased to 2.76% for the first quarter of 1996 compared to 2.68% for the first quarter of 1995 primarily due to higher rates paid on time deposits. Average demand deposits for the first quarter of 1996 increased $12.7 million, or 19.7% compared to the first quarter of 1995. Average time deposits, and other interest bearing liabilities increased $12.7 million, or 22.5%, and $11.0 million, or 7.3%, respectively, for the first quarter of 1996 as compared to the same period in 1995.

         Included in interest-earning assets are loans on which the accrual of interest has been discontinued. Such non-accrual loans amounted to $1.6 million at March 31, 1996. Had these loans been current in accordance with their terms, interest income on loans for the first quarter of 1996 would have been $38 thousand higher.

Allowance and Provision for Possible Loan Losses

         The allowance for possible loan losses is maintained at a level considered adequate by management to absorb potential loan losses. It is the result of an ongoing analysis which relates outstanding balances to expected allowance levels required to absorb future credit losses. Current economic problems are addressed through management's assessment of anticipated changes in the regional economic climate, changes in composition and volume of the loan portfolio and variances in levels of classified, non-performing and past due loans. Allowance adequacy calculations are completed by applying risk assessments to determine specific and general allowance requirements for problem and non-problem loans.

         The Company adopted Statement of Financial Accounting Standards
(SFAS) No. 114 and No. 118, "Accounting by Creditors for Impairment of a Loan", as of January 1, 1995. SFAS 114 requires that an impaired loan, as defined, be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. A loan is considered impaired when, in the Bank's opinion, the Bank will be unable to collect all amounts due according to the original contractual term of the loan agreement. Groups of smaller homogeneous loans, such as consumer loans and residential real estate loans, are specifically excluded from this definition. Impairment may be measured based on the loan's observable market price of the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Management has determined that its nonaccrual loans and those loans previously classified as insubstance foreclosures are impaired loans.

         The Bank had previously estimated its allowance for possible loan losses using methods similar to those prescribed in SFAS 114. Adoption of these statements did not require any additional provisions for possible loan losses as of January 1, 1995.

         As of March 31, 1996 included in the Company's total loan portfolio of $148.8 million, it had under SFAS 114 a total recorded investment in impaired loans of $1.6 million. Of this amount, $1.5 million did not require a valuation allowance. For the remaining $97 thousand of impaired loans there was a $76 thousand valuation allowance established. This valuation allowance was included in the $2.8 million allowance for possible loan losses in the Bank's consolidated statement of condition. The average recorded investment in impaired loans for the first quarter of 1996 was $1.7 million.

         Interest payments received on impaired loans are recorded as interest income unless collection of the remaining investment is doubtful in which case payments received are recorded as reductions of principal. The Bank did not recognize interest income on impaired loans for the first quarter of 1996.

         The following table lists selected data relating to the loan portfolio and certain other factors which were considered by management in determining the amount of the allowance for possible loan losses for the period ended March 31, 1996.

                        As of, or For the Period Ended
                                (in thousands)

                                                                                            March 31,
                                                                            -----------------------------------------
                                                                                   1996                   1995
                                                                            ------------------      -----------------
Non-Accrual Loans:
         Commercial..................................................              $   735                 $ 2,233
         Real estate-commercial......................................                  239                     526
         Real estate-residential.....................................                  318                     121
         Installment.................................................                  269                     239
                                                                            ------------------      -----------------
                  Total..............................................                1,561                   3,119
Other real estate owned..............................................                1,453                     915
                                                                            ------------------      -----------------
                  Total non-performing assets........................              $ 3,014                 $ 4,034
                                                                            ==================      =================
Ratio of non-performing assets
         to total assets.............................................                  .89%                   1.34%
Accruing loans past due 90 days or more:
         Commercial..................................................              $   193                 $    95
         Real estate-commercial......................................                  329                      --
         Installment.................................................                    8                      48
                                                                            ------------------      -----------------
                  Total..............................................              $   530                 $   143



         For the three months ended March 31, 1996, net loan charge-offs were $9 thousand as compared with net loan recoveries of $12 thousand for the same period of 1995. There were $91 thousand in charge-offs, of which $76 thousand or 83.5% were commercial loans, and the remaining 16.5% were installment loans. Recoveries during the first three months of 1996 were for commercial and installment loans previously charged off and totalled $24 thousand and $58 thousand, respectively.

         At March 31, 1996, the Company's non-accrual loans, impaired loans, and other real estate (in total, non-performing assets) totalled $3.0 million as compared to $4.0 million at March 31, 1995. Delinquent loans (i.e. loans 90 days or more past due, and still accruing) increased $387 thousand due to one commercial loan of $193 thousand and two commercial real estate loans totalling $329 thousand.

         As of March 31, 1996, a commercial mortgage in the amount of $1.6 million was classified as a potential problem loan. Subsequent to March 31, 1996, the Company has placed this loan on non-accrual status. This is a loan as to which management has information indicating that the borrower may not be able to comply with current payment terms. Although there is some question about the borrower's ability to comply with current loan terms, minimal loss, if any, is anticipated.

         At March 31, 1996, the Company's allowance for possible loan losses was $2.8 million, approximately equal to the level of the allowance for possible loan losses at March 31, 1995. For March 31, 1996, this represented 1.9% of total loans and 179.7% of total non-performing loans. This compares to 2.1% of total loans and 90.5% of total non-performing loans at March 31, 1995. The Company's allowance for possible loan losses at December 31, 1995 was $2.7 million, or 1.9% of loans and 156.7% of total non-performing loans.

Non-Interest Income

         Non-interest income for the three months ended March 31, 1996 increased $292 thousand or 58.6% over the comparable period in 1995. During the first quarter of 1996, the Company sold $8.0 million of its securities classified as available for sale which resulted in a gain of $254 thousand, while no sales of available for sale securities occurred during the first quarter of 1995. Non-interest income, excluding gains from sales of securities, increased $38 thousand, or 7.6% for the first quarter of 1996 as compared to the same period of 1995. Service charges on deposit accounts for the three months ended March 31, 1996 increased $18 thousand or 5.9% over the first three months of 1995 as a result of increased income from account related charges. Other non-interest income for the first quarter of 1996 increased $20 thousand or 10.4% over the same period of 1995 primarily due to increased income from ATM fees, safe deposit fees, check printing income, and other loan fees, partially offset by a decrease in credit card fee income.

Non-Interest Expense

         Non-interest expense for the first quarter of 1996 totalled $3.3 million, an increase of $236 thousand, or 7.8% over the comparable period of 1995. First quarter 1996 and 1995 non-interest expense annualized as a percentage of total average assets was 3.96% and 4.18%, respectively. Salaries and employee benefits for the three months ended March 31, 1996 increased $252 thousand, or 18.8% over the first quarter of 1995 as a result of additions to staff and increased expense relating to maintaining the Company's employee stock option plan ("ESOP"). In December 1995, the Company elected to adopt the American Institute of Certified Public Accountants Statement of Position 93-6 (SOP 93-6), "Employers' Accounting for Employee Stock Ownership Plans", with retroactive application, as required, effective January 1, 1994. The required adjustments and per share effect have been reflected in the fourth quarter 1995 and 1994 since the effect on interim quarters would not be significantly different from amounts previously reported. Debt of the ESOP is recorded as debt of the Company, and shares pledged as collateral for the debt are reported as unearned ESOP preferred stock in the balance sheet. As the debt is repaid, shares are released from collateral, and compensation expense is reported for an amount equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings, and dividends on unallocated ESOP shares are recorded as a reduction of the ESOP debt and related accrued interest.

     As a result of the adoption of SOP 93-6, the Company reported compensation expense of $64 thousand and $36 thousand, for the first quarter of 1996 and 1995, respectively. Interest expense relating to the ESOP for the three months ended March 31, 1996 totaled $27 thousand. Interest incurred on the ESOP debt during the first quarter of 1995 was not recorded by the Company, as the Company reflected the effects of SOP 93-6 in the fourth quarter of 1995 only. First quarter 1996 occupancy and equipment expenses increased $22 thousand or 3.5% over the first quarter of 1995 primarily due to building maintenance costs and equipment depreciation expense. These costs were partially offset by a reduction in equipment maintenance costs, and building and leasehold depreciation. Other non-interest expenses for the first quarter of 1996 decreased $38 thousand or 3.6% as compared to the same period of 1995. Insurance premiums on deposit accounts for the first quarter of 1996 decreased $161 thousand or 99.4% as compared to the same period of 1995 as a result of the Company receiving the most favorable risk classification during 1995. Other non-interest expenses, excluding insurance premiums on deposit accounts for the first quarter of 1996 increased $123 thousand or 13.9% over the same period of 1995 due to compliance expenses, higher advertising and marketing-related costs, professional fees, and stationery and postage expenses, partially offset by decreases in legal expense and costs associated with the holding of other real estate owned.

Interest Rate Sensitivity and Liquidity

         Management has identified numerous strategies, including a redeployment of asset maturities and cash flows in an attempt to insulate net interest income from the effects of changes in interest rates. Sensitivity to interest rate fluctuations is measured in a number of time frames. Gap positions are monitored as part of the Asset/Liability Committee ("ALCO") process. This activity includes periodic forecasts of future business activity which are applied to various interest rate environments in a simulation process. The use of these financial modeling techniques assists management in its continuing efforts to achieve stable earnings growth in an everchanging interest rate environment. While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a complete picture of interest rate sensitivity. For this reason, the Company primarily uses simulation techniques to project future net interest income streams, incorporating the current "gap" position, the forecasted balance sheet mix and the anticipated spread relationships between market rates and bank products under a variety of interest rate scenerios.

         Liquidity measures the ability to satisfy current and future cash flow needs as they become due. The Company's primary sources of liquidity are deposits, loan repayments and securities. During the first three months of 1996 and 1995, average balances in marketable securities and other short-term investments comprised 47.6% and 46.5% of average total assets, respectively. During the first three months of 1996, average deposit balances (after interest credited) increased 8.3% to $307.2 million from December 31, 1995.

         The Company maintains a securities portfolio to fund increases in loans or decreases in deposits, and is comprised of securities that the Company believes will suit its needs and perform reasonably well under various interest rate scenerios. These securities, which consists primarily of obligations of the U.S. Treasury and U.S. Government Agencies and issues of state and political subdivisions totalled $138.3 million at March 31, 1996, an increase of 1.2% or $1.6 million over December 31, 1995. In December 1995, the Company took advantage of the one-time opportunity to transfer securities out of the held to maturity category without penalty, and transferred $40.7 million of securities that had been previously classified as held to maturity to available for sale. At March 31, 1996, the Company's securities classified as held to maturity reflected gross unrealized gains of $57 thousand and gross unrealized losses of $1.5 million. Securities available for sale at March 31, 1996 totaled $36.7 million, a decrease of $9.6 million or 20.8% as compared to December 31, 1995 due to matured and called bonds, and sales of securities which occurred during the first quarter of 1996.

         In accordance with SFAS 115, at March 31, 1996, the Company had unrealized gains of $17 thousand (net of tax effects) in total stockholders' equity for net increases in the fair market values of its securities classified as available for sale. The Company had no securities classified as trading securities as of March 31, 1996.

         The Company remains a deposit-driven financial institution with emphasis on core deposit accumulation and retention as a basis for sound growth and profit ability. The Company believes that its record of sustaining core deposit growth is reflective of the Company's retail approach to banking which emphasizes a combination of free checking accounts, convenient branch locations, extended hours of service, quality service and active marketing. Historically, the overall liquidity of the Company has been enhanced by the significant amount of core deposits.

Capital Resources

         At March 31, 1996, stockholders' equity totaled $19.0 million or 5.6% of total assets, as compared with $18.6 million, or 5.7%, at December 31, 1995.

         The Federal Reserve Board standards applicable to bank holding companies and similar standards of the Federal Deposit Insurance Corporation applicable to banks classify capital into two tiers, referred to as Tier I and Tier II. Tier I capital consists primarily of common stockholders' equity and qualifying perpetual preferred stock, less goodwill. Tier II capital consists of the allowance for possible loan and lease losses up to 1.25% of risk-weighted assets.

         The Federal Reserve Board requires each bank holding company to maintain a minimum leverage ratio of 3.0% (Tier I capital to quarterly average total assets). The minimum 3.0% leverage requirement applies only to top-rated banking organizations without any operating, financial or supervisory deficiencies. Other organizations are expected to hold an additional capital cushion of at least 100 to 200 basis points of Tier I capital, and, in all cases, banking organizations should hold capital commensurate with the level and nature of all the risks to which they are exposed. The Company's leverage capital ratio at March 31, 1996 was 5.77%. On March 31, 1996, the Bank's leverage capital ratio was 6.08%.

         The following table reflects the Company's and Bank's capital ratios as of March 31, 1996:

                                                 Company             Bank
- ------------------------------------------      ---------       --------------

Tier I Capital:

         Actual............................       10.49%           11.01%

         Regulatory Minimum Requirement....        4.00%            4.00%

Combined Tier I and Tier II Capital:

         Actual............................       11.62%           12.27%

         Regulatory Minimum Requirement....        8.00%            8.00%

Leverage Ratio:

         Actual............................        5.77%            6.08%

         Regulatory Minimum Requirement....        4.00%-           4.00%-
                                                   5.00%            5.00%

                                    BUSINESS


General

         Independence Bancorp, Inc. (the "Company") is a New Jersey business corporation which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). As a bank holding company, the Company's operations are confined to the ownership and operation of banks and activities deemed by the Federal Reserve Board to be closely related to banking to be a proper incident thereto. The Company incorporated on November 10, 1983 for the purpose of acquiring Independence Bank of New Jersey (the "Bank") and thereby enabling the Company to operate within the bank holding company structure. On June 28, 1984 the Company acquired 100 percent of the outstanding shares of the Bank.

         Except as otherwise indicated, all references herein to the Company include the Bank.

         The principal activities of the Company are the owning and supervising of the Bank, which engages in a general banking business from seven offices located in Bergen County, New Jersey and one office in Passaic County, New Jersey. The day-to-day affairs of the Bank are managed by the Bank's officers and directors. The Company's principal executive offices are located at 1100 Lake Street, Ramsey, New Jersey 07446.

The Bank

         The Bank is an independent community bank which seeks to provide personal attention and professional financial assistance to its customers. The Bank is a locally managed, owned and oriented financial institution.

         The Bank is a member of the Commerce Network (the "Network") and has the exclusive right to use the "Yes Bank" logo within its primary service area. The Network provides certain marketing and support services to the Bank. The Network is a group of five community banks with over 70 branch banking offices throughout New Jersey and southeastern Pennsylvania that provides certain marketing support services and technical support services to its members which allows them to take advantage of the Network's size.

         The Bank provides a broad range of retail and commercial banking services for consumers and small and mid-sized companies through branch offices in Ramsey, Allendale, Ridgewood, Mahwah, Montvale, Park Ridge, Hackensack and Hawthorne, New Jersey. The Bank's lending and investment activities are funded principally by retail deposits gathered through its retail branch office network. The Bank is not a member of the Federal Reserve System. The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted by law. As of March 31, 1996, the Bank had total assets of approximately $339.0 million, total deposits of approximately $316.9 million and total stockholders' equity of approximately $20.0 million.

         The Bank has focused its strategy for growth primarily on the further development of its community-based retail banking network. The objective of this corporate strategy is to build earnings growth potential for the future as the retail branch office network matures. The Bank's branch concept uses a prototype or standardized branch office building, convenient locations and active marketing, all designed to attract retail deposits. Using this prototype branch concept, the Bank plans to open a number of new branch offices in the next five years. The Bank's retail approach to banking emphasizes a combination of long-term customer relationships, quick responses to customer needs, active marketing, convenient locations, free checking for customers maintaining certain minimum balances and extended hours of operation. The Bank has attempted to locate its branches in the fastest growing communities within its primary service area.

         Commercial loans are made to companies located within the Bank's market area for working capital and other short term needs and term loans for the acquisition of assets. Construction loans are primarily made to local developers and are primarily made on single family structures which are generally under contract before being built. Commercial mortgage loans are made to local property owners. Residential loans are predominantly secured by one-to-four family properties in the Bank's primary market area. The Bank's underwriting standards require a careful consideration of a borrower's financial condition, as reflected on acceptable financial statements, as well as the management capability, industry and economic environment affecting the borrower. Each potential credit is evaluated on, among other factors, the specific purpose and structure of the loan, the source of and schedule for repayment, the borrower's financial strength and character, and the value of any collateral. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Bank is not dependent on any one or more major customers.

Service Area

         The Bank's primary service area includes Bergen and Passaic Counties, New Jersey and more particularly the following cities located in these counties where the Bank has branch offices: Ramsey, Allendale, Ridgewood, Mahwah, Montvale, Park Ridge, Hackensack and Hawthorne. Retail deposits gathered through these focused branching activities are used to support the Bank's lending throughout Northern New Jersey.

Retail Banking Activities

         The Bank provides a broad range of retail banking services and products, including free personal checking accounts and savings programs, negotiable orders of withdrawal ("NOW") accounts, money-market accounts, certificates of deposit, secured and unsecured loans, consumer loan programs (including installment loans for home improvement and the purchase of consumer goods and automobiles), home equity and Visa/MasterCard revolving lines of credit, overdraft checking, mortgage loans, safe deposit facilities, wire transfers, automated teller facilities, money orders and holiday club accounts.

Commercial Banking Activities

         The Bank offers a broad range of commercial banking services, including free business checking accounts (subject to a $1,000 minimum balance), night depository facilities, wire transfers, money-market accounts, certificates of deposit, short-term loans for seasonal or working capital purposes, term loans for fixed assets and expansion purposes, revolving credit plans and other commercial loans to fit the needs of its customers. The Bank also finances the construction of business properties and makes real estate mortgage loans on completed buildings. Where the needs of the customer exceed the Bank's lending limit for any one customer (approximately $3.3 million at December 31, 1995), the Bank may participate with other banks in making a loan.

Competition

         The Bank's service area is characterized by intense competition for banking business among bank holding companies and commercial banks, thrift institutions and other financial institutions. The Bank actively competes with such banks and financial institutions for local retail and commercial accounts. The Bank also is subject to competition from other major banking and financial institutions outside its service area, many of which are substantially larger and have greater financial resources than the Bank. Other competitors, including credit unions, consumer finance companies, insurance companies and money-market mutual funds, compete with certain lending and deposit gathering services offered by the Bank.

         Other institutions may have the ability to finance wide-ranging advertising campaigns, and to allocate investment assets to regions of highest yield and demand. Many institutions offer services such as trust services and international banking which the Bank does not directly offer (but which the Bank may offer indirectly through other institutions). Many institutions, by virtue of their greater total capital, can have substantially higher lending limits than the Bank.

         In commercial transactions, the Bank's legal lending limit to a single borrower (approximately $3.4 million as of March 31, 1996) permits it to compete effectively for the business of smaller businesses. However, this legal lending limit is considerably lower than that of various competing institutions and thus may act as a constraint on the Bank's effectiveness in competing for financings in excess of these limits.

         In consumer transactions, the Bank believes that it is able to compete effectively with larger financial institutions because it offers longer hours of operation, personalized service and competitive interest rates on savings and time accounts with low minimum deposit requirements.

         In order to compete more effectively with other financial institutions both within and beyond its primary service area, the Bank uses, to the fullest extent possible, the flexibility which independent status permits. This includes an emphasis on specialized services for the small business person and professional contacts by the Bank's officers, directors and employees, and the greatest possible efforts to understand fully the financial situation of relatively small borrowers. The size of such borrowers, in management's opinion, often inhibits close attention to their needs by larger institutions. The Bank may seek to arrange for loans in excess of its lending limit on a participation basis with other financial institutions in order to more fully to service customers whose loan demands exceed the Bank's lending limit.

         The Bank endeavors to be competitive with all competing financial institutions in its primary service area with respect to interest rates paid on time and saving deposits, its overdraft charges on deposit accounts, and interest rates charged on loans.

National Monetary Policy

         In addition to being affected by general economic conditions, the earnings and growth of the Bank and the Company are affected by the policies of the regulatory agencies, including the Board of Governors of the Federal Reserve System ("FRB") and FDIC. An important function of the

FRB is to regulate the money supply and credit conditions. Among the instruments used to implement these objectives are open market operations in United States Government securities, setting the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall growth of bank loans, investments and deposits and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future business, earnings and growth of the Company and the Bank cannot be predicted.

Employees

         As of March 31, 1996, the Company, including the Bank, had approximately 179 full-time equivalent employees of whom 67 were part-time. The Company considers its relationships with its employees to be good.

Legal Proceedings

         Neither the Company, the Bank nor any of their properties is subject to any legal proceedings other than routine and non-material litigation incidental to its business which primarily consists of collection proceedings in which the Bank is seeking to enforce obligations due it.


                          SUPERVISION AND REGULATION

         The banking industry is highly regulated. Statutory and regulatory controls increase the cost of doing business. The operations of the Bank are subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, and limitations on the types of investments that may be made and the types of services which can be offered. Various consumer laws and regulations also affect the operations of the Bank.

The Company

         The Company is registered as a "bank holding company" under the Holding Company Act and is, therefore, subject to regulation by the FRB.

         Under the Holding Company Act, the Company is required to obtain the prior approval of the FRB before it can merge or consolidate with any other bank holding company or acquire all or substantially all of the assets of any bank that is not already majority owned by it or acquire direct or indirect ownership or control of any voting shares of any bank that is not already majority owned by it, if after such acquisition it would directly or indirectly own or control more than 5% of the voting stock of such bank. See "Recent Legislation."

         The Company is generally prohibited under the Holding Company Act from engaging in, or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the FRB, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determination, the FRB considers whether the performance of these activities by a bank holding company can reasonably be expected to produce benefits to the The Company maintains a securities portfolio to fund increases in loans or decreases in deposits, and is comprised of securities that the Company believes will suit its needs and perform reasonably well under various interest rate scenerios. These securities, which consists primarily of obligations of the U.S. Treasury and U.S. Government Agencies and issues of state and political public which outweigh the possible adverse effects. The FRB has by regulation determined that certain activities are closely related to banking within the meaning of the Holding Company Act. These activities include, among others, operating a mortgage, finance, credit card or factoring company; performing certain data processing operations; providing investment and financial advice, acting as an insurance agent for certain types of credit-related life insurance; leasing personal property on a full payout, non-operating basis; and certain stock brokerage and investment advisory services.

         Under the policy of the FRB with respect to bank holding company operations, a bank holding company is deemed to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law"), a bank holding company is required to guarantee that any "undercapitalized" (as such term is defined in the statute) insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards as of the time the institution failed to comply with such capital restoration plan.

         In addition, under the Holding Company Act, the Company is required to file periodic reports of its operations with, and is subject to examination by, the FRB.

         The Company is also under the jurisdiction of the Securities and Exchange Commission and various state securities commissions for matters related to the offering and sale of its securities, and is subject to the Securities and Exchange Commission's rules and regulations relating to periodic reporting, reporting to shareholders, proxy solicitation and insider trading.

         The Company, as an affiliate of the Bank within the meaning of the Federal Reserve Act, is subject to certain restrictions under the Federal Reserve Act regarding, among other things, extensions of credit to it by the Bank and the use of the stock or other securities of the Company as collateral for loans by the Bank to any borrower. Further, under the Federal Reserve Act and the FRB regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit or provisions of property or services. These so-called "anti-tie-in provisions" generally provide that a bank may not extend credit, lease or sell property or furnish any service or fix or vary the consideration for any of the foregoing (or obtain the same from), to a customer on the condition or requirement that the customer provide some additional credit, property or service to the bank, the bank's holding company or any other subsidiary of the bank's holding company, or on the condition or requirement that the customer not obtain other credit, property or services from a competitor of the bank, the bank's holding company or any subsidiary of the bank's holding company.

The Bank

         The Bank, as a state-chartered commercial bank, is subject to the New Jersey Banking Act of 1948, as amended. The Bank is also subject to the supervision of, and to regular examination by, the New Jersey Department of Banking ("Department") and the FDIC and is required to furnish periodic reports to each agency. Although the Bank is not a member of the Federal Reserve System, it is still subject to substantial regulation by the FRB. The approval of the Department is necessary for the establishment of any additional branch offices by any state bank, subject to applicable state law restrictions. Under present New Jersey Law, the Bank may operate offices at any location in New Jersey approved by the Department. See "Recent Legislation."

         The aspects of the lending and deposits business of the Bank which is regulated by the above mentioned agencies include, among others, personal lending and mortgage lending. The operations of the Bank are also subject to numerous Federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

         State-chartered banks are prohibited from engaging as principals in activities that are not permitted for national banks, unless: (i) the FDIC determines the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. The Bank currently does not engage as principal in activities not permitted for national banks.

         The Bank, as an institution, the deposits of which are insured by the BIF of the FDIC, is subject to an insurance assessment imposed by the FDIC. The insurance assessment paid by BIF- insured institutions is determined under a risk-based assessment system. Under this system, banks pay a semi-annual assessment at a rate which is based upon the assessment risk classification assigned to the bank by the FDIC. In determining the assessment risk classification, the FDIC assigns each bank to one of the three capital groups and within each capital group to one of the three supervisory subgroups. Depending upon the assessment risk classification assigned to a bank, the semi-annual assessments paid by banks range from 0.00% of an institution's average assessment base for banks assigned to the highest capital group and highest supervisory subgroup to 0.31% for banks assigned to the lowest capital group and lowest supervisory subgroup. Banks are notified of the assessment risk classification by the first day of the month preceding each semi-annual period.
The Bank's current assessment rate is 0.00%.

         Under the Community Reinvestment Act, as amended ("CRA"), as implemented by FDIC regulations, a bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate- income neighborhoods. CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with CRA. CRA requires the FDIC to assess an institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires public disclosure of an institution's CRA rating and requires that the FDIC provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. An institution's CRA rating is considered in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Performance less than satisfactory may be the basis for denying an application. The Bank recently received a "satisfactory" rating from the FDIC under the CRA. However in 1994 and 1995, the Bank received a "needs to improve" rating, which is the rating immediately below "satisfactory." A "needs to improve" rating could have an effect on the ability of the Bank to expand in the future. The Company has taken steps to maintain its "satisfactory" rating under CRA including strengthening its ongoing commitment to small business lending and expanding its commitment to specialized lending to low- and moderate-income areas within the Company's market areas. While the Company believes that its efforts will be successful in maintaining the Bank's CRA rating, there can be no assurances that the Company's efforts will be successful and that the rating will be maintained.

Capital Requirements

         Effective December 31, 1992, risk-based capital standards issued by bank regulatory authorities in the United States were fully implemented. These capital standards attempt to relate a banking company's capital to the risk profile of its assets and provide the basis for which all banking companies and banks are evaluated in terms of capital adequacy. The risk-based capital standards require all banking organizations to meet a minimum ratio of total capital to risk weighted assets of 8.00% (including certain off-balance sheet activities, such as standby letters of credit) of which at least 4.00% is required to be in the form of Tier I capital.

         A banking organization's qualifying total capital consists of two components: Tier I capital (core capital) and Tier II capital (supplementary capital). At least 50% of a banking organization's total regulatory capital must consist of Tier I capital. Tier I capital is an amount equal to the sum of (i) common stockholders' equity (including adjustments for any surplus or deficit); (ii) non-cumulative perpetual preferred stock (plus, for bank holding companies, cumulative perpetual preferred stock in an amount up to 25% of Tier I capital); and (iii) the company's minority interest in the equity account of consolidated subsidiaries, less certain goodwill items.

         Tier II capital may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the allowance for possible loan losses.

         Under the risk-weighted capital guidelines, balance sheet assets and certain off-balance sheet items, such as standby letter of credit, are assigned to one of four risk-weight categories (0%, 20%, 50% or 100%) according to the nature of the assets and their collateral or the identity of any obligor or guarantor. For example, cash is assigned to the 0% risk category, while loans secured by one-to-four family residences are assigned to the 50% risk category. The aggregated amount of such assets and off-balance sheet items in each risk category is adjusted by the risk-weight assigned to that category to determine weighted values, which are added together to determine the total risk- weighted assets for the banking organization. Accordingly, an asset, such as a commercial loan, which is assigned to a 100% risk category is included in risk-weighted assets at its nominal face value, whereas a loan secured by a single-family mortgage is included at only 50% of its nominal face value.

         Under regulations issued by the FRB, bank holding companies, including the Company, are required to maintain 3% minimum leverage capital ratio (Tier I capital, less intangible assets, to total average assets) plus an additional capital cushion of 100 to 200 basis points (1 - 2%). In order for an institution to operate at or near the minimum leverage requirements of 3%, the FRB expects that such institution would have well-diversified risk, no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. In general, the bank holding company would have to be considered a strong banking organization, rated in the highest category under the bank holding company rating system and have no significant plans for expansion. Higher capital ratios of up to 5% will generally be required if all the above characteristics are not exhibited, or if the institution is undertaking expansion, seeking to engage in new activities, or otherwise faces unusual or abnormal risks.

         The FDIC adopted a similar rule for insured non-member banks, such as the Bank, in March 1991. Pursuant to the rule, the FDIC is not precluded from requiring a bank to maintain a higher capital level based on the institution's particular risk profile. The FDIC rule provides that institutions not in compliance with the regulation are expected to be operating in compliance with a capital plan or agreement with the regulator. If they do not do so, they are deemed to be engaging in an unsafe and unsound practice and may be subject to enforcement action. Enforcement actions could include a capital directive, a cease and desist order, civil monetary penalties, removal and prohibition orders against institution-affiliated parties, the establishment of restrictions on the Bank's operations, and appointment of a conservator or receiver. Failure to maintain capital of at least 2% of assets constitutes an unsafe and unsound condition justifying termination of FDIC insurance.

         The 1991 Banking Law requires each federal Banking agency including the Board of Governors of the FRB to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. All of the bank regulatory agencies recently issued a final rule that amends their capital guidelines for interest rate risk and requires such agencies to consider in their evaluation of a bank's capital adequacy the exposure of a bank's capital and economic value to changes in interest rates. This final rule does not establish an explicit supervisory threshold. The agencies intend, at a subsequent date, to incorporate explicit minimum requirements for interest rate risk into their risk based capital standards and have proposed a supervisory model to be used together with bank internal models to gather data and hopefully propose at a later date explicit minimum requirements. This law also requires each federal Banking agency, including the FRB, to specify, by regulation, the levels at which an insured institution would be considered "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." At December 31, 1995, the Bank and the Company each met the regulatory definition of a "well-capitalized" financial institution, i.e., a leverage capital ratio exceeding 5%, and a Tier I risk-based capital ratio exceeding 6%, and a total risk-based capital ratio exceeding 10%.

Recent Legislation

         On September 29, 1994, the President signed into law the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Interstate Act"). Among other things, the Interstate Act permits bank holding companies to acquire banks in any state one year after enactment. Beginning June 1, 1997, a bank may merge with a bank in another state so long as both states have not opted out of interstate branching between the date of enactment of the Interstate Act and May 31, 1997. States may enact laws opting out of interstate branching before June 1, 1997, subject to certain conditions. States may also enact laws permitting interstate merger transactions before June 1, 1997 and host states may impose conditions on a branch resulting from an interest merger transaction that occurs before June 1, 1997, if the conditions do not discriminate against out-of-state banks, are not preempted by Federal law and do not apply or require performance after May 31, 1997. Interstate acquisitions and mergers would both be subject, in general, to certain concentration limits and state entry rules relating to the age of the bank.

         Under the Interstate Act, the Federal Deposit Insurance Act is amended to permit the responsible Federal regulatory agency to approve the acquisition of a branch of an insured bank by an out-of-state bank or bank holding company without the acquisition of the entire bank or the establishment of a "de novo" branch only if the law of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank without acquiring the bank or permits out-of-state banks to establish "de novo" branches.

         New Jersey recent passed legislation opting-in early to interstate bank mergers and allowing out-of-state banks and bank holding companies to branch in New Jersey by the acquisition of a branch without the acquisition of the entire bank.

         On September 23, 1994, the President signed into law the "Riegle Community Development and Regulatory Improvement Act of 1994" (the "Development Act"). Among other things, the Development Act establishes a $382 million fund (the "Fund") to promote economic development and credit availability in underserved communities by providing financial and technical assistance to community development financial institutions ("CDFIs").

         CDFIs include banks, savings associations and bank holding companies which have a primary mission of promoting community development. Institutions receiving monies from the Fund will be required to provide matching funds dollar for dollar. Under the Fund, a CDFI may receive up to $5 million over a three-year period, with affiliates in other states not presently served eligible to receive up to an additional $3.75 million over three years.

         One third of the Fund will be used to finance the Bank Enterprise Act, an existing (but previously unfunded) incentive program designed to encourage depository institutions to increase funding in distressed neighborhoods.

         In addition to the above, the Development Act contains provisions relating to, among others, small business capital formation, small business loan securitization, consumer protection for "reverse mortgages," paperwork reduction and reform of the national flood insurance program.

         The foregoing is a summary and general description of certain provisions of each of the Interstate Act and the Development Act and does not purport to be complete. Many of the provisions of each will be implemented through the adoption of regulations by the various Federal banking agencies. Moreover, many of the significant provisions of the legislation have not yet become effective. As of the date hereof, the Company is continuing to study the legislation and regulations relating to the legislation but cannot yet assess its impact on the Company.

                                  MANAGEMENT


         The following table sets forth certain information with respect to the executive officers and directors of the Company and the Bank. The directors each serve for a one year term and until their successors are elected and qualified. Except for Mr. Bosma who became a director in 1991, each of the directors of the Company has served in such capacity since the formation of the Company in 1984. Each director of the Company is also a director of the Bank. Officers of the Company and the Bank serve at the discretion of their respective Boards of Directors.


                                            Age as of                          Position with the Company
           Name                         December 31, 1995                             and/or Bank
- ----------------------------       ---------------------------       ----------------------------------------------
James R. Napolitano                            53                      Chairman of the Board and
                                                                       Principal Executive Officer of the
                                                                       Company and Bank
A. Roger Bosma                                 53                      President of the Company and Bank;
                                                                       Chief Credit Officer of the Bank;
                                                                       Director of the Company and Bank
Joseph LoScalzo                                61                      Director of the Company and Bank
Esko J. Koskinen                               71                      Director of the Company and Bank
William F. Dator                               52                      Director of the Company and Bank
Julius J. Franchini                            60                      Director of the Company and Bank
Robert F. Frasco                               63                      Director of the Company and Bank
Robert O. Hagman                               70                      Director of the Company and Bank
Joseph A. Haynes                               53                      Director of the Company and Bank
Kevin J. Killian                               39                      Executive Vice President, Chief
                                                                       Financial Officer and Secretary of
                                                                       the Company and the Bank
Patrick W. Thaller                             52                      Executive Vice President and Chief
                                                                       Lending Officer of the Bank





         Except as noted below, each of the directors and officers of the Company and Bank has had the same principal occupation or employment for at least the past five years.

         Mr. Napolitano has been Chairman of the Board of the Company since 1984 and Bank since 1975. In April, 1991 in his capacity as Chairman of the Board, Mr. Napolitano assumed executive officer responsibilities at the Company and Bank. In July 1995, Mr. Napolitano assumed the Principal Executive Officer's function of the Company and the Bank. In addition to his duties at the Company and Bank, he continues to have a limited law practice with the law firm of Napolitano & Napolitano, Esquire, Ramsey, New Jersey, of which he is a partner.

         Mr. Bosma has served as President of the Company and Bank since March 18, 1991, Chief Executive Officer of the Company and Bank from March 18, 1991 to July, 1995 and Chief Credit Officer of the Bank since July 1995. Prior thereto, he served as a Senior Vice President of Credit at First Fidelity Bancorp responsible for establishing credit policy and credit training since 1985.

         Mr. LoScalzo is President of LoScalzo Builders, Ltd., Allendale, New Jersey.

         Mr. Koskinen is President of Greenway Construction Co., Inc., Montvale, New Jersey.

         Mr. Dator is Partner of The Dator Commercial Agency, Inc. (Real Estate), Mahwah, New Jersey.

         Mr. Franchini is President of Lynn Chevrolet, Inc., Kearny, New Jersey and President of Franchini Chevrolet, Inc., Garfield, New Jersey.

         Mr. Frasco is President of Frasco Enterprises (Real Estate), Mahwah, New Jersey.

         Mr. Hagman is a Partner of CSA Equipment Company, Floral Park, New Jersey.

         Mr. Haynes is a Registered Representative of Smith Barney, Paramus, New Jersey.

         Mr. Killian joined the Company and Bank in March, 1992. Prior to that time for more than five years, he was employed in various positions by First Fidelity Bank, N.A., including Assistant Vice President - Budget Manager, Vice President - Division Controller and Vice President Corporate Budget Manager.

         Mr. Thaller joined the Bank in July, 1995. Prior to that time for more than five years, he was employed in various positions by the Bank of New York, N.A. and its predecessor, National Community Bank of New Jersey, including President, Northeast Region and Senior Officer of Banking Group and Executive Vice President.

                                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information as of the date of this Prospectus with respect to the beneficial ownership of the Company Common Stock and/or Series A Preferred Stock by (i) the persons known by the Company to be beneficial owners of more than five percent of its Common Stock and/or Series A Preferred Stock, (ii) by each director of the Company, and (iii) by all directors and executive officers of the Company, as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock and/or Series A Preferred Stock. See "Description of Securities - Series B Non-Convertible Preferred Stock" for a description of the Company securities beneficially owned by Commerce Bancorp, Inc.

                                                              Common Stock               Series A Preferred Stock
                                                     --------------------------------  ------------------------------
                                                          Shares                           Shares
                                                       Beneficially       Percent       Beneficially       Percent
       Name and Address of Beneficial Owner             Owned (A)         of Class        Owned (A)        of Class
- ---------------------------------------------------  ------------------  ------------  -----------------  -----------
Independence Employee Stock Ownership Plan
 1100 Lake Street
 Ramsey, NJ 07446.................................       374,774 (b)           22.2           187,387          24.1
Robert F. and Linda Frasco
 53 Indianfield Court
 Mahwah, NJ  07430................................       110,299 (c)            8.1            22,500           2.9
Julius J. Franchini
 461 Kearny Avenue
 Kearny, NJ  07032................................        93,518 (d)            7.0             8,900           1.1
Thomas E. and Barbara L. Napolitano
 18 Lancaster Court
 Ramsey, NJ  07446................................        76,256 (e)            5.7            12,500           1.6
James R. and Catherine Napolitano
 754 Barnstable Lane
 Franklin Lakes, NJ  07417........................        68,788 (f)            5.2             7,834           1.0
A. Roger Bosma....................................        13,760 (g)            1.0             1,650            *
Joseph LoScalzo...................................        49,407 (h)            3.7             7,710           1.0
Esko J. Koskinen..................................        58,009 (i)            4.3             9,300           1.2
William F. Dator..................................         5,043 (j)             *                 --           --
Robert O. Hagman..................................        25,667 (k)            1.9             5,400            *
Joseph A. Haynes..................................        28,315 (l)            2.1             6,250            *
All directors and executive officers of
 the Company as a group (12 persons)..............       455,445 (m)           30.2            70,544           9.1


- ---------------
*less than 1%

(a) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after the date of this Prospectus. Beneficial ownership may be disclaimed as to certain of the securities.

(b) Includes 187,387 shares of Common Stock which can be acquired upon the conversion of the Series A Preferred Stock and 187,387 shares which can be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. See "REDEMPTION OF SERIES A PREFERRED STOCK.

(c) Includes 22,500 shares which could be acquired upon the conversion of the Series A Preferred Stock and 22,500 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 4,025 shares which could be acquired upon the exercise of options granted under the 1990 Stock Option Plan for Non-Employee Directors, as amended (the "1990 Plan").

(d) Includes 8,900 shares which could be acquired upon the conversion of the Series A Preferred Stock and 8,900 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 4,025 shares which may be acquired upon the exercise of options granted under the 1990 Plan.

(e) Includes 12,500 shares which could be acquired upon conversion of the Series A Preferred Stock and 12,500 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock.

(f) Includes 39,195 shares held jointly by Mr. Napolitano and his wife. Includes 6,326 shares held by Mr. Napolitano's wife and children. Includes 2,386 shares which could be acquired upon the conversion of the Series A Preferred Stock and 2,386 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 5,448 shares held by Mr. Napolitano's wife which can be acquired upon the conversion of the Series A Preferred Stock and 5,448 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Does not include 79,200 shares held by relatives of Mr. Napolitano as to which he disclaims beneficial ownership. Includes 525 shares which may be acquired upon the exercise of options granted under the 1990 Plan. Includes 3,500 shares which may be acquired upon the exercise of options granted under the 1986 Stock Option Plan.

(g) Includes 1,000 shares which could be acquired upon the conversion of the Series A Preferred Stock and 1,000 shares which could be acquired upon the exercise of the Common Stock Purchase Right included with the Series A Preferred Stock. Includes 650 shares held by Mr. Bosma's wife and children which can be acquired upon the conversion of the Series A Preferred Stock and 650 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 10,250 shares which may be acquired upon the exercise of options granted under the 1986 Stock Option Plan.

(h) Excludes 2,714 shares held by or on behalf of Mr. LoScalzo's children as to which he disclaims beneficial ownership. Includes 4,025 shares which may be acquired upon the exercise of options granted under the 1990 Plan. Includes 7,085 shares which could be acquired upon the conversion of the Series A Preferred Stock and 7,085 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 625 shares held by Mr. LoScalzo's wife which can be acquired upon the conversion of the Series A Preferred stock and 625 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock.

(i) Includes 34,308 shares held by Greenway Construction Profit Sharing Plan of which Mr. Koskinen is a trustee. Includes 7,000 shares held by Greenway Construction Profit Sharing Plan which could be acquired upon the conversion of the Series A Preferred Stock and 7,000 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes an additional 1,550 shares which could be acquired upon the conversion of the Series A Preferred Stock and 1,550 which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 750 shares held by Mr. Koskinen's wife which could be acquired upon the conversion of the Series A Preferred Stock and 750 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Does not include 5,201 shares held by relatives of Mr. Koskinen as to which he disclaims beneficial ownership. Includes 4,025 shares which may be acquired upon the exercise of options granted under the 1990 Plan.

(j) Includes 393 shares which are held by Mr. Dator's wife as custodian for Mr. Dator's children. Excludes 921 shares held by Mr. Dator's children. Mr. Dator disclaims beneficial ownership with respect to these shares. Includes 4,025 shares which may be acquired upon the exercise of options granted under the 1990 Plan.

(k) Includes 5,400 shares which could be acquired upon the conversion of the Series A Preferred stock and 5,400 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 4,025 shares which may be acquired upon the exercise of options granted under the 1990 Plan.

(l) Excludes 53 shares held by the son of Mr. Haynes. Mr. Haynes disclaims beneficial ownership with respect to these shares. Includes 6,250 shares which could be acquired upon the conversion of the Series A Preferred Stock and 6,250 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 4,025 shares which may be acquired upon the exercise of options granted under the 1990 Plan.

(m) Includes 70,544 shares which could be acquired upon the conversion of the Series A Preferred Stock and 70,544 shares which could be acquired upon the exercise of the Common Stock Purchase Rights included with the Series A Preferred Stock. Includes 18,625 shares which may be acquired upon the exercise of options granted under the 1986 Stock Option Plan. Includes 28,700 shares which may be acquired upon the exercise of options granted under the 1990 Plan.

                           DESCRIPTION OF SECURITIES


         The following statements are summaries of certain provisions of the Company's capital stock and are qualified in their entirety by reference to the complete text of the Company's Certificate of Incorporation, as amended (the "Certificate"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Company is authorized to issue 5,000,000 shares of Common Stock, par value $1.667 per share, and 1,000,000 shares of Preferred Stock, without par value.

         Under the Certificate, the Board of Directors is authorized, without further stockholder action, to provide for the issuance of the Preferred Stock in one or more classes or series within any class or classes, with such designations, preferences, qualifications, limitations and special or relative rights, if any, as may be designated by the Board of Directors. The authority of the Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of each class or any series thereof: (i) the voting rights and powers, if any, (ii) the rates and times at which, and the terms and conditions on which, dividends, if any, will be paid, and any dividend preferences or rights of cumulation, (iii) whether shares shall be convertible or exchangeable, and, if so, the terms and provisions thereof, (iv) whether shares shall be redeemable, and, if so, the terms and conditions thereof, and (v) the rights and preferences (if any) upon the voluntary or involuntary dissolution, liquidation or winding up of the Company.

Series A Preferred Stock

         Pursuant to its authority under the Certificate, the Board of Directors of the Company has authorized the issuance of 776,875 shares of the Series A Preferred Stock, all of which is issued and outstanding.

         Dividends. Holders of the Series A Preferred Stock are entitled to cumulative dividends accruing from the date of issue, when, as and if declared by the Board of Directors out of funds legally available therefor, at the annual rate of $0.72 per share. For information regarding certain restrictions on the payment of dividends, see "Dividends." Subject to change by the Board of Directors, dividends are payable quarterly on the thirtieth day of January, April, July, and October, to holders of record as they appear on the record books of the Company on the last day of the month preceding the month in which the dividend is payable. If all accrued dividends on the Series A Preferred Stock have not been paid or set apart for payment, (i) no dividends or other distributions may be paid or set apart for payment on the Common Stock or any other class of capital stock ranking on parity with or junior to the Series A Preferred Stock as to dividends or other distributions, (ii) the Company is prohibited from repurchasing, redeeming or otherwise acquiring Common Stock or any other class of capital stock ranking on parity with or junior to the Series A Preferred Stock as to dividends and other distributions, and (iii) the Company is prohibited from issuing any preferred stock which ranks senior to or on parity with the Series A Preferred Stock.

         Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock are entitled to receive, out of the assets of the Company legally available for distribution to its shareholders, the amount of $8.00 in cash for each share of the Series A Preferred Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution may be made to the holders of the Company's Common Stock or any other class of capital stock ranking junior to the Series A Preferred Stock as to dividends or other distributions. If, after payment or provision for payment of the debts and other liabilities of the Company, the remaining net assets of the Company are not sufficient to pay the holders of the Series A Preferred Stock and preferred stock of all other series ranking on parity with the Series A Preferred Stock as to dividends and other distributions the full amounts of their respective preferences, the holders of the Series A Preferred Stock and preferred stock of all such other series would share ratably in any distribution of assets.

         Redemption. The Series A Preferred Stock is redeemable in whole or in part, at the option of the Company, at the following redemption prices per share during the following periods:

      If Redeemed in the
        12-Month Period                        Then the Redemption
     Beginning October 31,                       Price Shall Be
- ---------------------------------      -----------------------------------
             1995                                    $ 8.30
      1996 and thereafter                            $ 8.00



plus in each case any accumulated and unpaid dividends to the date fixed for redemption.

         If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, redemption may be by lot, pro rata or any other means which the Board of Directors of the Company determines to be equitable. All rights of the holders of the Series A Preferred Stock called for redemption shall cease on the date fixed for redemption (or, except for any rights of conversion, on any prior date on which the redemption price plus accumulated and unpaid dividends are deposited in trust).

         Notice of redemption must be mailed at least 30 days but not more than 60 days prior to the redemption date to each holder of shares of the Series A Preferred Stock to be redeemed at their respective addresses as shown on the record books of the Company.

         The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

         Conversion. At any time prior to redemption, shares of the Series A Preferred Stock are convertible at the option of the holders thereof into Common Stock at the conversion rate of one share of Common Stock for each share of the Series A Preferred Stock, except that, with respect to shares of the Series A Preferred Stock called for redemption, the right to convert shall cease at the close of business on the redemption date. No payment or adjustment on account of dividends accrued or in arrears will be made on the shares of the Series A Preferred Stock surrendered for conversion.

         The conversion rate is subject to adjustment in the event of payment of a dividend in shares of capital stock of the Company, any subdivision or combination of the Common Stock or a reclassification of the Common Stock. The conversion rate also will be adjusted in case of any issuance of rights to holders of Common Stock to subscribe for shares of Common Stock at less than current market price or any distribution to holders of Common Stock of evidences of indebtedness or assets.

         No fractional shares will be issued on conversion, but if such conversion results in a fraction, a cash adjustment will be paid.

         Voting Rights. Except under the limited circumstances described below and as required by applicable law, the Series A Preferred Stock has no voting rights.

         If there is a default in the payment of full dividends on the Series A Preferred Stock for six non-consecutive quarterly dividend periods or four consecutive quarterly dividend periods, the holders of the Series A Preferred Stock will be entitled to notice of all meetings of the Company and to full voting rights (together with the holders of Common Stock but not as a separate class unless otherwise required by law) at all meetings and on all matters, and each holder of shares of the Series A Preferred Stock will be entitled to one vote for all full shares of Common Stock into which the aggregate number of shares of Series A Preferred Stock held are convertible as of the record date for such vote. All such voting rights will terminate when all defaults in such dividends have been cured and the dividend for the then current quarterly dividend period has been paid or declared and set apart for payment.

         If any amendment to the Company's Certificate would amend, alter or repeal any of the preferences, special rights or powers of the Series A Preferred Stock, authorize any reclassification of the Series A Preferred Stock, or create any class of stock having a dividend payment or liquidation payment preference equal or superior to the Series A Preferred Stock, then the affirmative vote of the holders of two-thirds of all outstanding shares of the Series A Preferred Stock, voting as a separate class, would be required for its adoption.

         Common Stock Purchase Rights. Each full share of Series A Preferred Stock entitles the holder thereof to purchase, upon exercise thereof, one fully paid and nonassessable share of Common Stock for $9.60 per share until the earlier to occur of 5:00 P.M., New York time, on October 31, 1997, the redemption of the Series A Preferred Stock or the conversion of the Series A Preferred Stock, when such rights will expire. The Common Stock Purchase Rights exercise price and the number and type of shares to be issued on exercise thereof are subject to adjustments under certain circumstances including the payment of a dividend in shares of capital stock of the Company, any subdivision or combination of the Common Stock, a reclassification of the Common Stock and in the event the Company issues additional shares of common stock at a price below the then current exercise price.

         The Common Stock Purchase Rights are evidenced only by a legend on the Series A Preferred Stock certificate. The Common Stock Purchase Rights may be combined, exchanged or transferred upon the records of the Company only with the Series A Preferred Stock and the Common Stock Purchase Rights may not be split up, combined, exchanged or transferred separately upon the records of the Company.

         The Common Stock Purchase Rights may be exercised by surrendering the Series A Preferred Stock certificate at the offices of the Company (or if the Company has a transfer agent, the offices of the Company's transfer agent) together with written notice to the Company (or the Company's transfer agent) that the holder elects to exercise the rights, the number of shares of Common Stock desired to be purchased and the applicable rights purchase price.

         Fractional shares of the Company's Common Stock will not be issued upon the exercise of the Common Stock Purchase Rights but cash will be paid in lieu of fractional shares.

         Other. The holders of the Series A Preferred Stock are not entitled to any preemptive rights. Shares of the Series A Preferred Stock redeemed or converted shall be deemed to be authorized and unissued shares of preferred stock.

Series B Non-Convertible Preferred Stock

         Pursuant to its authority under the Certificate, the Board of Directors of the Company has authorized the issuance of 217,500 shares of the Series B Non-Convertible Preferred Stock ("Series B Preferred Stock"), none of which is issued and outstanding. Commerce Bancorp, Inc. owns 30,000 shares of Series A Preferred Stock and 187,500 Stock Purchase Warrants ("Warrants") which expire on October 31, 1997 and prior thereto are exercisable at $9.60 per share (subject to adjustment under certain circumstances). The Common
Stock Purchase Rights attached to the Series A Preferred Stock and the
Warrants owned by Commerce are exercisable only into shares of the Series B Preferred Stock. Commerce Bancorp, Inc. also beneficially owns 35,327 shares of Common Stock.

         Dividends. Holders of the Series B Preferred Stock are entitled to non-preferential dividends, when, as and if declared by the Board of Directors out of funds legally available therefor, at the same rate as are declared and paid to holders of the Company's Common Stock. For information regarding certain restrictions on the payment of dividends, see "Dividends." Dividends on each share of Series B Preferred Stock outstanding shall not be cumulative. Dividends (whether in cash, stock or otherwise) shall not be declared and paid on the Company's Common Stock without the declaration and payment of equivalent dividends on the Series B Preferred Stock. Holders of the Series B Preferred Stock shall be entitled to participate in any dividends or other distributions (whether in cash, stock or otherwise) declared and paid on or with respect to any Common Stock ratably with any Common Stock.

         Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights of the holders of any stock of the Company ranking senior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, such as the Series A Preferred Stock, the holders of the outstanding Series B Preferred Stock shall be entitled to receive and share ratably with any distribution of assets to be made to the holders of any Common Stock.

         Voting Rights. Except under the limited circumstances described below and as required by applicable law, the Series B Preferred Stock has no voting rights.

         If any amendment to the Company's Certificate would amend, alter or repeal any of the preferences, special rights or powers of the Series B Preferred Stock or authorize any reclassification of the Series B Preferred Stock then the affirmative vote of the holders of two-thirds of all outstanding shares of the Series B Preferred Stock, voting as a separate class, would be required for its adoption.

         Ranking. The Series B Preferred Stock shall rank junior to the Series A Preferred Stock and on parity with the Company's Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding up of the Company, and, unless otherwise provided in the Certificate of Incorporation of the Company, as amended, or a Certificate of Designations relating to a subsequent series of preferred stock of the Company, the Series B Preferred Stock shall rank junior to all other series of the Company's preferred stock, as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

         Other. The holders of the Series B Preferred Stock are not entitled to any preemptive rights. The shares of Series B Preferred Stock shall not be redeemable or convertible.

Common Stock

         Voting Rights. Holders of Common Stock are entitled to one vote for each share held and have no cumulative voting rights for the election of directors.

         Dividends. Subject to such preferences, limitations and relative rights as may be fixed for any series of preferred stock that may be issued, including the Series A Preferred Stock, holders of Common Stock are entitled to receive such dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. For information regarding certain restrictions on the payment of dividends, see "Dividends."

 Liquidation. In the event of liquidation, after payment or provision for payment of all debts and liabilities and subject to the rights of any series of preferred stock which may be outstanding, including the Series A Preferred Stock, holders of Common Stock would share pro rata in all assets distributable to shareholders in respect of shares held by them.

         Other. Holders of Common Stock have no preemptive rights. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of the Common Stock Purchase Rights will, when issued, be validly issued, fully paid and non-assessable.

Transfer Agent

         The transfer agent, conversion agent or registrar for the Series A Preferred Stock and the transfer agent and registrar for the Common Stock issuable upon conversion of the Series A Preferred Stock and issuable upon the exercise of the Common Stock Purchase Rights is The First National Bank of Boston.

"Anti-Takeover" Provisions and Management Implications

         The Certificate contains certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions.

         One of these provisions relates to the ability of the Company to issue up to 5,000,000 shares of Common Stock (of which 1,312,748 are presently outstanding) and up to 1,000,000 shares of preferred stock (of which 776,875 are presently outstanding) with such rights, preferences and limitations as the Board of Directors may determine. These additional shares of Common Stock and preferred stock were authorized for the purpose of providing the Company's Board of Directors with as much flexibility as possible to issue additional shares, without further shareholder approval, for proper corporate purposes including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other similar purposes. However, these additional shares may also be used by the Board of Directors (if consistent with its fiduciary responsibilities) to deter future attempts to gain control over the Company.

         A second provision requires the affirmative vote of 80% of the outstanding shares of capital stock of the Company issued and entitled to vote to approve any merger or consolidation of the Company or any sale or lease of substantially all of the Company's assets, unless the transaction is approved by the Board of Directors.

         The overall effect of the foregoing provisions may be to deter a future tender offer. Shareholders may view any such offer to be in their best interests should any offer include a substantial premium over the market price of the Common Stock at that time. In addition, these provisions may have the effect of assisting the Company's management to retain its position and place it in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of the Company's business. The Board of Directors of the Company does not presently know of a third party that plans to make an offer to acquire the Company through a tender offer, merger or purchase of substantially all of the assets of the Company.

                    REDEMPTION OF SERIES A PREFERRED STOCK


         The Company has called for redemption at the close of business on [ ], 1996 (the "Redemption Date"), all of the Company's outstanding Series A Preferred Stock. Pursuant to the terms of the Series A Preferred Stock, holders of the Series A Preferred Stock will be entitled to receive upon redemption a total redemption price of $[ ] (the "Redemption Price") for each share of Series A Preferred Stock which equals the redemption price of $8.30 plus accrued dividends of $[ ] from [ ], 1996.

         Payment of the Redemption Price will be made by the Transfer Agent, on and after the Redemption Date, upon receipt of the Series A Preferred Stock so redeemed. On and after the Redemption Date, dividends will cease to accrue and holders of Series A Preferred Stock will not have any rights as such holders other than the right to receive $[ ] per share of Series A Preferred Stock upon surrender for redemption. On June 13, 1996 the Company declared a dividend of $.18 per share on the Series A Preferred Stock payable on July 30, 1996 to shareholders of record on June 28, 1996. As a result of the foregoing call for redemption, the Common Stock Purchase Rights attached to the shares of Series A Preferred Stock will expire on the earlier of the date the Series A Preferred Stock is converted or the Redemption Date, after which time such Common Stock Purchase Rights will be null and void.

         The following alternatives are available with respect to holders of Series A Preferred Stock:

                  (1) Convert the Series A Preferred Stock at a conversion ratio of one share of Common Stock for each share of Series A Preferred Stock. On [ ], 1996, the closing sale price of the Common Stock, as reported on the NASDAQ National Market was $[ ] per share. Upon conversion of the Series A Preferred Stock, no payment or adjustment will be made in respect of accrued dividends. THE CONVERSION RIGHT EXPIRES AT THE CLOSE OF BUSINESS (5:00 P.M. NEW YORK CITY TIME) ON THE REDEMPTION DATE, [ ], 1996; and/or

                  Based on the above-stated last sale price of the Common Stock on [ ], 1996, the market value of the Common Stock into which each share of Series A Preferred Stock is convertible is approximately $[ ], or considerably higher than the amount to be received upon redemption. Such value is, of course, subject to change depending on the market price of the Common Stock. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS HIGHER THAN $[ ] PER SHARE, A HOLDER WHO CONVERTS HIS SERIES A PREFERRED STOCK WILL RECEIVE COMMON STOCK WITH A MARKET VALUE GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION OF THE SERIES A PREFERRED STOCK.

                  (2) Exercise the Common Stock Purchase Right at an exercise price of $9.60 per share of Common Stock. On [ ], 1996, the closing sale price of the Common Stock, as reported on the NASDAQ National Market was $[ ] per share. THE EXERCISE RIGHT EXPIRES AT THE CLOSE OF BUSINESS (5:00 P.M., NEW YORK CITY TIME) ON THE REDEMPTION DATE, [ ], 1996; or

                  Based on the above-stated sale price of the Common Stock on [ ], 1996, the market value of the Common Stock purchasable upon the exercise of the Common Stock Purchase Right is approximately $[ ], or considerably higher than the amount to be paid upon exercise. Such value is, of course, subject to change depending on the market price of the Common Stock. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS HIGHER THAN $[ ] PER SHARE, A HOLDER WHO EXERCISES HIS COMMON STOCK PURCHASE RIGHTS WILL RECEIVE COMMON STOCK WITH A MARKET VALUE GREATER THAN THE AMOUNT PAID UPON EXERCISE OF THE COMMON STOCK PURCHASE RIGHT.

                  (3) Sell the Series A Preferred Stock (which includes the Common Stock Purchase Rights attached thereto) in the open market. Holders of Series A Preferred Stock should consult with their own advisers regarding if and when they should sell their Series A Preferred Stock and the tax consequences thereof; or

                  (4) Accept the Redemption Price of $[ ] for each share of Series A Preferred Stock called for redemption; and/or

         (5)  Do not exercise the Common Stock Purchase Right.

         SERIES A PREFERRED STOCK NOT RECEIVED FOR CONVERSION PRIOR TO THE CLOSE OF BUSINESS ON [ ], 1996 WILL BE REDEEMED AS SET FORTH ABOVE. A HOLDER OF SERIES A PREFERRED STOCK MAY BOTH CONVERT THE SHARES OF SERIES A PREFERRED STOCK AND EXERCISE THE COMMON STOCK PURCHASE RIGHTS RELATED THERETO.

         COMMON STOCK PURCHASE RIGHTS NOT EXERCISED PRIOR TO THE CONVERSION OR REDEMPTION OF THE SERIES A PREFERRED STOCK TO WHICH THEY ARE ATTACHED WILL BE NULL AND VOID.

         Anyone with questions or needing assistance concerning the various options available with respect to the Series A Preferred Stock called for redemption should call (201) 825-1000 and ask to speak to Kevin J. Killian, Executive Vice President, or call the Transfer Agent, The First National Bank of Boston, at (617) 575-3170 and ask to speak to the Investors Relations Unit about the various options.

The Company's Employee Stock Ownership Plan and
Directors and Officers of the Company.

         The Company's Employee Stock Ownership Plan ("ESOP") which currently owns 187,387 shares of Series A Preferred Stock has indicated it will sell a sufficient number of shares of Series A Preferred Stock in the market and/or to the Purchaser at market prices so as to allow the ESOP to have sufficient funds to exercise all Common Stock Purchase Rights attached to the shares of Series A Preferred Stock not sold. The ESOP has also indicated it will convert all shares of Series A Preferred Stock not sold.

         The directors and officers of the Company have indicated their intention to convert all of the shares of Series A Preferred Stock owned by them into Common Stock and exercise substantially all of the Common Stock Purchase Rights associated with the shares of Series A Preferred Stock. It is anticipated that the directors and officers of the Company will beneficially own approximately an aggregate of 455,445 shares of Common Stock following the redemption of the Series A Preferred Stock set forth in this Prospectus. See "Principal Stockholders."


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         In the opinion of Blank Rome Comisky & McCauley, Cherry Hill, New Jersey and Philadelphia, Pennsylvania, counsel to the Company, the material federal income tax consequences of the conversion of Series A Preferred Stock into Common Stock, of the redemption of Series A Preferred Stock and of the exercise of the Common Stock Purchase Rights are set forth in the following discussion. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder and current administrative rulings and court decisions. The discussion does not address federal income tax consequences of the sale of the Series A Preferred Stock or other potentially relevant federal income tax matters, nor does it address the federal income tax consequences that may be relevant to particular categories of holders subject to special treatment under certain federal income tax laws such as dealers in securities, tax-exempt entities, banks, insurance companies, and foreign individuals and entities. Accordingly, the federal income tax consequences to a particular holder of a conversion or redemption of the Series A Preferred Stock and of the exercise of the Common Stock Purchase Rights may differ from the consequences described herein. The discussion also does not describe any tax consequences arising out of the tax laws of any state, locality, or foreign jurisdiction. Holders of Series A Preferred Stock should consult their own tax advisers about the federal, state, local, and foreign tax consequences of the conversion or redemption of Series A Preferred Stock and of the exercise of the Common Stock Purchase Rights.

         Conversion into Common Stock. Except as discussed below, a holder generally will recognize no gain or loss for regular federal income tax purposes on the conversion of Series A Preferred Stock into shares of Common Stock. A holder's tax basis in shares of Common Stock received upon conversion in the aggregate will be the same as the holder's tax basis in the Series A Preferred Stock converted into such shares. If a holder holds Series A Preferred Stock as a capital asset, the holder's holding period for shares of Common Stock received upon conversion of the Series A Preferred Stock will include the holder's holding period for the Series A Preferred Stock.

         Redemption. A holder generally will recognize gain or loss equal to the difference, if any, between the holder's tax basis in the Series A Preferred Stock and the amount realized by the holder upon the redemption. (The amount realized for purposes of determining gain or loss will not include the amount paid in connection with the redemption for accrued dividends that have either been declared or with respect to which the holder otherwise has a legal right prior to the date of the redemption, which will generally be taxable as dividend income.) Gain or loss resulting from redemption of the Series A Preferred Stock will generally be taxed under Section 302 of the Code as gain or loss from the sale or exchange of Series A Preferred Stock if the redemption: (i) results in a "complete termination" of the holder's stock interest in the Company under Section 302(b)(3) of the Code; (ii) is "substantially disproportionate" with respect to the holder under Section 302(b)(2) of the Code; or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code. For purposes of determining whether any of these tests (the "Section 302 Tests") have been met, shares considered owned by a holder by reason of certain constructive ownership rules under the Code, as well as shares actually owned, must generally be taken into account. A distribution to a shareholder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in the Company.

         If any of the Section 302 Tests are satisfied, the redemption of the Series A Preferred Stock would generally result in taxable gain or loss to a holder equal to the difference between the amount of cash received (except, as described above, if attributable to accrued dividends) and the shareholder's tax basis in the Series A Preferred Stock redeemed. Such gain or loss would be capital gain or loss if the Series A Preferred Stock were held as a capital asset, and would be long-term capital gain or loss if the holding period for the Series A Preferred Stock were to exceed one year (determined as of the Redemption Date). If the redemption does not satisfy any of the Section 302 Tests, the gross proceeds received by the shareholder would be treated as a distribution taxable as a dividend to the extent of the Company's current and accumulated earnings and profits (as determined for federal tax purposes) and any excess would first be treated as a return of the holder's tax basis in the redeemed shares (to the extent thereof) and then as a gain from a sale or exchange of the Series A Preferred Stock.

         Exercise of Common Stock Purchase Rights. Generally, a holder of Common Stock Purchase Rights will not recognize any gain or loss on the purchase of shares of Common Stock for cash upon exercise of the Common Stock Purchase Rights. The tax basis of the shares received will be equal to the tax basis, as adjusted, in the Common Stock Purchase Rights so exercised, plus the cash exercise price. The holding period of the shares received upon exercise of a Common Stock Purchase Right for cash will not include the period during which the Common Stock Purchase Right was held, but will commence only upon the exercise date of the Common Stock Purchase Right.

         Tax Withholding. Information reporting to the Internal Revenue Service ("IRS") will be required with respect to payments of dividends made on the Series A Preferred Stock. Under applicable law and regulations, the Company generally will be required to withhold, and will withhold, 31% of the dividends paid on the Series A Preferred Stock, unless the holder or other payee furnishes to the Company his taxpayer identification number (social security number or employer identification number) and certifies that he is not subject to backup withholding, and the Company has not been notified by the IRS that the payee has under-reported interest or dividend payments. Information reporting and withholding may also be required on the redemption or conversion of Series A Preferred Stock if the holder fails to furnish his taxpayer identification number or unless the holder is otherwise exempt from withholding. Similar information reporting and withholding rules apply with respect to dividends on and sales of the Common Stock.

                        STANDBY AND OTHER ARRANGEMENTS


         Upon the terms and subject to the conditions contained in the Standby Agreement, dated [ ], 1996 (the "Standby Agreement"), Janney Montgomery Scott Inc. (the "Purchaser") has agreed to purchase from the Company (i) such number of shares of Common Stock which, in the aggregate, would have been issuable upon conversion of the Series A Preferred Stock surrendered for redemption or not surrendered for conversion prior to the close of business on the Redemption Date, and (ii) such number of shares of Common Stock which, in the aggregate, would have been issuable upon exercise of the Common Stock Purchase Rights attached to the shares of Series A Preferred Stock which were not exercised, for a negotiated per share purchase price based on prevailing market conditions at the time of sale for all shares of Common Stock sold pursuant to the Standby Agreement less an 8% discount.

         The Purchaser may also acquire Series A Preferred Stock in the open market or otherwise prior to the Redemption Date including shares of Series A Preferred Stock from the ESOP. The Purchaser has agreed to convert into Common Stock all Series A Preferred Stock so purchased (and exercise all related Common Stock Purchase Rights) and all other Series A Preferred Stock (and exercise all related Common Stock Purchase Rights) it may beneficially own. The Company will pay the Purchaser a fee of $1.12 per share for each share of Series A Preferred Stock so coverted by the Purchaser.

         The Standby Agreement provides that the Purchaser will offer any Common Stock purchased from the Company for resale as set forth on the cover page of this Prospectus. The Purchaser may also make sales of such shares to certain securities dealers at prices which may reflect concessions from the prices at which such shares are then being offered to the public. The amount of such concessions will be determined from time to time by the Purchaser. The shares of Common Stock so offered are offered by the Purchaser subject to prior sale, when, as, and if received by the Purchaser and subject to their right to reject orders in whole and in part.

         Pursuant to the terms of the Standby Agreement and in consideration of their commitment and obligations thereunder, the Company has agreed to pay to the Purchaser in addition to the commission referenced above an advisory fee equal to $75,000 plus their out-of-pocket expenses in connection therewith up to a maximum of $50,000.

         The Purchaser may assist in the solicitation of conversions by holders of Series A Preferred Stock but will receive no commission therefor. The Company has agreed to indemnify the Purchaser against certain liabilities, including certain liabilities under the Securities Act, including civil liabilities which arise out of or are based upon any untrue statement or alleged untrue statement of certain material facts contained in this Prospectus or the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading and certain liabilities under the Securities Act or to contribute to payments which the Purchaser may be required to make in respect thereof.

         In connection with this offering, the Purchaser and its respective affiliates may engage in passive market making transactions in the Common Stock on the NASDAQ National Market in accordance with Rule 10b-6A under the Exchange Act, as amended, during a period before commencement of offers or sales of the shares offered hereby. Under Rule 10b-6A, market makers in the Company's Common Stock who are participating in the underwriting can continue to make a market during the two day "cooling-off" period prior to the commencement of the offering at a price no higher than the highest independent bid. The passive market making transactions must comply with applicable volume and price limits and be identified as such.

         During the 90 days following the effective date of the Registration Statement, except with the Purchaser's prior written consent and except for
(i) the issuance of the shares of Common Stock pursuant to the Standby Agreement, (ii) the issuance of Common Stock upon conversion of the Series A Preferred Stock and/or the issuance of Common Stock upon the exercise of Common Stock Purchase Rights, and (iii) the issuance of Common Stock or options pursuant to any existing employee stock option, restricted stock, stock purchase or 401(k) plans, the Company will not offer for sale, sell, or otherwise dispose of, or file a registration statement under the Securities Act covering, any shares of its Common Stock, or sell or grant options, rights, or warrants with respect to, or securities convertible into, any shares of its Common Stock.

                                 LEGAL MATTERS


         An opinion will be delivered by Blank Rome Comisky & McCauley, Cherry Hill, New Jersey and Philadelphia, Pennsylvania to the effect that the shares of Common Stock will, when issued as contemplated in this Prospectus, be validly issued, fully paid and non-assessable. Certain legal matters relating to the Standby Agreement will be passed upon for the Purchaser by Saul, Ewing, Remick & Saul, Philadelphia, Pennsylvania.


                                    EXPERTS


         The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                      Page

Audited Annual Financial Statements:

Report of Independent Public Accountants.............................. F-1

Consolidated Balance Sheets as of December 31, 1995 and 1994.......... F-2

Consolidated Statements of Income for the Years Ended
 December 31, 1995, 1994 and 1993......................................F-3

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended December 31, 1995, 1994 and 1993................. F-4

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1995, 1994 and 1993......................................F-5

Notes to Consolidated Financial Statements............................ F-6


Unaudited Interim Financial Statements:

Consolidated Condensed Balance Sheet as of March 31, 1996.............F-26

Consolidated Condensed Statements of Income for the
 Three Month Periods Ended March 31, 1996 and 1995....................F-27

Consolidated Condensed Statements of Cash Flows for the
 Three Month Periods Ended March 31, 1996 and 1995....................F-28

Notes to Consolidated Condensed Financial Statements..................F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of Independence Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Independence Bancorp, Inc. (a New Jersey corporation) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independence Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 10 to the consolidated financial statements, on January 1, 1994 the Company changed its method of accounting for securities and in 1995, retroactive to January 1, 1994, its method of accounting for its Employee Stock Ownership Plan.



                                             ARTHUR ANDERSEN LLP



Roseland, New Jersey
January 19, 1996

INDEPENDENCE BANCORP, INC. AND SUBSIDIARY
==============================================================================
CONSOLIDATED BALANCE SHEETS
==============================================================================

                                                                                            December 31
- ----------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                               1995                 1994
- ----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks (Note 2) ..............................................     $20,280             $17,326
Interest bearing deposits in other banks ......................................       5,811               4,860
Federal funds sold ............................................................      12,820               8,550
- ----------------------------------------------------------------------------------------------------------------
            Cash and cash equivalents .........................................      38,911              30,736
- ----------------------------------------------------------------------------------------------------------------
Securities (Notes 1 and  3)
     Available for sale, at market ............................................      46,366               3,451
     Held to maturity, at cost  (market value $90,326 and $104,364) ...........      90,297             112,418
- ----------------------------------------------------------------------------------------------------------------
            Total securities ..................................................     136,663             115,869
- ---------------------------------------------------------------------------------------------------------------
Loans (Notes 1, 4 and  5)
     Commercial ...............................................................      26,592              27,109
     Real estate-construction .................................................       5,777               2,750
     Real estate-commercial ...................................................      44,360              39,803
     Real estate-residential ..................................................      29,378              28,205
 Installment ..................................................................      36,387              32,591
- ---------------------------------------------------------------------------------------------------------------
            Total loans .......................................................     142,494             130,458
Less:
     Allowance for possible loan losses .......................................       2,694               2,630
- ---------------------------------------------------------------------------------------------------------------
            Loans, net ........................................................     139,800             127,828
- ---------------------------------------------------------------------------------------------------------------
Premises and equipment, net (Notes 1 and 6) ...................................       5,455               5,257
Accrued interest receivable ...................................................       2,759               1,890
Other real estate, net (Notes 1 and 4) ........................................       1,230               1,148
Other assets ..................................................................         369                 523
- ---------------------------------------------------------------------------------------------------------------
            Total assets ......................................................    $325,187            $283,251
- ---------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Deposits
     Demand (non-interest bearing) ............................................     $80,877             $63,569
     Money-market, NOW and super NOW ..........................................      91,293              81,928
     Savings ..................................................................      64,928              66,397
     Time certificates of $100,000 or more ....................................      13,078               6,047
     Other time certificates ..................................................      54,170              47,491
- ---------------------------------------------------------------------------------------------------------------
            Total deposits ....................................................     304,346             265,432
- ---------------------------------------------------------------------------------------------------------------
Other liabilities .............................................................       1,020               1,100
Employee Stock Ownership Plan (ESOP) debt (Note 10) ...........................       1,194               1,307
- ---------------------------------------------------------------------------------------------------------------
            Total liabilities .................................................     306,560             267,839
- ---------------------------------------------------------------------------------------------------------------
Commitments and Contingencies (Note 7)
Stockholders' equity (Notes 8, 9, 10 and 12)
Preferred stock, no par value, 1,000,000 shares authorized ....................         ---                ---
Cumulative convertible preferred stock, 9% Series A, $1 par value,
     776,875 issued and outstanding (liquidation value $6,215) ................         777                 777
Non convertible preferred stock, Series B, $1 stated value,
     authorized 217,500 shares, none issued ...................................         ---                 ---
Common stock, par value $1.667 per share, 5,000,000 authorized;
     1,312,748 and 1,308,328, respectively, issued and outstanding ............       2,189               2,182
Additional Paid-In Capital ....................................................      12,970              12,802
Retained earnings .............................................................       3,594               1,084
Net unrealized holding gain (loss) on securities available for sale,
     net of income taxes ......................................................         291                (126)
Unearned ESOP preferred stock .................................................      (1,194)             (1,307)
- ---------------------------------------------------------------------------------------------------------------
            Total stockholders' equity ........................................      18,627              15,412
- ---------------------------------------------------------------------------------------------------------------
            Total liabilities and stockholders' equity ........................    $325,187            $283,251
- ---------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

INDEPENDENCE BANCORP, INC. AND SUBSIDIARY
===============================================================================
CONSOLIDATED STATEMENTS OF INCOME
===============================================================================



                                                                    Year Ended December 31
- --------------------------------------------------------------------------------------------------
(In thousands, except per share data)                           1995        1994            1993
- --------------------------------------------------------------------------------------------------

Interest income:
     Loans ..................................................  $12,508     $10,554       $10,885
     Securities:
          Taxable ...........................................    7,120       6,012         5,092
          Tax-exempt ........................................       83           9             7
     Deposits with banks ....................................      245         208           244
     Federal funds sold .....................................      755         290           243
- -------------------------------------------------------------------------------------------------
     Total interest income ..................................   20,711      17,073        16,471
- -------------------------------------------------------------------------------------------------
Interest expense:
     Interest on deposits ...................................    6,007       4,487         4,764
     Interest on ESOP loan  (Note 10) .......................      115         123          ---
- -------------------------------------------------------------------------------------------------
     Total interest expense .................................    6,122       4,610         4,764
- -------------------------------------------------------------------------------------------------
     Net interest income ....................................   14,589      12,463        11,707
Provision for possible loan losses ..........................      559       1,014         2,635
- -------------------------------------------------------------------------------------------------
     Net interest income after provision for
     possible loan losses ...................................   14,030      11,449         9,072
- -------------------------------------------------------------------------------------------------
Non-interest income:
     Service charges on deposit accounts ....................    1,299       1,154         1,409
     Gain on sale of -
          Securities ........................................     ---         ---            472
          Residential mortgage loans and
           related servicing rights .........................       25           3           603
     Other income ...........................................      807         900           849
- -------------------------------------------------------------------------------------------------
                                                                 2,131       2,057         3,333
- -------------------------------------------------------------------------------------------------
Non-interest expense:
     Salaries and employee benefits .........................    5,481       4,900         4,628
     Occupancy ..............................................    1,499       1,452         1,396
     Equipment ..............................................    1,041         892           788
     Other expenses (Note 13) ...............................    3,779       3,756         4,100
- -------------------------------------------------------------------------------------------------
                                                                11,800      11,000        10,912
- -------------------------------------------------------------------------------------------------
     Income before income taxes .............................    4,361       2,506         1,493
     Income tax provision (Notes 1 and 11) ..................    1,311         823           284
- -------------------------------------------------------------------------------------------------
Net income ..................................................    3,050       1,683         1,209
     Dividends on preferred stock  (Note 10)  ...............      441         432           559
- -------------------------------------------------------------------------------------------------
Net income applicable to common stock .......................  $ 2,609     $ 1,260        $  650
- -------------------------------------------------------------------------------------------------
Income per common share (Note 1)
Primary .....................................................  $  1.79     $    95        $  .50
Fully Diluted ...............................................     1.43         .87           .50
- -------------------------------------------------------------------------------------------------
Average common shares outstanding:
Primary .....................................................    1,461       1,317         1,306
Fully diluted ...............................................    2,127       1,934         1,306
- -------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

INDEPENDENCE BANCORP, INC. AND SUBSIDIARY
- -------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES
- -------------------------------------------------------------------------------
IN STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------

                                                                                                  Net
                                                                                              Unrealized
                                             Cumulative                                      Gain (Loss)    Unearned
                                            Convertible             Additional   Retained   on Securities     ESOP        Total
                                             Preferred     Common    Paid-In     Earnings     Available    Preferred   Stockholders'
 (In thousands, except share data)             Stock        Stock    Capital    (Deficit)      for Sale      Stock       Equity
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                  $  777       $2,177    $12,790      ($814)        $   --      ($1,472)     $13,458
Net income-1993 ............................                                      1,209                                    1,209
Cash dividends on preferred stock
   ($.72 per share) ........................                                       (559)                                    (559)
Principal payment on ESOP debt .............                                                                     61           61
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                     777        2,177     12,790       (164)            --       (1,411)      14,169
Net income-1994 ............................     683        1,683
Cash dividends on preferred stock
   ($.72 per share) ........................                                       (432)                                    (432)
Common stock issued pursuant to
   stock option plan (2,250 shares) ........                    4         10                                                  14
Common stock issued pursuant to
   stock bonus plan (410 shares) ...........                    1          2         (3)
ESOP shares earned .........................                                                                    104          104
Net unrealized holding loss on securities
   available for sale, net of tax benefit ..                                                      (126)                     (126)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                     777        2,182     12,802      1,084           (126)      (1,307)      15,412
Net income-1995 ............................                                      3,050                                    3,050
Cash dividends on preferred stock
   ($.72 per share) ........................                                       (441)                                    (441)
Cash dividends on common stock
   ($.075 per share) .......................                                        (99)                                     (99)
Common stock issued pursuant to
   dividend reinvestment and
   stock option plans (4,420 shares) .......                    7         40                                                  47
ESOP shares earned .........................                              82                                    113          195
Tax benefit on dividends paid to ESOP ......                              46                                                  46
Change in net unrealized holding gain (loss)
   on securities available for sale, net of
   income taxes ............................                                                       417                       417
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                  $  777       $2,189    $12,970     $3,594          $ 291      ($1,194)     $18,627
===================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

- -------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

(In thousands)                                                                     1995          1994          1993
======================================================================================================================
Cash Flows From Operating Activities:
     Net income ............................................................     $  3,050      $  1,683      $  1,209
- ----------------------------------------------------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities:
     Provision for possible loan losses ....................................          559         1,014         2,635
     Depreciation of bank premises and equipment ...........................          621           606           659
     Net amortization and accretion on securities ..........................          (37)          385           312
     Provision for possible losses on other real estate ....................          230           277           375
     Gain on sale of securities ............................................           --            --          (472)
     Loss (gain) on sale of other real estate ..............................            3          (106)          (37)
     Gain on sale of residential mortgage loan and
           related servicing rights ........................................          (25)           (3)         (603)
     Increase in accrued interest receivable ...............................         (869)         (336)         (162)
     Decrease in other assets ..............................................          154           318           343
     (Decrease) increase in other liabilities ..............................          (80)          428            38
- ----------------------------------------------------------------------------------------------------------------------
                    Total adjustments ......................................          556         2,583         3,088
- ----------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities .............................        3,606         4,266         4,297
- ----------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
     Proceeds from sale of securities:
           Held to maturity ................................................         --            --          24,491
     Proceeds from maturities of securities:
           Available for sale ..............................................        3,345         2,194          --
           Held to maturity ................................................       17,681        13,872        20,992
     Purchase of securities:
           Available for sale ..............................................       (3,842)         --            --
           Held to maturity ................................................      (37,574)       41,315)      (69,571)
     Net (increase) decrease in loans ......................................      (12,677)       (8,728)        4,823
     (Increase) decrease in other real estate ..............................          (79)        1,560          (582)
     Capital expenditures ..................................................         (819)         (979)         (627)
- ----------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities .................................      (33,965)      (33,396)      (20,474)
- ----------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
     Net increase in deposit accounts ......................................       38,914        20,749        13,087
     Principal payments on ESOP debt .......................................          113           104            61
     Proceeds from the issuance of common stock ............................           47            14          --
     Dividends paid on preferred stock .....................................         (441)         (432)         (559)
     Dividends paid on common stock ........................................          (99)         --            --
- ----------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities .............................       38,534        20,435        12,589
- ----------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents ..................        8,175        (8,695)       (3,588)
     Cash and cash equivalents, beginning of year ..........................       30,736        39,431        43,019
- ----------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents, end of year ................................     $ 38,911      $ 30,736      $ 39,431
- ----------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
     Cash paid during the year for:
           Interest ........................................................     $  6,007      $  4,487      $  4,764
           Income taxes ....................................................          900           420            90
======================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

- ------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------
DECEMBER 31, 1995, 1994 AND 1993
- ------------------------------------------------------------------------------
(Amounts in thousands, except share data)
NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations. Independence Bancorp, Inc. ( the "Company") commenced operations in June, 1984, as a New Jersey corporation and as a bank holding company registered under the Bank Holding Company Act of 1956. Through its banking subsidiary Independence Bank of New Jersey (the "Bank"), the Company provides a full range of banking services to individual and corporate customers primarily located in Northeastern New Jersey. The Company is regulated by various Federal and state agencies and is subject to periodic examination by those regulatory authorities.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The significant accounting policies are summarized as follows:

Principles of Consolidation and Use of Estimates. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned investment subsidiary, Independence Asset Management, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities. The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
115), effective January 1, 1994. SFAS 115 requires the Company to classify its securities as: (1) held to maturity, (2) available for sale and (3) trading.

Securities held to maturity consist of debt securities that management intends to, and the Company has the ability to, hold until maturity. Such securities are stated at cost, adjusted for amortization of premium and accretion of discount.

Securities available for sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis.

The Company has not classified any of its securities as trading.

Loans. Substantially all loans classified as commercial loans are at least partially secured by real estate. Loans are stated at their principal amount outstanding, net of any unearned income and net of loan origination fees and costs. Nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the loan's yield. The Bank does not accrue interest on any loan when factors indicate collectibility is doubtful. In general, the accrual of interest is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for possible loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest. Non-accrual loans are returned to accrual status when interest is received on a current basis and other factors indicating doubtful collection cease.

Allowance for Possible Loan Losses. The allowance for possible loan losses is maintained at a level believed by management to be adequate to meet reasonably foreseeable loan losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans, and trends in loan delinquencies and charge-offs. Possible losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to earnings and reduced by loan charge-offs, net of recoveries. Loans are charged off in whole or in part when, in management's opinion, collectibility is not probable.

While management uses available information to establish the allowance for possible loan losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, as of January 1, 1995. This statement requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. This statement is not applicable to large groups of smaller homogeneous loans, such as residential mortgage loans, credit card loans and consumer loans, which are collectively evaluated for impairment.

The Company had previously measured the allowance for possible loan losses using methods similar to those prescribed in the statement. As a result of adopting these statements, no additional allowance for possible loan losses was required as of January 1, 1995.

Premises and Equipment. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lives of the related leases, or the life of the improvement, whichever is shorter.

Other Real Estate. Other real estate is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans.

Other real estate is carried at the lower of fair value, as determined by current appraisals, less estimated costs to sell, or the recorded investment in the loan on the property. Losses identified at the time of acquisition of such properties are charged against the allowance for possible loan losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses. Costs of holding such property are charged to expense as incurred. Gains, to the extent allowable, realized on the disposition of these properties are included in other operating income.

Income Taxes. The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company files a consolidated Federal income tax return, and the amount of income tax expense or benefit is allocated on a subsidiary by subsidiary basis.

Interest on Loans. Interest on commercial, industrial, simple interest installment and real estate loans is credited to operations based upon the principal amount outstanding. Interest on other installment loans is taken into income on scheduled payment dates by use of the sum-of-the-month-digits method.

Net Income Per Common Share. Primary net income per common and common equivalent shares, after preferred dividends, is based on the weighted average common shares and common share equivalents, including stock options and warrants, outstanding during the year, adjusted for the effect of subsequent common stock dividends and after adjustment for the elimination of dividends paid on unallocated shares of the ESOP Plan (See Note 10). Fully diluted income per share is based on the weighted average number of common and common equivalent shares outstanding adjusted for shares issuable upon conversion of preferred stock and the elimination of dividends paid on unallocated shares of the ESOP Plan. For the year ended December 31, 1993, shares issuable upon conversion of preferred stock and stock options were antidilutive and have not been included in the computations of per share information.

Statement of Cash Flows. For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest bearing deposits with banks and Federal funds sold.

Reclassifications. Certain reclassifications have been made to prior period consolidated financial statements to place them on a basis comparable with the current period consolidated financial statements.

New Financial Accounting Standards. The Financial Accounting Standards Boards
(FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of." in March 1995. This statement is effective for the year ended December 31, 1996. Statement No. 121 requires that long-lived assets to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has evaluated the impact of Statement No. 121 on its financial statements and does not expect it to be material.

NOTE 2.  CASH AND DUE FROM BANKS

The Bank is required to maintain a cash reserve balance based upon its deposits in accordance with banking regulations. The average amount of this reserve for the years ended December 31, 1995 and 1994 was approximately $4,334 and $3,274, respectively.

NOTE 3.  SECURITIES

The amortized cost and estimated market values of the Company's securities available for sale portfolio at December 31, 1995 and 1994 is as follows:

                                                                              1995
                                                       ----------------------------------------------------------
                                                                           Gross           Gross
                                                       Amortized      Unrealized      Unrealized           Market
Available for Sale                                          Cost           Gains          Losses            Value
=================================================================================================================
U. S. Treasury securities ......................         $33,644         $   462         ($   10)         $34,096
Obligations of other U.S. Government agencies...          11,283              68             (78)          11,273
Equity securities ..............................             997              --              --              997
- -----------------------------------------------------------------------------------------------------------------
          Total ................................         $45,924         $   530         ($   88)         $46,366
=================================================================================================================

                                                                              1994
                                                       ----------------------------------------------------------
                                                                           Gross           Gross
                                                       Amortized      Unrealized      Unrealized           Market
Available for Sale                                          Cost           Gains          Losses            Value
=================================================================================================================
Obligations of other U.S. Government agencies...          $3,651       $    --             ($200)          $3,451
=================================================================================================================

Information relative to the Company's securities held to maturity portfolio at December 31, 1995 and 1994 is as follows:

                                                                              1995
                                                      ---------------------------------------------------------
                                                                          Gross           Gross
                                                      Amortized      Unrealized      Unrealized          Market
Held to Maturity                                           Cost           Gains          Losses           Value
===============================================================================================================
U. S. Treasury securities ..........................   $ 23,496            $111           ($137)        $23,470
Obligations of other U.S. Government agencies ......     61,493             293            (241)         61,545
Obligations of states and political subdivisions ...      5,308               8              (5)          5,311
- ---------------------------------------------------------------------------------------------------------------
          Total ....................................   $ 90,297            $412           ($383)        $90,326
===============================================================================================================

                                                                              1994
                                                      ---------------------------------------------------------
                                                                          Gross           Gross
                                                      Amortized      Unrealized      Unrealized          Market
Held to Maturity                                           Cost           Gains          Losses           Value
===============================================================================================================
U. S. Treasury securities ..........................   $ 57,471             $--         $(3,522)        $53,949
Obligations of other U.S. Government agencies ......     54,647              --          (4,532)         50,115
Obligations of states and political subdivisions ...        300              --              --             300
- ---------------------------------------------------------------------------------------------------------------

          Total ....................................   $112,418             $--         $(8,054)       $104,364
===============================================================================================================


The contractual maturities of securities at December 31, 1995 are set forth in the following table:

                                                           Held to Maturity               Available For Sale
                                                     --------------------------       -------------------------
                                                     Amortized        Estimated       Amortized       Estimated
                                                          Cost     Market Value            Cost    Market Value
===============================================================================================================
Due in one year ....................................   $ 5,008          $ 5,004         $12,712         $12,745
Due after one year through five years ..............    52,015           52,062          20,897          21,177
Due after five years through ten years .............     3,204            3,234           8,062           8,270
Mortgage-backed securities  ........................    30,070           30,026           3,256           3,178
Equity securities ..................................        --               --             997             997
- ---------------------------------------------------------------------------------------------------------------
          Total securities .........................   $90,297          $90,326         $45,924         $46,366
===============================================================================================================



Actual maturities on debt securities may differ from those presented above as certain obligations provide the issuer the right to call or prepay the obligation prior to scheduled maturity without penalty.

In November 1995, the FASB issued a special report - "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." This special report allowed a company to make a one-time reclassification of securities from its held to maturity category without tainting the classification of the other securities remaining within the category. Accordingly, in December 1995, the Bank reclassified $40.7 million of held to maturity securities to available for sale resulting in a mark-to-market gain of $286, net of tax.

In 1993, the Company sold securities totaling $24,982 for a gross gain of $472. No securities were sold during 1994 and 1995.

The carrying value of securities pledged to secure public deposits, treasury tax and loan deposits and for other purposes as required by law, approximate $1,243 at December 31, 1995.

NOTE 4.  LOANS

Non-Performing Assets

The following table presents categories of non-performing assets, and the ratio of total non-performing assets to total assets:

                                                       1995            1994
===========================================================================
Non-accrual loans:
     Commercial ..............................        $  994         $2,207
     Commercial lease financing ..............            --             22
     Installment .............................           272            306
     Real estate-commercial ..................           285            758
     Real estate-residential .................           168            121
- ---------------------------------------------------------------------------
               Total .........................         1,719          3,414
- ---------------------------------------------------------------------------
Other real estate owned ......................         1,301          1,222
- ---------------------------------------------------------------------------
Total non-performing assets ..................        $3,020         $4,636
- ---------------------------------------------------------------------------
Ratio of non-performing assets to total assets          0.93%          1.64%
- ---------------------------------------------------------------------------
Accruing loans past due 90 days or more:
     Commercial ..............................        $   21         $  154
     Installment .............................            12             35
- ---------------------------------------------------------------------------
               Total .........................        $   33         $  189
===========================================================================


The amount of interest income lost on those loans classified as non-accrual in 1995 and 1994, had these loans been current in accordance with their original terms, was $136 and $250, respectively. There were no significant restructured loan amounts at December 31, 1995 and 1994.

Related Party Loans

Loans have been granted to officers and directors of the Company and its subsidiary and to their associates. As of December 31, 1995, there were no related party loans which were past due. The aggregate dollar amount of these loans was $3,483 and $7,323 at December 31, 1995 and 1994, respectively. During 1995, there were $1,903 of new loans made and repayments totaled $3,016 and a reduction of $2,727 due to the resignation of a director.

NOTE 5.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is based upon estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known.

A summary of the activity in the allowance for possible loan losses is as follows:

                                           1995          1994          1993
============================================================================
Balance at beginning of year .....       $ 2,630       $ 2,492       $ 3,400
Provision charged to operations...           559         1,014         2,635
Recoveries of charged-off loans...           431           360           466
Loans charged-off ................          (926)       (1,236)       (4,009)
- ----------------------------------------------------------------------------
     Balance at end of year.......       $ 2,694       $ 2,630       $ 2,492
============================================================================


A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of non-accrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms. As of December 31, 1995, the Company's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 are as follows:

                                             Recorded             Valuation
                                            Investment            Allowance
                                            ----------            ---------
Impaired loans -
  Valuation allowance required                $   160              $  115
  No valuation allowance required               1,559                 --
                                              -------              ------
  Total Impaired Loans                        $ 1,719              $  115
                                              =======              ======

This valuation allowance is included in the allowance for possible loan losses in the consolidated balance sheet.

The average recorded investment in impaired loans for the year ended December 31, 1995 was $2,686. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Company did not recognize any interest income on impaired loans for the year ended December 31, 1995.

NOTE 6.  PREMISES AND EQUIPMENT

The net carrying amount of premises and equipment is summarized as follows:

                                                            December 31
                                                       --------------------
                                                        1995          1994
===========================================================================
Land and land improvements .........................   $1,476        $1,457
Building ...........................................    2,503         2,122
Furniture, fixtures and equipment ..................    3,316         2,820
Leasehold improvements .............................    2,038         2,023
- ---------------------------------------------------------------------------
                                                        9,333         8,422
Less accumulated depreciation and amortization .....    3,878         3,165
- ---------------------------------------------------------------------------
                                                       $5,455        $5,257
===========================================================================


NOTE 7.  COMMITMENTS AND CONTINGENCIES

Lease Commitments

Certain Bank facilities are occupied under non-cancelable long-term operating leases which expire at various dates through 2013. Certain lease agreements provide for renewal options and increases in rental payments based upon increases in the consumer price index or the lessor's cost of operating the facility. Minimum aggregate annual lease payments for the remainder of the term are as follows:

================================================================
1996 ...................................................  $  957
1997 ...................................................     740
1998 ...................................................     637
1999 ...................................................     671
2000 ...................................................     709
Thereafter .............................................   4,405
- ----------------------------------------------------------------
      Total lease commitments ..........................  $8,119
================================================================


Net occupancy and equipment expense for 1995, 1994 and 1993 includes approximately $1,106, $992 and $932, respectively, of rental expense for bank facilities.

The Bank leases one of its branches from a director and its headquarters facility from a partnership in which a director has a substantial interest. In management's opinion, the terms of these leases are considered comparable to those which would exist with unaffiliated parties, and aggregate rental payments under these leases totaled $554, $477 and $453, in 1995, 1994 and 1993, respectively, and are included in net occupancy and equipment expense.

Financial Instruments With Off-Balance Sheet Risk

In the ordinary course of the business of meeting the financial needs of its customers, the Company through its banking subsidiary, is party to various financial instruments which are properly not reflected in the consolidated financial statements. These financial instruments include standby letters of credit, unused portions of lines of credit and commitments to extend various types of credit.

These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated financial statements. The Company seeks to limit any exposure of credit loss by applying the same credit underwriting standards it uses for on-balance sheet lending facilities. The following table provides a summary of financial instruments with off-balance sheet risk at December 31, 1995:
                                                                   Contract
                                                                    Amount
==========================================================================
Standby letters of credit ....................................     $ 3,276
Commitments under unused lines of credit .....................      47,661
Outstanding loan commitments .................................      12,737
- --------------------------------------------------------------------------
       Total financial instruments with off-balance sheet risk     $63,674
==========================================================================


Litigation

In the normal course of business, the Company may be a party to various legal proceedings and claims. In the opinion of management, the consolidated financial position or results of operations of the Company will not be materially affected by the outcome of such legal proceedings and claims.

NOTE 8.  BENEFIT PLANS

Stock Option Plan

Under the 1986 Employee Stock Option Plan and the 1994 Employee Stock Option Plan (the "Option Plans") 102,102 and 100,000 shares of common stock, respectively, were available for issuance under the plan to key employees of the Company and its subsidiary.

At the date the options are granted, the exercise price cannot be less than the fair market value of the Company's common stock. The options may not be exercised until one year from the date the options are granted, and expire ten years from such date. The following is a summary of the option transactions which occurred under the Option Plans during 1995, 1994 and 1993.




                                                                     Number of
                                                                      Shares      Price Per Share
==================================================================================================
Balance, December 31, 1992 ......................................     81,488       $5.50 - $22.68
Options granted .................................................     25,400            6.25
Options  canceled ...............................................     (6,372)       6.00 -  22.68
- --------------------------------------------------------------------------------------------------
Balance, December 31, 1993 ......................................    100,516        5.50 -  22.68
Options granted .................................................     18,600            8.75
Options  canceled ...............................................    (25,081)       6.00 -  22.68
Options exercised ...............................................     (2,250)           6.00
- --------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ......................................     91,785        5.50 -  22.68
Options granted .................................................     20,600           13.25
Options  canceled ...............................................     (3,036)       6.00 -  22.68
Options exercised ...............................................     (1,591)       6.00 -   8.75
- --------------------------------------------------------------------------------------------------
Balance, December 31, 1995 (40,100 shares exercisable) ..........    107,758       $5.50 - $22.68
==================================================================================================



The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Plan") reserves 84,000 shares of the Company's common stock for issuance under the plan to members of the Board of Directors of the Company and its subsidiary who are not also employees. At the date the options are granted, the exercise price cannot be less than the fair market value of the Company's common stock. The options may not be exercised until one year from the date the options are granted and expire ten years from such date. The following is a summary of the option transactions which occurred under the Non-Employee Plan during 1995, 1994 and 1993.

                                                                   Number of
                                                                      Shares       Price Per Share
==================================================================================================
Balance, December 31, 1992 ......................................     12,725       $6.00 - $18.09
Options granted .................................................      4,000            7.50
- --------------------------------------------------------------------------------------------------
Balance, December 31, 1993 ......................................     16,725         6.00 - 18.09
Options granted .................................................      8,000            8.00
- --------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ......................................     24,725        6.00  - 18.09
Options granted .................................................      7,000          11.375
Options  canceled ...............................................     (3,025)       6.00  - 18.09
- --------------------------------------------------------------------------------------------------
Balance, December 31, 1995 (21,700 shares exercisable) ..........     28,700       $6.00 - $18.09
==================================================================================================

Dividend  Reinvestment Plan

The Company's Dividend Reinvestment Plan authorizes the sale of 100,000 shares of common stock to stockholders who choose to invest all or a portion of their cash dividends. During 1995, 2,828 shares of common stock were issued through the dividend reinvestment plan. During 1994 and 1993, no shares of common stock were issued through the dividend reinvestment plan.

Retirement Savings Plan

The Company has a retirement savings plan covering substantially all of its employees. Under the Plan, the Company matches 50 percent of the employee's contribution (up to a maximum of three percent of their contribution). The Company's contributions under the Plan were approximately $69, $61 and $59 in 1995, 1994 and 1993, respectively.

The Company and the Bank offer no postretirement or postemployment employee benefits other than those described above.

NOTE 9.  PREFERRED STOCK

On October 16, 1992, the Company issued 776,875 shares of nonvoting Series A 9% cumulative convertible preferred stock. The 9% convertible preferred stock bears a cumulative annual dividend of $.72 per share and is convertible at any time at the option of the holder into one share of common stock, subject to adjustment in certain events. The 9% convertible preferred stock is redeemable at the option of the Company, under certain circumstances, at redemption prices ranging from $9.20 to $8.00 per share plus any accumulated and unpaid dividends to the date fixed for redemption.

Each share of the 9% convertible preferred stock gives the holder thereof the option to purchase one share of common stock for $9.60 per share, subject to adjustment in certain events, until the earlier to occur of October 30, 1997 or the conversion or redemption of the 9% convertible preferred stock. The common stock purchase right is not transferable separately from the 9% convertible preferred stock.

NOTE 10.  EMPLOYEE STOCK OWNERSHIP PLAN

In 1992, the Company's Board of Directors approved the adoption of an Employee Stock Ownership Plan ("ESOP"). The ESOP is a qualified retirement plan for the benefit of eligible employees of the Company and its subsidiary. The ESOP invests primarily in common stock or preferred stock which is convertible into common stock. The assets of the ESOP are held in a trust fund pursuant to a Trust Agreement. The trustees under the Trust Agreement are authorized to invest up to 100% of the trust fund in common stock or convertible preferred stock of the Company. The trustees are also authorized to borrow money for the purpose of purchasing common stock or convertible preferred stock of the Company.

The ESOP purchased directly from the Company 187,500 shares of the 9% convertible preferred stock during the 1992 preferred stock offering. To purchase such shares, the ESOP received a loan from a bank in which a former director of the Company has a substantial interest. The loan bears interest at a fixed annual rate of 9% and is a five year term loan requiring 19 quarterly payments of principal and interest of $57 and a final quarterly balloon payment of the remaining principal and interest. The loan is secured by a pledge of the shares owned by the ESOP. In addition, the Company has guaranteed repayment of the loan and is required to contribute annually to the ESOP an amount sufficient to pay the required debt service on the loan. As part of the lending arrangement, the Company has issued the lending bank a stock purchase warrant to purchase 187,500 shares of the Company's Series B Preferred Stock.

The Accounting Standards Division of the American Institute of Certified Public Accountants issued Statement of Position 93-6 (SOP 93-6), Employers' Accounting for Employee Stock Ownership Plans, in November 1993. SOP 93-6 requires accounting for ESOPs under the shares allocated method for shares purchased by the ESOPs after December 31, 1992. Application of the guidance in this SOP may be elected, and is encouraged, for shares acquired by ESOPs on or before December 31, 1992. The Company elected to adopt this statement in 1995 with retroactive application, as required, effective January 1, 1994.

 A summary of dividends and expenses for the ESOP follows:

                                             December 31,
                                        ----------------------
                                          1995           1994
                                        --------       --------
        Compensation expense            $ 196           $ 104
        Interest expense                  115             123
        Dividends -
          Allocated shares                 17               8
          Unallocated shares              118             127

In 1993, the Company reported compensation expense of $95 which is equal to the ESOP debt principal repayments less dividends received by the ESOP. Interest incurred on the ESOP debt of $132 in 1993 was not recorded by the Company. Dividends paid on ESOP shares were reflected as a reduction of retained earnings and all ESOP shares were considered outstanding for earnings per share computations.

All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees based on the proportion of debt service paid in the year. Debt of the ESOP is recorded as debt of the Company and the shares pledged as collateral are reported as unearned ESOP preferred stock in the balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of ESOP debt and related accrued interest. During 1993, 176,377 shares of preferred stock were considered outstanding for earnings per share purposes that are no longer considered outstanding 1995 and 1994.

The ESOP preferred shares as of December 31, 1995 and 1994 are as follows:

                                                      1995            1994
                                                   ----------      ----------
Allocated shares, beginning of year                   24,100          11,123
Shares released for allocation on December 31         14,202          12,977
Unearned shares, at end of year                      149,085         163,400
                                                  ----------      ----------
Total ESOP preferred shares                          187,387         187,500
                                                  ----------      ----------
Fair value of unearned shares at December 31      $2,348,000      $1,797,000
                                                  ==========      ==========

During 1995, 113 shares were withdrawn from the ESOP.

NOTE 11.  INCOME TAXES

The current and deferred amounts of Federal income tax expense are as follows:

                                                                       Year Ended December 31
                                                                 ---------------------------------
                                                                   1995        1994         1993
==================================================================================================
Current ....................................................      $1,619         $594         $141
Deferred ...................................................        (308)         229          143
- --------------------------------------------------------------------------------------------------
                                                                  $1,311         $823         $141
==================================================================================================

A reconciliation of the Federal income tax provision to the applicable statutory Federal income tax rate is as follows:

                                                                       Year Ended December 31
                                                                 ---------------------------------
                                                                   1995        1994         1993
==================================================================================================
Income before income taxes .................................     $ 4,361      $ 2,506      $ 1,493
Tax expense at statutory rate ..............................       1,483          852          508
Increase (decrease) in Federal income tax resulting from:
      Tax-exempt interest ..................................         (48)         (25)         (24)
      Reduction of valuation allowance on deferred tax asset        (124)          --         (346)
      Other, net ...........................................          --           (4)         146
- --------------------------------------------------------------------------------------------------
                                                                 $ 1,311      $   823      $   284
==================================================================================================

The components of the net deferred tax asset (liability) at December 31, 1995 and 1994 are as follows:

                                                                 Year Ended December 31
                                                               --------------------------
                                                                   1995            1994
=========================================================================================
Allowance for possible loan losses ....................           ($302)           ($172)
Depreciation ..........................................             149              (31)
Other, net ............................................              --               35
Federal tax operating loss carryforwards ..............              --               --
Federal MAT credit carryforward .......................              --              403
- -----------------------------------------------------------------------------------------
Total .................................................            (153)             235
Valuation allowance ...................................              --             (124)
- -----------------------------------------------------------------------------------------
                                                                   (153)             111
Unrealized (gain) loss on securities available for sale            (161)              74
- -----------------------------------------------------------------------------------------
                                                                  ($314)           $ 185
=========================================================================================


The Company recorded a valuation allowance of $124 thousand against its net deferred tax asset at December 31, 1994. During 1995, this valuation allowance was reversed as the Company believes its income levels have fully stabilized and it is more likely than not that the Company will realize the benefit of its deferred tax asset.

NOTE 12.  CAPITAL REQUIREMENTS

The Bank's regulators have classified and defined bank capital into the following components: (1) Tier I capital which includes intangible stockholders' equity for common stock and certain perpetual preferred stock and (2) Tier II capital which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital. The Company's regulators have implemented risk-based capital guidelines which require a bank to maintain certain minimum capital as a percent of such bank's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). The regulatory minimum Tier I and combined Tier I and Tier II capital ratios are 4.0% and 8.0%, respectively. In addition to the risk-based capital requirements, a bank is also required by its regulators to maintain a certain level of Tier I capital as a percent of average tangible assets (leverage ratio).

The following table reflects the Company and the Bank's capital ratios as of December 31, 1995:

The following table reflects capital ratios as of December 31, 1995:

                                                                 Required Regulatory
                                                     Actual       Capital Ratios (%)
=====================================================================================
Company
Tier I leverage capital ..........................    5.76%         4.00% to 5.00%
Risk-based capital
        Tier I ...................................   10.70               4.00
        Total (Tier I and Tier II) ...............   11.95               8.00

Bank
Tier I leverage capital ..........................    6.10%         4.00% to 5.00%
Risk-based capital
        Tier I ...................................   11.29               4.00
        Total (Tier I and Tier II) ...............   12.54               8.00
=====================================================================================





The Federal Reserve Board (FRB) also stipulates certain capital requirements for the Company and the Bank. In the opinion of management, the Company's leverage capital ratio of 5.76% and the Bank's leverage capital ratio of 6.10% at December 31, 1995, are in excess of the FRB's minimum requirements for such ratios.

NOTE 13.  OTHER EXPENSES

Other non-interest expense for the years ended December 31, 1995, 1994 and 1993 consists of the following:

                                                    1995           1994          1993
======================================================================================
Foreclosed real estate expense .................. $  425          $  491        $  625
FDIC insurance assessment .......................    339             643           644
Legal fees (a) ..................................    259             360           502
Audit and regulatory expenses ...................    104             221           379
Credit reports ..................................    195             172           298
Other ...........................................  2,457           1,869         1,652
- --------------------------------------------------------------------------------------
                                                  $3,779          $3,756        $4,100
======================================================================================

(a) The Bank paid a total of $119, $135, and $192 in legal fees to a law firm of which a director is a partner during the years ended December 31, 1995, 1994, and 1993, respectively.




NOTE 14.  RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS

Certain bank regulatory limitations exist on the availability of subsidiary bank undistributed net assets for the payment of dividends to the Company without the prior approval of the bank regulatory authorities.

Under New Jersey State Law dividends may be paid only if capital would remain unimpaired and remaining surplus would be no less than 50% of capital stock. In addition to these statutory restrictions, the subsidiary bank is required to maintain adequate levels of capital. At December 31, 1995, $4,522 was available under the most restrictive limitations for the payment of dividends to the Company.

NOTE 15.  INDEPENDENCE BANCORP, INC.
Financial Statements of Parent Company Only


                                                                                    December 31
                                                                            ---------------------------
CONDENSED BALANCE SHEETS                                                        1995            1994
=======================================================================================================
Assets:
     Deposits in subsidiary .............................................    $   124            $   143
     Other assets .......................................................        205                 44
     Investment in subsidiary ...........................................     19,594             16,674
- -------------------------------------------------------------------------------------------------------
           Total Assets .................................................    $19,923            $16,861
=======================================================================================================
Liabilities and Stockholders' Equity:
     Employee Stock Ownership Plan (ESOP) Debt ...........................   $ 1,194            $ 1,307
     Other liabilities ...................................................       102                142
     Stockholders' equity ................................................    18,627             15,412
- -------------------------------------------------------------------------------------------------------
           Total liabilities and stockholders' equity ....................   $19,923            $16,861
=======================================================================================================

                                                                             Year Ended December 31
                                                                       --------------------------------
CONDENSED STATEMENTS OF INCOME                                           1995       1994          1993
=======================================================================================================
Dividends from subsidiary ..........................................    $  816     $  717       $  517
Expenses:
     Interest expense - ESOP loan ..................................       115        123           --
     General and administrative expenses ...........................       296        182          162
- ------------------------------------------------------------------------------------------------------
Income before income taxes .........................................       405        412          355
Income tax benefit .................................................       139         77           32
- ------------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiary .........       544        489          387
Equity in undistributed income of subsidiary .......................     2,506      1,194          822
- ------------------------------------------------------------------------------------------------------
Net income .........................................................    $3,050     $1,683       $1,209
======================================================================================================

                                                                                Year Ended December 31
                                                                       ---------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS                                       1995          1994             1993
==============================================================================================================
Cash flows from operating activities:
Net income .........................................................    $3,050         $1,683          $1,209
Less equity in undistributed income of subsidiary ..................    (2,506)        (1,194)           (822)
(Increase) decrease in other assets ................................      (161)           (44)             21
Decrease in other liabilities ......................................       (40)          (136)             (5)
Other, net .........................................................        18             --              --
- --------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities ..........................       361            309             403
- --------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Dividends paid - preferred .........................................      (441)          (432)           (559)
Dividends paid  - common ...........................................       (99)            --              --
Issuance of common stock ...........................................        47             14              --
Principal payment on ESOP debt .....................................       113            104              61
- --------------------------------------------------------------------------------------------------------------
Net cash used in financing activities ..............................      (380)          (314)           (498)
- --------------------------------------------------------------------------------------------------------------
Net change in cash .................................................       (19)            (5)            (95)
Cash at beginning of year ..........................................       143            148             243
- --------------------------------------------------------------------------------------------------------------
Cash at end of year ................................................    $  124         $  143          $  148
==============================================================================================================

NOTE 16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. In cases where the quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Those techniques are significantly affected by the assumptions used, including the discount rate and estimated future cash flows, and judgments regarding expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates involve uncertainties and are subjective in nature, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are determined for on- and off-balance sheet financial instruments, without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Tax implications related to the realization of the unrealized gains and losses have a significant effect on fair value estimates and have not been considered in any of the estimates.

Reasonable comparability between financial institutions may not be likely due to the various valuation techniques permitted and numerous estimates which must be made given the absence of secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectively of these estimated fair values.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and cash equivalents, and accrued interest receivable:
- -----------------------------------------------------------

The carrying amounts for cash and cash equivalents and accrued interest receivable approximate fair value.

Securities:
- -----------

The fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans:
- ------

The fair values of loans are estimated by discounting future cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits:
- ---------

The fair value of demand and savings deposits are equal to the carrying amounts reported in the consolidated financial statements. For certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar maturities.

Standby letters of credit and commitments to extend credit:
- -----------------------------------------------------------

These off-balance sheet instruments are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding, therefore, the fair values of these items are substantially similar to the related notional amounts.

The carrying values and estimated fair values of the Bank's financial statements are as follows:



                                                                                 December 31
- ------------------------------------------------------------------------------------------------------------------------
                                                              1995                                1994
- ------------------------------------------------------------------------------------------------------------------------
                                                             Carrying     Estimated           Carrying       Estimated
                                                              Amount      Fair Value           Amount        Fair Value
========================================================================================================================
Financial Assets:
     Cash and cash equivalents .............................  $38,911      $38,911             $30,736         $30,736
     Securities available for sale .........................   46,366       46,366               3,451           3,451
     Securities held to maturity ...........................   90,297       90,326             112,418         104,364
     Loans, net ............................................  139,800      143,944             127,828         127,333
     Accrued interest receivable ...........................    2,759        2,759               1,890           1,890

Financial liabilities:
     Deposits ..............................................  304,346      304,882             265,432         265,519
     Accrued interest payable ..............................      458          458                 345             345
========================================================================================================================

There is no material difference between the notional amount and the estimated fair value of off-balance sheet unfunded loan commitments and standby letters of credits which totaled $60,398 and $3,276, respectively, at December 31, 1995 and $50,089 and $2,423 as of December 31, 1994, respectively.

NOTE 17.  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following quarterly financial information for the two years ended December 31, 1995 is unaudited. However, in the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for the periods, are reflected. Results of operations for the periods are not necessarily indicative of the results of the entire year or any other interim period.




                                                                      Three Months Ended
- ---------------------------------------------------------------------------------------------------------------
1995                                                       March 31      June 30   September 30     December 31
================================================================================================================
Total interest income ...................................   $4,894         $5,198      $5,232          $5,387
Net interest income......................................    3,522          3,687       3,705           3,675
Provision for possible loan losses ......................      180            160         140              79
Net income ..............................................      549            700         831             970
Net income per share - primary ..........................   $   31         $  .42      $  .44          $  .64*
Net income per share - fully diluted ....................   $   26         $  .33      $  .35          $  .47*
- ----------------------------------------------------------------------------------------------------------------
1994
- ----------------------------------------------------------------------------------------------------------------
Total interest income ...................................   $3,927         $4,167      $4,379          $4,600
Net interest income......................................    2,901          3,092       3,237           3,233
Provision for possible loan losses ......................      250            250         250             264
Net income ..............................................      401            431         456             395
Net income per share - primary ...........................  $   20         $  .22      $  .24          $  .28
Net income per share - fully diluted .....................  $   19         $  .20      $  .21          $  .28
================================================================================================================


* The Company adopted the AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans", in December 1995 (See Note
   10). The required adjustments and per share effect have been reflected in the fourth quarter of 1995 and 1994 since the effect on interim quarters would not be significantly different from amounts previously reported.

INDEPENDENCE BANCORP, INC. and SUBSIDIARY
Consolidated Balance Sheet (unaudited)


                                                                                 March 31,
(In thousands, except share data)                                                   1996
- ---------------------------------------------------------------------------------------------
Assets
Cash and due from banks...................................................          $ 18,281
Interest bearing deposits in other banks..................................             4,073
Federal funds sold........................................................            21,365
- ---------------------------------------------------------------------------------------------
    Cash and cash equivalents.............................................            43,719
- ---------------------------------------------------------------------------------------------
Securities
    Available for sale, at market.........................................            36,744
    Held to maturity, at cost (market value $100,112 and $90,326).........           101,557
- ---------------------------------------------------------------------------------------------
        Total securities..................................................           138,301
Loans
    Commercial............................................................            27,321
    Real estate-construction..............................................             4,811
    Real estate-commercial................................................            49,122
    Real estate-residential...............................................            31,233
    Installment...........................................................            36,305
- ---------------------------------------------------------------------------------------------
        Total loans.......................................................           148,792
Less:
    Allowance for possible loan losses....................................             2,805
- ---------------------------------------------------------------------------------------------
        Loans, net........................................................           145,987
- ---------------------------------------------------------------------------------------------
Premises and equipment, net...............................................             5,593
Accrued interest receivable...............................................             3,023
Other real estate, net....................................................             1,381
Other assets..............................................................               385
- ---------------------------------------------------------------------------------------------
    Total assets..........................................................          $338,389
=============================================================================================
Liabilities and Stockholders' Equity
Deposits
    Demand (non-interest bearing).........................................            76,955
    Money market, NOW, and super NOW......................................           101,267
    Savings...............................................................            65,619
    Time certificates of $100,000 or more.................................            19,532
    Other time certificates...............................................            53,504
- ---------------------------------------------------------------------------------------------
        Total deposits....................................................           316,877
Other liabilities.........................................................             1,370
Employee Stock Ownership Plan (ESOP) debt.................................             1,137
- ---------------------------------------------------------------------------------------------
    Total liabilities.....................................................           319,384
- ---------------------------------------------------------------------------------------------
Commitments and Contingencies.............................................
Stockholders' equity......................................................
Preferred stock, no par value, 1,000,000 shares authorized................
Cumulative convertible preferred stock, 9% Series A, $1.00 par value,
    776,875 issued and outstanding (liquidation value - $6,215)...........               777
Nonconvertible preferred stock, Series B, $1.00 stated value,
    authorized 217,500 shares, non issued.................................                --
Common stock, par value $1.867 per share, 5,000,000 authorized;
    1,315,329 issued and outstanding......................................             2,193
Additional paid-in capital................................................            12,946
Retained earnings.........................................................             4,206
Net unrealized holding gain on securities available for sale, net
    of income taxes.......................................................                17
Unearned ESOP preferred stock.............................................           (1,134)
- ---------------------------------------------------------------------------------------------
    Total stockholders' equity............................................            19,005
- ---------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity............................          $338,389
=============================================================================================

    The accompanying notes to consolidated financial statements are an integral part of these statements.

INDEPENDENCE BANCORP, INC. and SUBSIDIARY
Consolidated Statements of Income (unaudited)



                                                                            Three Months Ended
                                                                                 March 31,
                                                                   -------------------------------------
(In thousands, except share data)                                        1996                1995
- --------------------------------------------------------------------------------------------------------
Interest Income:
    Loans.....................................................           $  3,248            $  2,968
    Securities
        Taxable...............................................              1,830               1,682
        Tax-exempt............................................                 55                   4
    Deposits with banks.......................................                118                  80
    Federal funds sold........................................                195                 160
- --------------------------------------------------------------------------------------------------------
        Total interest income.................................              5,446               4,894
- --------------------------------------------------------------------------------------------------------
Interest expense:
    Interest on deposits......................................              1,559               1,372
    Interest on ESOP loan.....................................                 27                  --
- --------------------------------------------------------------------------------------------------------
        Total interest expense................................              1,586               1,372
- --------------------------------------------------------------------------------------------------------
        Net interest income...................................              3,860               3,522
Provision for possible loan losses............................                120                 180
- --------------------------------------------------------------------------------------------------------
    Net interest income after provision
        for possible loan losses..............................              3,740               3,342
- --------------------------------------------------------------------------------------------------------
Non-Interest Income:
    Service charges on deposit accounts.......................                323                 305
    Gain on sale of securities................................                254                  --
    Other income..............................................                213                 193
- --------------------------------------------------------------------------------------------------------
                                                                              790                 498
- --------------------------------------------------------------------------------------------------------
Non-Interest Expense:
    Salaries and employee benefits............................              1,592               1,340
    Occupancy.................................................                391                 378
    Equipment.................................................                266                 257
    Other expenses............................................              1,006               1,044
- --------------------------------------------------------------------------------------------------------
                                                                            3,255               3,019
- --------------------------------------------------------------------------------------------------------
    Income before income taxes................................              1,275                 821
    Income tax provision......................................                432                 272
- --------------------------------------------------------------------------------------------------------
Net Income                                                                    843                 549
    Dividends on preferred stock..............................                113                 140
- --------------------------------------------------------------------------------------------------------
    Net income applicable to common stock.....................            $   730             $   409
========================================================================================================
Net Income Per Common Share
    Primary...................................................             $    .47            $    .31
    Fully Diluted.............................................                  .39                 .26
========================================================================================================
Average Common Shares Outstanding
    Primary...................................................          1,560,722           1,321,282
    Fully Diluted.............................................          2,187,796           2,112,224
========================================================================================================





    The accompanying notes to consolidated financial statements are an integral part of these statements.

INDEPENDENCE BANCORP, INC. and SUBSIDIARY
Consolidated Statements of Cash Flows (unaudited)


                                                                                 Three Months Ended
                                                                                      March 31,
                                                                        -------------------------------------
(In thousands)
Cash Flows From Operating Activities:                                         1996                1995
- -------------------------------------------------------------------------------------------------------------
Net Income.........................................................          $    843              $   549
- -------------------------------------------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Provision for possible loan losses.................................               120                  180
Depreciation of bank premises and equipment........................               176                  187
Net amortization and accretion on securities.......................              (36)                   70
Provision for possible losses on other real estate.................                --                  140
Loss on sale of other real estate..................................                 4                    3
Gain on sale of residential mortgage loans and
 related servicing rights..........................................               (2)                  (4)
Net loan (charge-offs) recoveries..................................               (9)                   12
Net gain on sale of securities available for sale..................             (254)                   --
Increase in accrued interest receivable............................             (263)                (525)
(Increase) decrease in other assets................................              (16)                   27
Increase in other liabilities......................................               350                  356
- -------------------------------------------------------------------------------------------------------------
 Total Adjustments.................................................                70                  446
- -------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities..........................               913                  995
- -------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Proceeds from maturities of securities:
 Available for sale................................................             2,226                   54
 Held for maturity.................................................             5,454                3,119
Purchase of securities:
 Available for sale................................................           (4,551)              (2,872)
 Held for maturity.................................................          (13,387)              (3,896)
Sale of securities available for sale..............................             8,547                   --
Net increase in loans..............................................           (6,657)              (4,447)
Sale of other real estate..........................................               159                  438
Capital expenditures...............................................             (314)                (406)
- -------------------------------------------------------------------------------------------------------------
Net cash used in investing activities..............................           (8,503)              (8,010)
- -------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Net increase in deposit accounts...................................            12,531               17,714
Principal payments on ESOP debt....................................                30                   27
Proceeds from the issuance of common stock.........................                32                   --
Dividends paid on common stock.....................................              (82)                   --
Dividends paid on preferred stock..................................             (113)                (140)
- -------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities..........................            12,398               17,601
- -------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents...............             4,808               10,586
Cash and cash equivalents, beginning of year.......................            38,911               30,736
- -------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year.............................           $43,719              $41,322
- -------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
 Interest..........................................................          $  1,587             $  1,372
 Income taxes......................................................                --                  175
Noncash investing activities:
 Loans transferred to other real estate............................               300                  165
 (Increase) decrease - market valuation of securities
     available for sale............................................               415                   71
 Securities transferred from held to maturity to available for sale                --                   --
- -------------------------------------------------------------------------------------------------------------


 The accompanying notes to consolidated financial statements are an integral part of these statements.

                          INDEPENDENCE BANCORP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)



Note 1.  Basis of Presentation

         The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, it is suggested that the accompanying unaudited consolidated financial statements be read in conjunction with the financial statements and notes thereto included in Independence Bancorp, Inc.'s (the Company) December 31, 1995 Annual Report to Shareholders. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments of a normal recurring nature necessary to present fairly the Company's financial position as of March 31, 1996, the results of its operations for the three months then ended, and cash flows for the first three months of 1996. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

Note 2.  Summary of Significant Accounting Policies:

Principles of consolidation

         The consolidated financial statements of Independence Bancorp,Inc. include the accounts of the Company and its wholly-owned subsidiary, Independence Bank of New Jersey (the Bank). All significant intercompany accounts and transactions have been eliminated.

Securities

         The Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS
115), effective January 1, 1994. SFAS 115 requires the Company to classify its securities as: (1) held to maturity, (2) available for sale, and (3) trading.

         Securities held to maturity consist of debt securities that management intends to, and the Company has the ability to, hold until maturity. Such securities are stated at cost, adjusted for amortization of premium and accretion of discount.

         Securities available for sale consist of debt and equity securities that are not intended to be held to maturity and are not held for trading. Securities available for sale are reported at fair value, with unrealized gains and losses credited or charged, net of tax effect, directly to stockholders' equity. Realized gains and losses on securities available for sale are determined on a specific identification basis.

         The Company has not classified any of its securities as trading.

Loans

         Substantially all loans classified as commercial loans are at least partially secured by real estate. Loans are stated at their principal amount outstanding, net of any unearned income and net of loan origination fees and costs. Nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the loans' yield. The Bank does not accrue interest on any loan when factors indicate collectibility is doubtful. In general, the accrual of interest is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, interest credited to income in the current year is reversed, and interest accrued in the prior year is charged to the allowance for possible loan losses. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest. Nonaccrual loans are returned to accrual status when interest is received on a current basis and other factors indicating doubtful collection cease.

Allowance for possible loan losses

         The allowance for possible loan losses is maintained at a level believed by management to be adequate to meet reasonably foreseeable loan losses on the basis of many factors including the risk characteristics of the portfolio, underlying collateral, current and anticipated economic conditions that may affect the borrower's ability to pay, specific problem loans, and trends in loan delinquencies and charge-offs. Possible losses on loans are provided for under the allowance method of accounting. The allowance is increased by provisions charged to earnings and reduced by loan charge-offs, net of recoveries. Loans are charged-off in whole or in part when, in management's opinion, collectibility is not probable.

         While management uses available information to establish the allowance for possible loan losses, future additions to the allowance may be necessary if economic developments differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Other Real Estate

         Other real estate is comprised of commercial and residential real estate properties acquired in partial or total satisfaction of problem loans. Other real estate is carried at the lower of fair value, as determined by current appraisals, less estimated costs to sell, or the recorded investment in the loan on the property. Losses identified at the time of acquisition of such properties are charged against the allowance for possible loan losses. Subsequent write-downs that may be required to the carrying value of these assets and losses realized from asset sales are charged to other operating expenses. Costs of holding such property are charged to expense as incurred. Gains, to the extent allowable, realized on the disposition of these properties are included in other operating income.

Net Income per common share

         Primary net income per common and common equivalent shares, after preferred dividends, is based on the weighted average common shares and common share equivalents, including stock options and warrants outstanding during the year, adjusted for the effect of subsequent common stock dividends and after adjustment for the elimination of dividends paid on unallocated shares of the ESOP Plan. Fully diluted income per share is based on the weighted average number of common and common equivalent shares outstanding adjusted for shares issuable upon conversion of preferred stock and the elimination of dividends paid on unallocated shares of the ESOP Plan.

Note 3.  Commitments and Contingent Liabilities

         In the normal course of business, there are outstanding various legal proceedings, commitments and contingent liabilities, such as guarantees and commitments to extend credit which are not reflected in the accompanying financial statements. At March 31, 1996 standby letters of credit were approximately $3,568,000. In addition, the Company has committed $27,633,000 for home equity loans; $24,764,000 for commercial and residential real estate loans; $10,632,000 for commercial lines of credit and $6,132,000 for all other commitments.

         In the judgment of management, the financial position or results of operations of the Company will not be materially adversely affected by the outcome of any present legal proceedings or other commitments and contingent liabilities.



==============================================================   ==============================================================



No dealer, salesperson or any other individual has been
authorized to give any information or make any                                         1,523,750 Shares
representations not contained in this Prospectus in
connection with the offering covered by this Prospectus.
If given or made, such information or representations
must not be relied upon as having been authorized by
the Company or the Purchaser.   This Prospectus does
not constitute an offer to sell, or a solicitation of an                           INDEPENDENCE BANCORP, INC.
offer to buy the Common Stock in any jurisdiction
where, or to any person to whom, it is unlawful to make
such offer or solicitation.  Neither the delivery of this
Prospectus nor any sale made hereunder shall, under                                       Common Stock
any circumstances, create an implication that there has
not been any change in the facts set forth in this
Prospectus or in the affairs of the Company since the date hereof.
                      ----------------


                      TABLE OF CONTENTS                                                   PROSPECTUS
                                                         Page

Available Information....................................
Incorporation of Certain Documents by Reference..........
Prospectus Summary.......................................
Alternatives Available to Holders of
     Series A Preferred Stock............................
Selected Consolidated Financial Information..............
Risk Factors.............................................
Use of Proceeds..........................................
Capitalization...........................................
Price Range of Common Stock..............................                         Janney Montgomery Scott Inc.
Dividends................................................
Management's Discussion and Analysis
     of Financial Condition and
     Results of Operations..............................
Business.................................................
Supervision and Regulation...............................
Management...............................................
Principal Stockholders...................................
Description of Securities................................
Redemption of Series A Preferred Stock...................                                  July [ ], 1996
Certain Federal Income Tax Consequences..................
Standby and Other Arrangements...........................
Legal Matters............................................
Experts..................................................
Index to Consolidated Financial Statements...............

==============================================================   ==============================================================


              PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

          The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby are as follows:

                                                                     Amount
                                                                ---------------

Securities and Exchange Commission Registration Fee........       $   7,233
Printing and Engraving Expenses............................          15,000
Accounting Fees and Expenses...............................          60,000
Legal Fees and Expenses....................................         100,000
Blue Sky Qualification Fees and Expenses...................           5,000
Transfer Agent.............................................           7,500
Miscellaneous..............................................          14,267
                                                                ---------------
         Total.............................................         209,000
                                                                ===============
- ------------------

Item 15.          Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act provides, in substance, that New Jersey corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents against their expenses and liabilities in connection with any proceedings brought against them and against their expenses in connection with any proceeding by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents.

         Article VI of the Company's by-laws, filed an Exhibit hereto, provides as follows:


ARTICLE VI.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS.

         Section 601. The Company shall, to the fullest extent now or hereafter permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, as amended from time to time, indemnify any director or officer of the Company.

         The Board of Directors, by resolution adopted in each specific instance, may similarly indemnify any person other than a director or officer of the Company for liabilities incurred by him in connection with services rendered by him at the request of the Company or any of its subsidiaries.

         The provisions of this section shall be applicable to all actions, suits or proceedings commenced after its adoption, whether such arise out of acts or omissions which occurred prior to or subsequent to such adoption and shall continue as to a person who has ceased to be a director or officer or to render services at the request of the company and shall inure to the benefit of the heirs, executors and administrators of such a person. The rights of indemnification provided for herein shall not be deemed the exclusive rights to which any director, officer, employee or agent of the company may be entitled.

         Section 602. The Corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court of the county in which the registered office of the Corporation is located or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 603. The indemnification provided for in the preceding sections shall be paid by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or other agent is proper under the circumstances because he has met the applicable standard of conduct set forth in each section, this determination to be made by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or in any other manner authorized by law which the Board of Directors shall direct; provided, however, that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any such suit, action or proceeding, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 604. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 603 of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall be ultimately determined that he is entitled to be indemnified by the corporation as authorized in this Article.

         Section 605. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 606. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

Item 16.              Exhibits and Financial Statement Schedules.

        (a)           Exhibits

Exhibit No.           Description

      *1.1            Form of Standby Agreement between the Company and Janney Montgomery Scott Inc.

      *3.1            Certificate of Incorporation of the Company, as amended.

      *3.2            Bylaws of the Company, as amended.

      *5.1            Opinion of Blank Rome Comisky & McCauley.

       8.1            Tax Opinion of Blank Rome Comisky & McCauley.

      23.1            Consent of Arthur Andersen LLP.

      23.2            Consent of Blank Rome Comisky & McCauley (included in Exhibits 5.1 and 8.1).

     *24.1            Power of Attorney (included on the signature page of Part II of this Registration
                      Statement).

     *27.1            Financial Data Schedule.

      99.0            Transmittal Documents.


- ---------------

         * Previously filed.

         (b)  Financial Statement Schedules

          Not applicable.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration sttement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorprorated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to supplement the prospectus after the expiration of the redemption period, to set forth the results of the redemption offer, the transactions by the underwriters during the redemption period, the amount of securities to be purchased by the underwriters and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramsey, New Jersey, on this 10th day of July, 1996.


                          INDEPENDENCE BANCORP, INC.


                           By:/s/James R. Napolitano
                         James R. Napolitano, Chairman
                                 of the Board


                                                POWER OF ATTORNEY


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on July 10, 1996.


           Signature                                  Capacity
- ---------------------------------         -------------------------------------


/s/James R. Napolitano
- ---------------------------            Chairman of the Board (Principal
   James R. Napolitano                 Executive Officer)


/s/A. Roger Bosma
- ---------------------------            President and Director
   A. Roger Bosma


/s/Kevin J. Killian
- ---------------------------            Executive Vice President and Chief
   Kevin J. Killian                    Financial Officer (Principal Financial
                                       Officer and Principal Accounting
                                       Officer)

         *                             Director
- ---------------------------
   Joseph LoScalzo

         *                             Director
- ---------------------------
   Esko J. Koskinen



         *                             Director
- ---------------------------
   William F. Dator


         *                             Director
- ---------------------------
   Julius J. Franchini


         *                             Director
- ---------------------------
   Robert F. Frasco



         *                             Director
- ---------------------------
   Robert O. Hagman


         *                             Director
- ---------------------------
   Joseph A. Haynes


*By:/s/Kevin J. Killian
- ---------------------------
      Kevin J. Killian
      Attorney-in-Fact